Pursuant to Rule 424(b)(3)

Registration No. 333-148384

This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 5, 2008

Preliminary Prospectus Supplement

(To Prospectus dated February 5, 2008)

$100,000,000

Flotek Industries, Inc.

    % Convertible Senior Notes due 2028

We are offering $100.0 million aggregate principal amount of our     % Convertible Senior Notes due 2028. The notes will bear interest at a rate of      % per annum to, but excluding, February 15, 2028. Interest on the notes will accrue from February     , 2008. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2008. We will also pay contingent interest to holders of the notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on February 15, 2013, if the trading price of a note is above a specified level during specified periods, as described in this prospectus supplement.

Holders may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) if the last reported sale price of our common stock reaches a specified threshold over a specified time period; (2) if the trading price of the notes is below a specified threshold for a specified time period; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this prospectus supplement. Holders may also convert their notes at their option at any time beginning on January 15, 2028, and ending at the close of business on the second business day immediately preceding the maturity date.

The conversion rate will be             per $1,000 principal amount of notes (equal to a conversion price of approximately $             per share), subject to adjustment. Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock determined as set forth in this prospectus supplement, or (2) a combination of cash and shares of our common stock, if any, as described herein.

In addition, following certain corporate transactions that also constitute a fundamental change (as defined in this prospectus supplement), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.

On or after February 15, 2013, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest) to, but not including, the redemption date.

Subject to certain conditions described in this prospectus supplement, holders may require us to purchase all or a portion of their notes on each of February 15, 2013, February 15, 2018 and February 15, 2023. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest) to, but excluding, the purchase date.

The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by our subsidiaries named in this prospectus supplement. The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. The notes and our subsidiary guarantees will be effectively subordinated to all of our secured indebtedness and that of our subsidiary guarantors, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness.

Concurrently with this offering of notes, we are offering, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and by means of a separate prospectus supplement, up to 3,800,000 shares of our common stock, all of which are being borrowed by an affiliate of Bear, Stearns & Co. Inc., the underwriter in this offering. We will not receive any proceeds of that offering of common stock. See “Description of Share Lending Agreement” and “Underwriting” on pages S-89 and S-98, respectively, of this prospectus supplement. The delivery of the notes is contingent upon the delivery of such shares of common stock pursuant to the share lending agreement. We expect to make delivery of such shares concurrently with the closing of this offering.

We have applied to list the notes on the New York Stock Exchange. No assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the notes, or the liquidity or trading market for the notes. Our common stock is traded on the New York Stock Exchange under the symbol “FTK.” The last reported sale price of our common stock on the New York Stock Exchange on February 4, 2008 was $21.55 per share.

Investing in the notes involves risks. See “ Risk Factors”

beginning on page S-16 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Price: 100% Plus Accrued Interest, if any, from February    , 2008.

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Flotek Industries, Inc.
Per note		%		%		%
Total	$		$		$

We have also granted to the underwriter named in this prospectus supplement an option to purchase, within a period of 13 days beginning with the date we first issue the notes, up to an additional $15.0 million principal amount of notes solely to cover over-allotments.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is February     , 2008.

Prospectus Supplement

Prospectus

The Company	1
About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Information By Reference	1
Cautionary Statement Regarding Forward-Looking Statements	2
Risk Factors	4
Use of Proceeds	14
Ratios of Earnings to Fixed Charges	14
Description of Debt Securities	15
Description of Guarantees of Debt Securities	25
Description of Capital Stock	25
Description of Depositary Shares	27
Description of Warrants	29
Plan of Distribution	31
Legal Matters	33
Experts	33

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer of the securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-13270) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•

the description of our common stock contained in our registration statement on Form 8-A dated December 26, 2007 including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

our Current Reports on Form 8-K filed on each of January 10, 2007, January 17, 2007, March 13, 2007, March 20, 2007, May 1, 2007, May 9, 2007, June 20, 2007, August 2, 2007, September 7, 2007, November 1, 2007, November 20, 2007 and January 29, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this

S-i

prospectus supplement and prior to the time that all the securities have been issued as described in this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Flotek Industries, Inc.

Attention: Glenn Neslony

Director of Financial Reporting

2930 West Sam Houston Parkway North, Suite 300

Houston, Texas 77043

(713) 849-9911

We also maintain a website at http://www.flotekind.com. However, the information on our website is not part of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus supplement, our filings with the SEC and our public releases, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus supplement and elsewhere in or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent SEC filings and those factors summarized below:

•	the demand for our products and services;

•	the competitive environment in our industry;

•	the volatility of oil and gas prices;

•	the regulatory framework in which we operate our business;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	our ability to successfully integrate the operations of our strategic acquisitions into our existing operations and achieve anticipated synergies; and

•	implementation of our business strategy.

S-ii

Although we believe that the forward-looking statements contained in this prospectus supplement are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Important factors that may affect our expectations, estimates or projections include:

•	the effects of our acquisitions on our business;

•	a decline in or substantial volatility of oil and gas prices, and any related changes in expenditures by our customers;

•	changes in customer requirements in markets or industries we serve;

•	competition within our industry;

•	general economic and market conditions;

•	our access to current or future financing arrangements and the higher cost of our senior credit facility if interest rates rise;

•	our ability to replace or add workers at economic rates; and

•	environmental and other governmental regulations.

New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights relevant information contained elsewhere in or incorporated by reference in this prospectus supplement and may not contain all of the information that you should consider before investing in the notes. For a more complete understanding of this offering, you should read this entire prospectus supplement and the documents incorporated by reference in this prospectus supplement. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference in this prospectus supplement and the matters discussed under “Risk Factors.” In this prospectus supplement, the “Company,” “we,” “our” and “us” refer to Flotek Industries, Inc., the issuer of the notes, and its subsidiaries, unless otherwise indicated. References to “Flotek” are to Flotek Industries, Inc., the issuer of the notes, and not to any of its subsidiaries.

Our Company

We are a technology driven global supplier of drilling and production related products and services to the energy and mining industries. Our core focus is oilfield specialty chemicals and logistics, downhole drilling tools and downhole production tools. We offer our products and services through both our own sales force and through independent representatives. Our major customers include leading oilfield service providers, major and independent oil and gas exploration and production companies, and onshore and offshore drilling contractors. Our products and services help our customers drill wells more efficiently, increase production from existing wells and decrease well operating costs. Many of our products and services are specifically applicable to drilling and production from unconventional reservoirs, such as tight gas sands, shales and coal bed methane. In recent years we have expanded geographically so that we now have a growing presence in selected onshore North American, Gulf of Mexico and international markets. Our pro forma revenue for the year ended December 31, 2006 and the nine months ended September 30, 2007 was $130.6 million and $132.3 million, respectively, and our pro forma EBITDA for those periods was $36.6 million and $38.5 million, respectively.

Subsidiary Guarantors

Our obligations, including the payment of principal, premium, if any, and interest on the notes will be fully and unconditionally guaranteed by each of our following subsidiaries: CAVO Drilling Motors, Ltd. Co., CESI Chemical, Inc., Flotek Paymaster, Inc., Material Translogistics, Inc., Padko International Incorporated, Petrovalve, Inc., SES Holdings, Inc., Sooner Energy Services, Inc., Spidle Sales & Services, Inc., Teledrift Acquisition, Inc., Trinity Tool, Inc., Turbeco, Inc. and USA Petrovalve, Inc. In this prospectus supplement, we refer to these guarantors as the subsidiary guarantors and to these guarantees as the subsidiary guarantees.

The subsidiary guarantees will not contain any restrictions on the ability of any subsidiary guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that subsidiary guarantor.

Our Business

Our business is organized into the following three business segments:

Chemicals and Logistics.    We offer a full spectrum of oilfield specialty chemicals used for drilling, cementing, stimulation, and production. Our specialty chemical division provides chemical technology solutions to maximize recovery from both new and mature fields. Our development of specialty chemicals with enhanced performance characteristics to withstand a wide range of downhole pressures, temperatures and other well-specific conditions is key to the success of this business segment. We operate two laboratories, a technical services laboratory and a research and development laboratory, that focus on design, development and testing of new chemical formulations and enhancement of existing products, often in cooperation with our customers. One of these laboratories is a new state-of-the-art chemical research and development facility in the Houston, Texas area.

Our logistics segment designs, project manages and operates automated bulk material handling and loading facilities for oilfield service companies. These bulk facilities handle oilfield products, including sand and other materials for well-fracturing operations, dry cement and additives for oil and gas well cementing, and supplies and materials used in oilfield operations, which we blend to specification.

Drilling Products.    We are a leading provider of downhole drilling tools used in the oilfield, mining, water-well and industrial drilling sectors. We manufacture, sell, rent and inspect specialized equipment for use in drilling, completion, production and workover activities. Through internal growth and acquisitions, we have increased the size and breadth of our rental tool inventory and geographic scope of operations so that we now conduct tool rental operations throughout the United States and in select international markets. Our rental tools include stabilizers, drill collars, reamers, wipers, jars and mud-motors, while equipment sold includes centralizers and drill bits. We focus our product marketing efforts primarily in the Gulf of Mexico, Mid-Continent and Rocky Mountain regions of the United States, with international sales currently conducted through third party agents.

Artificial Lift.    We provide pumping system components, including electric submersible pumps, or ESPs, gas separators, production valves and services. Our products address the needs of coal bed methane and traditional oil and gas production to efficiently move gas, oil and other fluids from the producing horizon to the surface. Several of our artificial lift products employ unique technologies to improve well performance. Our patented Petrovalve product optimizes pumping efficiency in horizontal completions, heavy oil and wells with high gas to liquids ratios. Furthermore, our patented gas separation technology is particularly applicable for coal bed methane production as it efficiently separates gas and water downhole, ensuring solution gas is not lost in water production. The majority of our products are manufactured in China, assembled domestically and distributed globally.

Our Industry

Demand for our products and services is driven by oil and gas exploration and development activity levels, which in turn are directly related to current and anticipated oil and natural gas prices. Market conditions have resulted in a significant increase in demand for drilling and production equipment and services.

We believe our business will benefit from the following industry conditions:

Strong drilling activity.    According to Spears & Associates, Inc., or Spears, the worldwide onshore drilling rig count is expected to increase 3.0% in 2008. According to the Energy Information Administration, or the EIA, the number of wells drilled during the year ended December 31, 2006 increased by approximately 22% over the number of wells drilled in 2005. We believe these additional drilling rigs and the expected increase in wells drilled will increase demand for our products and services.

Increasing reliance on unconventional and directional drilling.    According to Spears, unconventional gas fields account for approximately half of the gas-related drilling in the U.S. and about 25% of total U.S. gas output. Additionally, Spears estimates that the number of horizontal wells drilled in the U.S. will increase from 4,837 in 2006 to 6,633 in 2008 and to 8,443 by 2012. Many of our products and services have been designed to support drilling in unconventional reservoirs and for directional drilling, and we believe increased activity in these two areas will increase the demand for our products and services.

U.S. hydrocarbon demand growth outpacing U.S. supply growth.    According to the EIA, from 1990 to 2006, demand for natural gas in the U.S. grew at an annual rate of 0.8% while the U.S. domestic supply grew at an annual rate of 0.2%. The EIA recently estimated that U.S. domestic consumption of natural gas exceeded domestic production by approximately 17% in 2006, a gap that the EIA forecasts will expand to approximately 24% by 2010.

Increased decline rates in natural gas basins in the U.S.    As the chart below indicates, while the number of U.S. natural gas wells drilled per year has increased approximately 231% from 9,539 in 1996 to 31,587 in 2006, a corresponding increase in production has not been realized. We believe that supply has not increased, in part, because of the accelerating decline rates of production from new wells drilled. A study published by the National Petroleum Council in September 2003 concluded that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in ten years will be from wells that have not yet been drilled. We believe this will create incentives to increase drilling activities in the U.S., which in turn should increase the demand for our products and services.

Source: Energy Information Agency

Our Business Strategy

Our business strategy is to provide proprietary technology driven products and services to rapidly growing sub-segments of the oil and gas industry. Key elements of our business strategy are as follows:

Expand Our Offerings of Proprietary Technology Driven Products and Services.    In each business segment, we seek to offer products and services that provide a unique benefit to the customer, as opposed to more commodity-oriented offerings that are widely obtainable from many sources. Examples of our proprietary products include our patent pending micro-emulsion chemistry and gas separation technology. Our micro- emulsion products are used in drilling, cementing, completion and production and have been demonstrated to significantly improve fluid flow in low-permeability reservoirs like tight gas sands and shales. Our patented gas separation technology increases gas production by separating gas and fluids at the producing zone, and unlike similar products, can do so in horizontal completions. We seek to develop new technology applications through internal research and development efforts and by acquiring companies or assets with promising differentiating technologies. We also endeavor to defend and protect our innovative technology through patent protection and other available means.

Focus on Growing Market Segments.    While the overall level of oil and gas drilling activity has been increasing in recent years, there are certain sub-segments that have been increasing more rapidly than overall industry levels. We believe that directional and horizontal drilling and production targeting unconventional reservoirs, such as tight gas sands, shales and coal bed methane, are two such high growth segments. Each of our three business segments offers products and services that target one or both of these high growth segments. Additionally, we seek to identify situations where development of new technologies can meaningfully increase industry activity, and then to develop and offer such solutions to our customers.

Maintain a Focused, Balanced Growth Strategy and Pursue Vertical Integration.    Historically, we have grown through acquisitions of complementary assets and businesses and through internal research and development efforts. While we specifically target our efforts within our three core business segments, we intend to continue to pursue both acquisitions and internal research and developments efforts to grow our company. Additionally, we seek opportunities for beneficial vertical integration. We specifically look for opportunities to protect our proprietary technology, better control critical supply chain components and manufacture our products at lower cost. The recent acquisition of the remaining 50% stake in CAVO Drilling Motors Ltd. Co., or CAVO, and our pending acquisition of Teledrift Inc., or Teledrift, are examples of our acquisition efforts, while the recent opening of our new state-of-the-art oilfield chemicals research center in the Houston, Texas area highlights our internal research and development efforts.

Pursue Geographic Expansion Opportunities.    We believe there are significant geographic expansion opportunities for each of our business segments. There are certain onshore and offshore areas where we believe there is demand for our products and services that we do not currently serve. Depending on the situation, we continually consider acquisitions, expansion of our staff or other marketing relationships to serve these markets. Internationally, we believe that substantial opportunities exist for certain of our products and services, and it is our goal to increase significantly our percentage of international sales. We recently appointed an individual with 15 years of experience to oversee our international business for all of our three business segments.

Our Strengths

Strong Market Position.    We believe our strong market position in a number of specialty oilfield chemical products, rental tools and artificial lift applications provides us with significant sustainable competitive advantages. We offer unique products and services to our customers that positively impact a well’s initial production, ultimate recovery and economic value. Where appropriate, we seek to protect our proprietary knowledge or technology with patents or by other means.

Diversified Revenue Base and Low Capital Expenditure Requirements.    We have a diversified revenue base with our three core business segments and multiple products and services within each business segment. No one product or service accounted for more than 13.4% of our pro forma revenue for the nine months ended September 30, 2007. Additionally, our business has historically had relatively low levels of capital expenditures, allowing a larger percentage of our cash flow to be deployed for our growth strategies. We benefit from a developed portfolio of proprietary processes and technologies, which allows us to generate product and service revenue without incurring additional capital expenditures. For the nine months ended September 30, 2007, only $16.8 million, or 43.7%, of our pro forma EBITDA was expended on pro forma capital expenditures.

Substantial Research and Development Efforts and Product Pipeline.     We are significantly expanding our research and engineering capabilities to support our new product development efforts. These efforts consist of our chemical research, which focuses on the development of new oilfield chemical products, and our mechanical research, which supports new product development in our drilling products and artificial lift segments. We currently have 12 full-time technical professionals involved in research and development activities and are actively seeking to hire additional qualified personnel. Additionally, we believe we have a significant pipeline of new products in the development stage. A number of our new products have been developed as a result of specific design requests from our customers.

Acquisition Integration Expertise.    Since October of 2001, we have completed 11 acquisitions of assets or businesses. We have successfully integrated operations into our existing sales and marketing, operational and financial reporting framework. Over time we have developed programs and procedures to evaluate potential business combinations and post acquisition, successfully integrate them into our ongoing operations. In January 2007, we hired a new Vice President of Business Development to oversee the evaluation, negotiation, documentation and integration of businesses we acquire.

Experienced Management Team.    We have a highly experienced management team, with an average of 28 years of experience in the oilfield products and services industry. Management leverages this significant experience to ensure effective operations while implementing our acquisition strategy. We believe our team has a proven track record as evidenced by a compound annual growth rate in EBITDA of 140.6% from January 1, 2004 to December 31, 2006.

Recent Developments

Acquisition of Remaining Stake in CAVO.    In November 2007, we completed the acquisition of the remaining 50% interest in CAVO for $12.5 million of cash. The transaction was financed by expanding our equipment term loan facility and using existing capacity under the revolving line of credit. CAVO offers a complete line of competitively priced high performance mud motors for the drilling industry. CAVO specializes in the sale and rental of quality drilling mud motors and other downhole equipment used in straight-hole, directional and workover drilling applications.

Acquisition of Teledrift.    On February 4, 2008, we agreed to acquire substantially all of the assets of Teledrift for approximately $95.2 million. We anticipate closing the acquisition of Teledrift concurrently with or shortly after the closing of the convertible senior notes offering; however, closing of this transaction is subject to various conditions. We intend to use the net proceeds from this convertible notes offering to fund the purchase price of this acquisition.

Based in Oklahoma City, Oklahoma, Teledrift is a leading designer and manufacturer of wireless survey and measurement while drilling, or MWD, tools which it typically provides on a rental basis. MWD tools allow critical downhole survey information to be sent to the surface via a wireless connection in real time, eliminating the costly and time consuming need to cease drilling operations for the insertion and retrieval of measurement devices. Since their introduction in 1970, Teledrift’s tools have become widely accepted and are in use on drilling rigs worldwide.

Historically, Teledrift’s tools have been used in vertical drilling as opposed to directional drilling. Seeking to participate in the growing directional drilling market, Teledrift plans to launch a retrievable full MWD system called Telepulse in 2008. Telepulse is designed to provide the same survey information as existing tools while being fully steerable and able to utilize specialized software to react to downhole situations. We believe that the Telepulse system will have several key advantages over other directional drilling MWD tools, including faster data transmission, the ability to react to downhole situations and open architecture allowing the application of additional sensors. With the addition of Telepulse, Teledrift’s market opportunity will expand to substantially all footage drilled.

Teledrift currently offers its rental tools directly and via authorized agents throughout North America, South America, Australia and selected other international markets. Its customers include major integrated and independent oil companies, as well as drilling contractors. For the nine months ended September 30, 2007, Teledrift’s revenue and EBITDA were $12.8 million and $9.6 million, and for the year ended December 31, 2006 were $14.0 million and $10.5 million, respectively.

You should also read the sections entitled “Summary Historical and Pro Forma Consolidated Financial Information” and “Unaudited Pro Forma as Adjusted Consolidated Financial Information” for pro forma financial information reflecting Teledrift’s financial information along with our pro forma financial information as if the transaction contemplated by our agreement to acquire Teledrift (as well as other specified transactions) had been consummated as of January 1, 2007, with respect to the pro forma as adjusted consolidated statement of operations information and on September 30, 2007 with respect to the pro forma as adjusted consolidated balance sheet information. The completion of the acquisition of Teledrift is subject to various uncertainties, including customary closing conditions and receipt of regulatory approvals, and will subject us to additional risks as set forth under “Risk Factors” in this prospectus supplement. Although the Teledrift acquisition agreement does not contain a financing condition, our ability to complete the acquisition will be dependent on the completion of this offer, and the execution of the amendment to the credit facility described below.

Amendments to Senior Credit Facility. On November 15, 2007, we amended our senior credit facility, comprised of a revolving line of credit, an equipment term loan and two real estate term loans, to increase the maximum principal amount of the equipment term loan to $42.0 million.

On February 4, 2008, in conjunction with this offering and our planned acquisition of Teledrift, we amended our senior credit facility to permit us to issue the convertible senior notes due 2028 and incur additional capital expenditures and to include new financial covenants requiring us to maintain a minimum net worth and not to exceed a maximum senior leverage ratio. These amendments also increased the interest rates under the facility, required us to reduce the amount of our term loan borrowings to $40.0 million, increased our quarterly principal payments pursuant to our term loan and will require us to make mandatory prepayments of our term loan facility in specified circumstances, including if the appraised value of our fixed assets falls below specified levels.

As of February 1, 2008, after giving pro forma effect to the amendment to our senior credit facility that we entered into on February 4, 2008, we had approximately $14.1 million outstanding under the revolving line of credit of the amended senior credit facility. Availability under the revolving line of credit as of February 1, 2008 and after giving pro forma effect to the amendment to our senior credit facility was approximately $9.7 million.

Trends Affecting Fourth Quarter and Year 2007 Results

Our estimated revenues in the fourth quarter of 2007 were lower than expected due to a general slowdown in North American fracturing and drilling activity, accompanied by weather disruptions in the Mid-Continent region, which adversely affected November and December revenues. In addition, our general and administrative expenses were significantly higher during the fourth quarter 2007 as compared to the third quarter 2007 because of increased costs related to Sarbanes-Oxley compliance, computing systems upgrades and conversions and the final implementation of our rental tool management system. As a result, we expect that our revenues and per share earnings for the year ended December 31, 2007 will be lower than expected and that our income from operations as a percentage of revenue for the full fiscal year will be lower than for the nine months ended September 30, 2007, and will be more closely aligned with margins of full year 2006.

Concurrent Transaction

Concurrently with this offering, we are offering up to 3,800,000 shares of our common stock by means of a separate prospectus supplement in an offering registered under the Securities Act. Bear, Stearns & Co. Inc., the underwriter of the notes offered hereby, will act as the underwriter for that offering. We expect that delivery of our common stock will be made on or about the closing date of the notes offered hereby. The shares of our common stock to be sold in that offering will be loaned to an affiliate of Bear, Stearns & Co. Inc. by us pursuant to a share lending agreement among us, Bear, Stearns & Co. Inc. and such affiliate. Bear, Stearns International Limited, which we refer to as BSIL, will receive all the proceeds from the sale of the shares. See “Description of Share Lending Agreement.” We will not receive any of the proceeds from such common stock offering.

Our Offices

Our principal executive offices and each subsidiary guarantor’s principal place of business are located at 2930 West Sam Houston Parkway North, Suite 300, Houston, TX 77043 and our telephone number is (713) 849-9911. Our website is www.flotekind.com. Information contained on our website, or any other website, does not constitute part of this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of the following summary and the description of the notes included in this prospectus supplement, references to “the Company,” “Issuer,” “us,” “we” and “our” refer only to Flotek Industries, Inc. and do not include its subsidiaries.

Issuer	Flotek Industries, Inc.

Securities	$100.0 million (or $115.0 million principal amount if the underwriter exercises its over-allotment option) principal amount of % Convertible Senior Notes due 2028.

Maturity	February 15, 2028, unless earlier redeemed, repurchased or converted.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness. The notes will be effectively subordinated to all of our secured indebtedness and that of our subsidiary guarantors, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness and any liabilities of our non-guarantor subsidiaries. As of February 1, 2008, and after giving effect to this offering, we would have had approximately $155.0 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), $55.0 of which represented secured indebtedness. The notes are effectively subordinated to all of this secured indebtedness. As of February 1, 2008, our non-guarantor subsidiary had no material liabilities.

Subsidiary Guarantors	CAVO Drilling Motors, Ltd. Co., CESI Chemical, Inc., Flotek Paymaster, Inc., Material Translogistics, Inc., Padko International Incorporated, Petrovalve, Inc., SES Holdings, Inc., Sooner Energy Services, Inc., Spidle Sales & Services, Inc., Teledrift Acquisition, Inc., Trinity Tool, Inc., Turbeco, Inc. and USA Petrovalve, Inc.

Subsidiary Guarantees	The subsidiary guarantors will fully and unconditionally guarantee the notes, including the payment of principal, premium, if any, and interest. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. These subsidiary guarantees will rank equally in right of payment with all existing and future senior debt of the guarantors. In addition, these subsidiary guarantees will effectively rank junior to all secured indebtedness of the subsidiary guarantors to the extent of the value of the assets collateralizing such indebtedness.

Interest	% per annum from February , 2008 to but not including February 15, 2028. Interest (including contingent interest, if any) will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2008.

Contingent Interest	We will also pay contingent interest to holders of the notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on February 15, 2013, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per note with respect to any such period will be equal to % per annum of the average trading price of such note for the five trading days referred to above.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on the second business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under any of the following circumstances:

•

during any fiscal quarter (and only during that fiscal quarter) commencing after June 30, 2008 if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price (as defined herein) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•

during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate (as defined herein) on such trading day;

•	if such notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

In addition, holders may convert their notes at their option at any time beginning on January 15, 2028, and ending at the close of business on the second business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Rate

The initial conversion rate will be            shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $            per share of our common stock. As described in this prospectus supplement, the conversion rate may be adjusted upon the occurrence of certain events, including for cash dividends, but will not be adjusted for accrued and unpaid interest. By delivering to the holder shares of our common stock or a combination of cash and shares of our common stock (if any), we will satisfy our obligations with respect to the notes subject to the conversion. Accordingly, upon conversion of a note, accrued and unpaid interest, if any, will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

In addition, following certain corporate transactions that occur prior to February 15, 2013 and that also constitute a fundamental change (as defined in this prospectus supplement), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

Conversion Settlement	Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock equal to the conversion rate or (2) an amount of cash and shares of our common stock as follows (we refer to this method of settlement as “net-share settlement”):

•

an amount in cash (the “principal return”) equal to the sum of, for each of the 20 VWAP trading days (as described herein) during the conversion period (as described herein), the lesser of the daily conversion value (as described herein) for such VWAP trading day and $50 (representing 1/20th of $1,000); and

•

a number of shares (the “net shares”) based upon, for each of the 20 VWAP trading days during the conversion period, any excess of the daily conversion value above $50, calculated as described under “Description of the Notes—Conversion Rights—Payment Upon Conversion” below.

If we elect this method of settlement, we will pay the principal return and cash for fractional shares, and deliver the net shares, no later than the third business day following the last day of the applicable conversion period. See “Description of the Notes—Conversion Rights—Payment Upon Conversion.”

At any time on or before the third scheduled trading day before the applicable conversion period for net-share settlement, we may irrevocably waive in our sole discretion our right to satisfy our conversion obligation solely in shares of our common stock as described above.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, including contingent interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares or the combination of cash and shares, if any, of common stock issued to you upon conversion.

Redemption at Our Option	Prior to February 15, 2013, the notes are not redeemable. On or after February 15, 2013, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date.

Purchase of Notes by Us at the Option of the Holder	Holders have the right to require us to purchase all or a portion of their notes for cash on February 15, 2013, February 15, 2018 and February 15, 2023, each of which we refer to as a “purchase date.” In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest, if any) to but not including the purchase date.

Fundamental Change	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest, if any), to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $96.5 million (or approximately $111.1 million if the underwriter exercises its over-allotment option in full), after deducting the underwriter’s discount and estimated offering expenses. We intend to use the net proceeds to finance the purchase price for our acquisition of Teledrift and for general corporate purposes. If our acquisition of Teledrift does not occur, we will use the net proceeds for general corporate purposes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Book-Entry, Settlement and Clearance.”

Absence of Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

We have applied to list the notes on the New York Stock Exchange. No assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the notes, or the liquidity or trading market for the notes. Our common stock is traded on the New York Stock Exchange under the symbol “FTK.”

Concurrent Transactions	Concurrently with this offering of the notes, we are offering up to 3,800,000 shares of our common stock by means of a separate prospectus supplement in an offering registered under the Securities Act. Bear, Stearns & Co. Inc., the underwriter of the notes offered hereby, will act as the underwriter for that offering. The shares of common stock to be sold in that offering will be lent to an affiliate of Bear, Stearns & Co. Inc. by us pursuant to a share lending agreement among us, Bear, Stearns & Co. Inc. and such affiliate. BSIL will receive all of the proceeds from all such common stock offerings and lending transactions. See “Description of Share Lending Agreement.” We will not receive any of the proceeds from such common stock offering. The delivery of such shares of common stock under the share lending agreement is contingent upon the closing of this offering, and the closing of this offering is contingent upon the delivery of up to 3,800,000 shares pursuant to the share lending agreement. We expect that delivery of our common stock will be made on or about the closing date of the notes offered hereby.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, we will treat the notes as indebtedness subject to the special regulations governing contingent payment debt instruments, which we refer to as the “CPDI regulations.” Pursuant to the CPDI regulations, a U.S. holder (as defined under “U.S. Federal Income Tax Considerations—U.S. Holders”) will generally be required to accrue interest income on the notes, subject to certain adjustments, at a rate of %, compounded semi-annually, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will generally be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. For this purpose, a conversion of the notes will be treated as the receipt of a contingent payment with respect to the notes, which may produce an adjustment to a U.S. holder’s interest accruals. Under the CPDI regulations, gain recognized upon a sale, exchange, or redemption of a note will generally be treated as ordinary interest income; loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss.

In addition, the conversion rate for the notes will be adjusted in certain circumstances, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” Such adjustments (or failure to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions. Deemed dividends received by U.S. holders may not be eligible for the reduced rates of tax applicable to qualified dividend income or to the dividends received deduction generally available to U.S. corporations, and deemed dividends received by Non-U.S. holders (as defined under “U.S. Federal Income Tax Considerations—Treatment of Non-U.S. Holders”) may be subject to U.S. federal gross income and withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because any deemed distributions resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “U.S. Federal Income Tax Considerations—Treatment of Non-U.S. Holders—Payments on Common Stock and Constructive Dividends” will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we (or a third party withholding agent) may set off any withholding tax that we (or such third party) are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. See “U.S. Federal Income Tax Considerations.”

Failure to Comply with Reporting Obligations	Should we fail to comply with the reporting obligations in the indenture or fail to comply with the requirements of Section 314(a)(l) of the Trust Indenture Act, your remedy for the 365 days after the occurrence of such an event of default will consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. See “Description of the Notes—Events of Default.”

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-16 of this prospectus supplement for certain considerations relevant to an investment in the notes, the subsidiary guarantees and any shares of our common stock for which the notes, in certain circumstances, are convertible.

Summary Historical and Pro Forma Consolidated Financial Information

The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2006 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the nine months ended September 30, 2007 and 2006 has been derived from our unaudited consolidated financial statements. The summary pro forma consolidated statement of operations and other information for the year ended December 31, 2006 and the nine months ended September 30, 2007 give effect on a pro forma basis to our acquisitions of Teledrift and Triumph and is adjusted to give effect to the recent amendments to our existing senior credit facility, the completion of this offering and our concurrent offering of up to an aggregate of 3,800,000 shares of common stock, in each case, as if consummated on January 1, 2006. The summary pro forma consolidated statement of operations and other information for the nine months ended September 30, 2007 also gives effect on a pro forma basis to our acquisition of the remaining 50% interest in CAVO, as if consummated on January 1, 2007. The summary pro forma consolidated balance sheet information as of September 30, 2007 gives effect to the consummation of the CAVO, Teledrift and Triumph acquisitions, and is adjusted to give effect to the recent amendments to our existing senior credit facility, the completion of this offering and our concurrent offering of up to an aggregate of 3,800,000 shares of common stock, in each case, as if consummated on September 30, 2007. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, including the pro forma financial statements. In addition, you should read this summary in conjunction with the audited consolidated financial statements of Teledrift included in this prospectus supplement beginning on page F-2 and our unaudited pro forma combined condensed financial statements included in this prospectus beginning on page F-11. Results for interim periods may not be indicative of results for full fiscal years. On July 11, 2007, we effected a two-for-one stock split in the form of a 100% stock dividend to stockholders of record as of July 3, 2007. All share and per share information has been retroactively adjusted to reflect the stock split.

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2006	Nine Months Ended September 30, 2007
	2004	2005	2006	2006	2007
				(Unaudited)		(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Information:
Revenue	$21,881	$52,869	$100,642	$67,370	$114,609	$130,635	$132,309
Operating expenses (includes gain on equipment lost in hole)	18,869	42,755	81,789	54,866	91,191	104,520	102,449

Income from operations	3,012	10,114	18,853	12,504	23,418	26,115	29,860
Interest expense	(691)	(827)	(1,005)	(750)	(2,544)	(7,856)	(6,882)
Other, net	46	86	85	91	709	355	278
Provision for income taxes	(213)	(1,653)	(6,583)	(4,345)	(7,975)	(6,083)	(8,623)

Net income	$2,154	$7,720	$11,350	$7,500	$13,608	$12,531	$14,633

Earnings per share:
Basic	$0.16	$0.53	$0.66	$0.44	$0.75	$0.72	$0.80
Diluted	$0.15	$0.47	$0.61	$0.41	$0.71	$0.67	$0.76

Depreciation and amortization	$690	$1,768	$2,750	$1,975	$4,553	$10,080	$8,407
Capital expenditures	$113	$2,397	$9,201	$6,461	$12,470	$15,895	$16,843

Financial Position Data (end of period)
Property, plant and equipment, net	$2,117	$9,961	$19,302	$16,853	$36,747		$53,730
Total assets	$15,957	$52,158	$82,890	$77,568	$144,833		$261,989
Long-term debt, less current portion	$5,272	$7,277	$8,185	$11,689	$49,501		$163,121
Stockholders’ equity	$4,823	$35,205	$53,509	$47,985	$73,152		$73,152

Other Financial Information (unaudited):
EBITDA(1)(2)	$3,748	$11,968	$21,688	$14,570	$28,680	$36,550	$38,545

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.
(2)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•

is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•

helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•

is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Historical					Pro Forma As Adjusted*
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2006	Nine Months Ended September 30,
	2004	2005	2006	2006	2007		2007
				(Unaudited)		(Unaudited)	(Unaudited)
	(In thousands)
Net income	$2,154	$7,720	$11,350	$7,500	$13,608	$12,531	$14,633
Interest expense	691	827	1,005	750	2,544	7,856	6,882
Income taxes	213	1,653	6,583	4,345	7,975	6,083	8,623
Depreciation and amortization	690	1,768	2,750	1,975	4,553	10,080	8,407

EBITDA	$3,748	$11,968	$21,688	$14,570	$28,680	$36,550	$38,545

(*)	We derived this summary pro forma information from the pro forma statement of operations information on page S-14.

TELEDRIFT, INC.

The following table reconciles Teledrift’s net income to EBITDA.

	Year Ended December 31, 2005	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
	(in thousands)
Net income	$5,060	$8,824	$7,870
Interest expense	26	51	—
Income taxes	63	374	453
Depreciation and amortization	741	1,237	1,242

EBITDA	$5,890	$10,486	$9,565

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information provided elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this document before investing in the notes. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of our common stock or the notes offered hereby could decline and you may lose all or part of your investment in the notes.

Risks Related to Our Business

We intend to pursue strategic acquisitions, which could have an adverse impact on our business.

Our business strategy includes growing our business through strategic acquisitions of complementary businesses. Acquisitions that we may make in the future may entail a number of risks that could adversely affect our business and results of operations. The process of negotiating potential acquisitions or integrating newly acquired businesses into our business could divert our management’s attention from other business concerns and could be expensive and time consuming. Acquisitions could expose our business to unforeseen liabilities or risks associated with entering new markets or businesses. Consequently, we might not be successful in integrating our acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention and resources. Even if we are successful in integrating our acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expect from such acquisitions, which may result in the commitment of capital resources without the anticipated returns on such capital. In addition, we may not be able to continue to identify attractive acquisition opportunities or successfully acquire identified targets. Competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions. We also must meet certain financial covenants in order to borrow money under our senior credit facility to fund future acquisitions and to borrow for other purposes which, if not met, could prevent us from making future acquisitions.

We are subject to business uncertainties as a result of the anticipated acquisition of Teledrift, which could adversely affect our business.

On February 4, 2008, we agreed to acquire substantially all of the assets of Teledrift, for approximately $95.2 million. Our agreement to acquire Teledrift may be terminated before or after the closing of this offering and the acquisition is also subject to various conditions. The timing of, and ultimate satisfaction of the conditions to closing may delay, or give rise to the ability to terminate the transaction. Additionally, while we have successfully integrated a number of smaller companies in the past, the size of the Teledrift acquisition may present integration, administrative challenges and other risks that are greater in scope than past acquisitions.

The acquisition of Teledrift could expose us to additional unknown and contingent liabilities.

The acquisition of Teledrift could expose us to additional unknown and contingent liabilities, which could result in a material adverse effect on our business. While we have performed a certain level of due diligence in connection with the acquisition of Teledrift and have attempted to verify the representations of Teledrift in the acquisition agreement, there may be risks and contingent liabilities associated with the business of Teledrift of which we are unaware. While we are entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

If we do not manage the potential difficulties associated with expansion successfully, our operating results could be adversely affected.

We have grown over the last several years through internal growth and strategic acquisitions of other businesses and assets. We believe our future success depends in part on our ability to manage the growth we have experienced. The following factors could present difficulties to our business going forward:

•	lack of sufficient experienced management personnel;

•	increased administrative burdens; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected. In addition, we may have difficulties managing the increased costs associated with our growth, which could adversely affect our operating margins. The pro forma financial information included herein is not necessarily indicative of the results that we would have achieved had we operated the companies we recently acquired under a fully integrated corporate structure or the results that we may realize in the future.

Our business depends primarily on domestic spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend primarily on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas in the United States. Customers’ expectations for lower market prices for oil and gas may curtail spending thereby reducing demand for our products and services. Industry conditions in the United States are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and gas, domestic and international economic conditions, political instability in oil and gas producing countries and merger and divestiture activity among oil and gas producers. The volatility of the oil and gas industry and the consequent effect on exploration and production activity could adversely affect the level of drilling and production activity by some of our customers. This reduction may cause a decline in the demand for, or adversely affect the price of, our products and services. Reduced discovery rates of new oil and gas reserves in our market areas could also have a negative long-term impact on our business, even in an environment of stronger oil and gas prices, to the extent existing production is not replaced or the number of drilling and producing wells declines because of substantial depletion of existing domestic reserves or the availability of cheaper reserves outside the United States. In addition, domestic demand for oil and gas may be uniquely affected by public attitudes regarding drilling in environmentally sensitive areas, vehicle emissions and other environmental standards, alternative fuels and taxation of oil and gas and “excess profits” of oil and gas companies, and the potential changes in governmental regulation and policy that may result from such public attitudes.

Our future success and profitability may be adversely affected if we or our suppliers fail to develop and introduce new and innovative products and services that appeal to our customers.

The oil and gas drilling industry is characterized by continual technological developments that have resulted in, and likely will continue to result in, substantial improvements in the scope and quality of oilfield chemicals, drilling and artificial lift products and services and product function and performance. As a result, our future success depends, in part, upon our and our suppliers’ continued ability to develop and introduce new and innovative products and services beyond our microemulsion surfactant line to address the increasingly sophisticated needs of our customers and anticipate and respond to technological and industry advances in the oil and gas drilling industry in a timely manner. Specifically, the patent for our line of biodegradable non-toxic chemicals is still pending, may be subject to reverse engineering and requires specific feedstocks to produce, which may not be available. If we or our suppliers fail to successfully develop and introduce new and innovative products and services that appeal to our customers, or if new market entrants or our competitors offer such products and services, our revenue and profitability may suffer.

Our senior credit facility contains certain covenants that could limit our flexibility and prevent us from taking certain actions, which could adversely affect our ability to execute our business strategy.

Our senior credit facility includes a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. The senior credit facility contains covenants that, among other things, limit our ability, without the consent of the lender, to:

•	incur certain types and amounts of additional debt;

•	consolidate, merge or sell our assets or materially change the nature of our business;

•	pay dividends on capital stock and make restricted payments;

•	make voluntary prepayments, or materially amend the terms, of subordinated debt;

•	enter into certain types of transactions with affiliates;

•	make certain investments;

•	make certain capital expenditures; and

•	incur certain liens.

These covenants may restrict our operating and financial flexibility and limit our ability to respond to changes in our business or competitive activities. Our senior credit facility also requires us to maintain certain financial ratios and satisfy certain financial conditions, several of which may require us to reduce our debt or take some other action in order to comply with the covenants. If we fail to comply with these covenants, we could be in default. In the event of a default, our lender could elect to declare all the amounts borrowed, together with accrued and unpaid interest, to be due and payable. In addition, the lender could elect to terminate its commitment to us, and we or one or more of our subsidiaries could be forced into liquidation or bankruptcy. Any of the foregoing consequences could restrict our ability to execute our business strategy.

We may not be able to generate sufficient cash flows to meet our debt service obligations and other liquidity needs.

Due to an extensive capital expenditure program in 2006, we exceeded the indebtedness covenant, fixed charge coverage ratio and capital expenditures limit set forth in our senior credit facility. In 2007, we obtained waivers of those covenants from our principal lender, increased the borrowing limits and redefined the covenant limits based on an expanded capital expenditures program. On February 4, 2008, in conjunction with this offering and our planned acquisition of Teledrift, we amended the terms of our senior credit facility to permit us to issue the notes and incur additional capital expenditures and to include new financial covenants requiring us to maintain a minimum net worth and not to exceed a maximum senior leverage ratio. These amendments also increased the interest rates under the facility, required us to reduce the amount of our term loan borrowings to $40.0 million, increased our quarterly principal payments pursuant to our term loan and will require us to make mandatory prepayments of our term loan facility in specified circumstances, including if the appraised value of our fixed assets falls below specified levels. Our ability to generate sufficient cash flows from operations to make scheduled payments on these debt obligations and other future debt obligations we may incur, will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory and industry factors, many of which are beyond our control. If we are unable to generate sufficient cash flows or otherwise obtain the funds required to make principal and interest payments on our indebtedness, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital through the issuance of debt securities or other securities. We cannot assure you that any refinancing, sale of assets or issuance of securities would be made on terms that are acceptable or otherwise meet our debt obligations. Our inability to generate sufficient cash flows to satisfy such obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

Our principal source of liquidity, other than cash flows from operations, is a revolving line of credit under our amended senior credit facility. Availability under our revolving line of credit as of February 1, 2008, after giving pro forma effect to the amendment to our senior credit facility that we entered into on February 4, 2008, was approximately $9.7 million. While we believe that our cash flows from operations, amounts available under our revolving line of credit and any proceeds from this offering in excess of the amounts required to complete the acquisition of Teledrift will be sufficient to meet our obligations in the near term, our needs for cash may exceed the levels generated from operations and available to us under our revolving line of credit due to factors which are beyond our control.

Failure to maintain effective disclosure controls and procedures and internal controls over financial reporting could have an adverse effect on our operations and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. Our 2006 annual report disclosed two material weaknesses in our internal controls over financial reporting as of December 31, 2006, related to inadequate staffing within our accounting department and inadequate monitoring controls. As a result of these material weaknesses, we recorded adjustments to the 2006 financial statements that affected several financial statement line items. During 2007 we implemented changes to our internal controls over financial reporting in an attempt to address the identified material weaknesses and improve the operating effectiveness of internal controls in connection with implementing Section 404 of the Sarbanes-Oxley Act of 2002. However, those changes may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future, including compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002. In addition, our acquisition of Teledrift will present additional challenges in maintaining effective internal controls, particularly in terms of sufficiency of accounting staff and in the overall complexity of our controls environment. Any failure to maintain effective controls or difficulties encountered in their implementation or other effective improvement of our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock, limit our ability to access the capital markets in the future and require us to incur additional costs to improve our internal control systems and procedures.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. For example, our senior credit facility restricts our ability to incur additional indebtedness and requires us to meet certain financial covenants in order to borrow money, including borrowings to fund future acquisitions, a key component of our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

If we lose the services of key members of our management, we may not be able to manage our operations and implement our growth strategy effectively.

We will depend on the continued service of Jerry D. Dumas, age 72, our Chairman and Chief Executive Officer, who possesses significant expertise and knowledge of our business and industry. We do not have an employment agreement with Mr. Dumas, nor do we carry key man life insurance on him. Any loss or interruption of the services of Mr. Dumas or other key members of our management could significantly reduce our ability to manage our operations effectively and implement our growth strategy, and we cannot assure you that we would be able to find appropriate replacements should the need arise.

Our current insurance policies may not be adequate to protect our business from all potential risks.

Our operations are subject to hazards inherent in the oil and gas industry, such as, but not limited to, accidents, blowouts, explosions, fires, oil and chemical spills and other hazards. These conditions can cause personal injury or loss of life, damage to property, equipment and the environment, and suspension of oil and gas operations of our customers. Litigation arising from a catastrophic occurrence at a location where our equipment, products or services are being used may result in us being named as a defendant in lawsuits asserting large claims. We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. As a result, losses and liabilities arising from uninsured or underinsured events could have a material adverse effect on our business, financial condition and results of operations.

We are subject to complex foreign, federal, state and local environmental, health and safety laws and regulations, which expose us to costs and liabilities that could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to foreign, federal, state and local laws and regulations relating to, among other things, the protection of natural resources and the environment, health and safety, waste management and transportation of waste and other materials. Our operations, including our chemicals and logistics segment, which involves chemical manufacturing, packaging, handling and delivery operations, pose risks of environmental liability that could result in fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain permits, approvals and certificates from various foreign, federal, state and local governmental authorities. Sanctions for noncompliance with such laws and regulations may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. In addition, our costs of compliance may increase if existing laws and regulations are amended or reinterpreted. Such amendments or reinterpretations of existing laws or regulations or the adoption of new laws or regulations could curtail exploratory or developmental drilling for and production of oil and gas which, in turn, could limit demand for our products and services. Some environmental laws and regulations may also impose joint and strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of such laws and regulations could be substantial and have a material adverse effect on our financial condition and results of operations.

If we are unable to adequately protect our intellectual property rights or are found to infringe intellectual property rights of others our business is likely to be adversely affected.

We rely on a combination of patents, trademarks, non-disclosure agreements and other security measures to establish and protect our intellectual property rights. Although we believe that those measures are reasonably adequate to protect our intellectual property and provide for the continued operation of our business, there can be no assurance that the measures we have taken or may take in the future will prevent misappropriation of our proprietary information or provide us with a competitive advantage, or that others will not independently develop similar products or services, design around our proprietary or patented technology or duplicate our products or services. Moreover, there can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. We have not sought foreign protection corresponding to all of our US intellectual property rights. Consequently, we may not be able to enforce all of our intellectual property rights outside of the United States. Furthermore, the laws of certain countries in which our products are manufactured or marketed may not protect our proprietary rights to the same extent as the laws of the United States. Third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets. In each case, our ability to compete could be significantly impaired.

In addition, some of our products are not protected by issued patents. Specifically, the patent for our line of green chemicals, which was filed in 2003, is still pending and has been the subject of several amendments and preliminary rejections during the course of its examination. Some of these rejections have been based on prior patents owned by third parties that were cited by the patent examiner as describing similar technology in certain respects. This patent application, as well as all of our other patent applications, may not result in an issued patent or may result in a patent that does not provide us with a competitive advantage. Furthermore, the issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. The issuance of a patent does not guarantee that we have the right to practice the patented invention. Third parties may have blocking patents that could be used to prevent us from marketing our own patented product and practicing our own patented technology.

We have from time to time received, and may in the future receive, communications alleging possible infringement of patents and other intellectual property rights of others. Furthermore, we have in the past, and may in the future, become involved in costly litigation or proceedings brought against us regarding patents or other intellectual property rights. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. In the event that we cannot obtain a license, these parties may file lawsuits against us seeking damages (potentially including treble damages) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products, increase the costs of selling some of our products, or cause damage to our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, could have a material adverse effect on our results of operations and ability to compete.

We and our customers are subject to risks associated with doing business outside of the United States which may expose us to political, foreign exchange and other uncertainties.

During the years ended December 31, 2006, 2005 and 2004, approximately 7%, 16% and 14%, respectively, of our consolidated revenue was derived from the sale of products for use outside of the United States. Accordingly, we and our customers are subject to certain risks inherent in doing business outside of the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation or nationalization, currency devaluation, foreign exchange control and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation. Collections and recovery of rental tools from international customers and agents may also prove more difficult due to the uncertainties of foreign law and judicial procedure. We may therefore experience significant difficulty resulting from the political or judicial climate in countries in which we operate or in which our products are used. In addition, from time to time the United States has passed laws and imposed regulations prohibiting or restricting trade with certain nations.

Although most of our international revenue is derived from transactions denominated in United States dollars, we have conducted and likely will continue to conduct some business in currencies other than the United States dollar. We currently do not hedge against foreign currency fluctuations. Accordingly, our profitability could be affected by fluctuations in foreign exchange rates. We have no assurance that future laws and regulations will not materially adversely affect our international business.

The loss of certain key customers could have a material adverse effect on our results of operation and could result in a decline in our revenues.

Although we are not dependent on one or a few major customers, five customers accounted for approximately 30% and 33% of our consolidated revenue for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. One of these customers accounted for approximately 8% of our consolidated revenue and 15% of our sales in the Chemicals and Logistics segment for the year ended December 31, 2006. A different customer accounted for approximately 12% of our consolidated revenue and 21% of our sales in the Chemicals and Logistics segment for the nine months ended September 30, 2007. Our customer relationships are typically governed by purchase orders or other short-term contracts rather than long-term contracts. The loss of one or more of our key customers as a result of competition, creditworthiness or otherwise could have a material adverse effect on our results of operations and could result in a decline in our revenue.

Risks Related to Our Industry

Volatility or decline in oil and natural gas prices may result in reduced demand for our products and services which may adversely affect our business, financial condition and results of operation.

The markets for oil and natural gas have historically been extremely volatile. We anticipate that these markets will continue to be volatile in the future. Although oil and gas prices have increased significantly in recent years, there can be no guarantees that these prices will remain at current levels. Such volatility in oil and gas prices, or the perception by our customers of unpredictability in oil and natural gas prices, adversely affects the spending patterns in our industry. The demand for our products and services is, in large part, driven by current and anticipated oil and gas prices and the related general levels of production spending and drilling activity. In particular, volatility or a decline in oil and gas prices may cause a decline in exploration and drilling activities. This, in turn, could result in lower demand for our products and services and may cause lower prices for our products and services. As a result, volatility or a prolonged decline in oil or natural gas prices may adversely affect our business, financial condition and results of operations.

Competition from new and existing competitors within our industry could have an adverse effect on our results of operations.

The oil and gas industry is highly competitive and fragmented. Our principal competitors include numerous small companies capable of competing effectively in our markets on a local basis as well as a number of large companies that possess substantially greater financial and other resources than we do. Our larger competitors may be able to devote greater resources to developing, promoting and selling their products and services. We may also face increased competition due to the entry of new competitors including current suppliers that decide to sell their products and services directly to our customers. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which may have an adverse effect on our margins and results of operations.

Our industry has experienced a high rate of employee turnover. Any difficulty we experience attracting or retaining personnel could adversely affect our business.

We operate in a highly competitive industry for securing qualified personnel with the required technical skills and experience. Our services require skilled personnel who can perform physically demanding work. Due to industry volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wages that are competitive with ours. As a result, we may not be able to find enough labor to meet our needs, which could limit our growth. In addition, the cost of attracting and retaining qualified personnel has increased over the past several years due to competition, and we expect it will continue to increase in the future. In order to attract and retain qualified personnel we may be required to offer increased wages and benefits. If we are not able to increase the prices of our products and services to compensate for increases in compensation, or if we are unable to attract and retain qualified personnel, our operating results could be adversely affected.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Hurricanes, tropical storms, blizzards and cold weather and other weather hazards may cause the curtailment of services, damages to our equipment and facilities, interruptions in the transportation of our products and materials in accordance with contract schedules and loss of productivity. If our customers are unable to operate or are required to reduce their operations due to severe weather, and as a result curtail the purchases of our products and services, our business could be materially adversely affected.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. We may experience loss of business, delays or defaults in payments from payers, or disruptions of fuel supplies and markets if pipelines, production facilities, processing plants and refineries are direct targets or indirect casualties of an act of terror or war. In addition, such activities could reduce the overall demand for oil and natural gas which, in turn, could reduce the demand for our products and services. We have implemented certain security measures in response to the threat of terrorist activities. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to execute our business strategy.

Risks Relating to the Notes

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our and the subsidiary guarantors’ existing and future secured creditors and any liabilities of our non-guarantor subsidiaries.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness.

The notes are being guaranteed on a senior basis by our subsidiary guarantors named in this prospectus supplement. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes. The notes will rank equally in right of payment to all of such subsidiary guarantors’ other existing and future senior indebtedness. However, the notes will be structurally subordinated to all of the indebtedness and other liabilities of our non-guarantor subsidiaries.

In addition, the notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us or our subsidiary guarantors to the extent of the value of the assets securing such indebtedness. As a result, in the event of any distribution or payment of our or our subsidiary guarantors’ assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our and our subsidiary guarantors’ unsecured indebtedness that is deemed to be of the same class as the notes or the guarantees, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

In the event of any bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, creditors of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be effectively junior to the claims of our non-guarantor subsidiaries.

As of February 1, 2008 and after giving effect to this offering, we had approximately $155.0 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), $55.0 of which represented secured indebtedness. The notes are effectively subordinated to all of this secured indebtedness.

A fundamental change may adversely affect us or the notes.

You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” Future debt we may incur may limit our ability to, repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes. Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we may pay up to the principal amount of the notes in cash. In addition, on each of February 15, 2013, February 15, 2018 and February 15, 2023, holders of the notes may require us to purchase their notes for cash. See “Description of the Notes—Purchase of Notes by Us at the Option of the Holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Our senior credit facility currently contains limitations on our ability to make any optional or voluntary repurchase, prepayment or repayment of the notes. Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk Factors” and in “Special Note Regarding Forward-Looking Information,” many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.

Prior to January 15, 2028, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 20 trading days.

If we elect to settle our conversion obligation in cash and common stock, if any, under the net-share settlement method or if we waive our right to satisfy our conversion obligation solely in shares of our common stock, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the daily conversion value as described herein. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day period relevant to determining the daily conversion values, settlement will be delayed until at least the 23rd trading day following the related conversion date (and possibly later). See “Description of the Notes—Conversion Rights—Payment Upon Conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to February 15, 2013 we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective date for the specified corporate transaction occurs on or after February 15, 2013 or if the price of our common stock in the transaction is greater than $            per share or less than $            (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed                    shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us, to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no public market for the notes, and we cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We have applied to list the notes on the New York Stock Exchange. No assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the notes, or the liquidity or trading market for the notes. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Further, such market making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price and you will be unable to resell your notes or may be able to sell them only at a substantial discount. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986 (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See “U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “U.S. Federal Income Tax Considerations—Treatment of Non-U.S. Holders—Payments on Common Stock and Constructive Dividends.”

U.S. holders will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments on the notes.

We and each holder of the notes will agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. holders (as defined below under “U.S. Federal Income Tax Considerations”) of the notes will be required to include interest in gross income significantly in excess of the stated interest on the notes. In addition, any gain recognized by a U.S. holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the notes. Please read “U.S. Federal Income Tax Considerations” below.

The effect of the issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments in the notes, may be to lower the market price of our common stock.

Concurrently with this offering of notes, we are offering, in a transaction registered under the Securities Act and by means of a separate prospectus supplement, up to 3,800,000 shares of our common stock. These shares are being borrowed by BSIL, an affiliate of Bear, Stearns & Co. Inc., the underwriter in this offering, under a share lending agreement. We will not receive any proceeds of that offering of common stock, but we will receive a nominal lending fee from BSIL for the use of those shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about February 15, 2028, or earlier upon demand when the notes are no longer outstanding, or in certain other circumstances. BSIL has informed us that it, or its affiliates, intend to use the short position created by the share loan and the concurrent sale of the borrowed shares in the common stock offering to facilitate transactions by which investors in the notes may hedge their investments in the notes through short sales or privately negotiated transactions. See “Description of Share Lending Agreement.”

Approximately                  of the 3,800,000 shares will be initially offered at $             per share and the remaining shares will be subsequently offered and sold from time to time at prevailing market prices at the time of sale or at negotiated prices in transactions including block sales, in the over-the-counter market, in negotiated transactions, or otherwise. During such time, BSIL, or its affiliates, are also likely to purchase a corresponding number of shares of our common stock in secondary market transactions.

The existence of the share lending agreement and the sales of our common stock effected in connection with the sale of the notes could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement. In addition, the market price of our common stock could be further negatively affected by the sales or purchase of our common stock by BSIL or its affiliates as described above, or other short sales of our common stock.

The notes may receive a lower rating than anticipated by investors.

If one or more rating agencies rate the notes and assign to the notes a lower rating than is expected by investors, or reduces their rating in the future, the trading price of the notes and our common stock would be negatively affected.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we offer to purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “—Risks Related to Our Common Stock—Certain anti-takeover provisions of our charter documents and under Delaware law could discourage or prevent others from acquiring our company, which may adversely affect the market price of our common stock” and “Description of Capital Stock—Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws.”

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

Risks Relating to Our Common Stock

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has historically been subject to significant fluctuations. The following factors, among others, could cause the price of our common stock in the public market to fluctuate significantly:

•	variations in our quarterly results of operation;

•	changes in market valuations of companies in our industry;

•	fluctuation in stock market prices and volume;

•	fluctuation in oil and natural gas prices;

•	issuance of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of new business, acquisitions or joint ventures.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the prices of the common stock of many companies, including companies in our industry. The changes often occur without regard to specific operating performance. The price of our common stock could continue to fluctuate based upon factors that have little to do with our company, and these fluctuations could materially reduce our stock price. Class action lawsuits have frequently been brought against companies following periods of volatility in the market price of their common stock. If we become involved in this type of litigation it could be expensive and divert management’s attention and company resources, which could have a material adverse effect on our business, financial condition and results of operation.

An active market for our common stock may not continue to exist or may not continue to exist at current trading levels.

Our common stock was quoted on the American Stock Exchange until December 27, 2007 when it began trading on the New York Stock Exchange. While there is currently one specialist in our common stock, this specialist is not obligated to continue to make a market in our common stock. In the event it does not continue to make a market in our common stock, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes. Trading volume for our common stock has historically been low. We cannot assure you that an active trading market for our common stock will develop or be sustained. Sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

We have no plans to pay dividends on our common stock, and therefore, investors will have to look to stock appreciation for return on their investments.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Certain covenants of our senior credit facility restrict the payment of dividends without the prior written consent of the lender. Investors must rely on sales of their common stock after price appreciation, which may never occur, in order to realize a return on their investment.

Certain anti-takeover provisions of our charter documents and under Delaware law could discourage or prevent others from acquiring our company, which may adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws contain provisions that:

•

permit us to issue, without stockholder approval, up to 100,000 shares of preferred stock, in one or more series and, with respect to each series, to fix the designation, powers, preferences and rights of the shares of the series;

•	prohibit stockholders from calling a special meeting;

•	limit the ability of stockholders to act by written consent;

•	prohibit cumulative voting; and

•	require advance notice for stockholder proposals and nominations for election to the board of directors to be acted upon at meetings of stockholders.

In addition, Section 203 of the Delaware General Corporation Law limits business combinations with owners of more than 15% of our stock that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in our strategic interest. If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

The Company may in the future issue its previously authorized and unissued securities, resulting in the dilution of the ownership interests of its current stockholders. We are currently authorized to issue 40,000,000 shares of common stock, of which 19,083,158 were issued and outstanding as of January 31, 2008 and 983,963 were subject to future issuance through the exercise of options previously granted under our equity compensation plans. The potential issuance of such additional shares of common stock, whether directly or pursuant to any conversion right of the notes or other convertible securities we may issue in the future, may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We may issue shares of preferred stock or debt securities with greater rights than our common stock.

Subject to the rules of the New York Stock Exchange, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Currently, there are 100,000 preferred shares authorized but none issued. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than holders of our common stock. Holders of notes sold pursuant to this prospectus will be preferred in right of payment to the holders of our preferred and common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
Ratio of earnings to fixed charges	(a)	(b)	4.43	12.33	18.84	16.79	9.75

(a)	Earnings for the year ended December 31, 2002 were inadequate to cover fixed charges. Coverage deficiency was $3,117,000.
(b)	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. Coverage deficiency was $5,681,000.

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). For this purpose, “fixed charges” means the sum of (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness. “Earnings” is the amount resulting from adding (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges, and (c) distributed income of equity investees. We have no preferred shares outstanding and have paid no preferred dividends; therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as our ratios of earnings to fixed charges.

USE OF PROCEEDS

The net proceeds from the sale of the notes that we are offering will be approximately $96.5 million (and approximately $111.1 million assuming the underwriter’s over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated cash offering costs payable by us.

We expect to use the net proceeds from this offering to finance the purchase price of approximately $95.2 million for our previously announced acquisition of Teledrift, which we anticipate closing either contemporaneously with, or shortly after, the closing of this offering, and for general corporate purposes.

If we do not complete the acquisition of Teledrift, whether as a result of failure to satisfy closing conditions or otherwise, we will use the net proceeds for general corporate purposes.

DIVIDEND POLICY

We have not historically paid cash dividends on our common stock. We intend to retain future earnings to meet our working capital requirements and to finance the future operations of our business. Therefore, we do not plan to declare or pay cash dividends to holders of our common stock in the foreseeable future. In addition, our senior credit facility contains provisions that limit our ability to pay cash dividends on our common stock.

PRICE RANGE OF COMMON STOCK

On December 27, 2007, our common stock began trading on the New York Stock Exchange, or NYSE, under the stock ticker symbol “FTK”. From July 27, 2005 through December 26, 2007, our common stock traded on the American Stock Exchange, or AMEX, under the stock ticker symbol “FTK”. Prior to July 27, 2005, our common stock was traded on the OTC Bulletin Board under the stock ticker symbol “FLTK” or “FLTK.OB”. The following table sets forth, on a per share basis, for periods prior to July 27, 2005, high and low bid quotations reported on the OTC Bulletin Board, for periods after July 25, 2007 but prior to December 27, 2007, high and low closing sales prices for the common stock as reported on the AMEX, and for periods since December 27, 2007, high and low closing sales prices of our common stock as reported on the NYSE. On July 11, 2007, we effected a two-for-one stock split in the form of a 100% stock dividend to stockholders of record as of July 3, 2007. The sales prices listed below have been retroactively adjusted to reflect our two-for-one stock split.

	Sales Price
	High	Low
2005
First Quarter*	$4.63	$2.00
Second Quarter*	$4.80	$3.73
Third Quarter	$10.13	$4.70
Fourth Quarter	$11.00	$8.98

2006
First Quarter	$14.33	$9.33
Second Quarter	$14.89	$7.75
Third Quarter	$10.00	$6.88
Fourth Quarter	$14.03	$7.10

2007
First Quarter	$14.98	$11.48
Second Quarter	$29.98	$13.95
Third Quarter	$46.25	$28.50
Fourth Quarter	$53.49	$31.75

2008
First Quarter (through February 4, 2008)	$36.07	$17.86

*	The OTC Bulletin Board quotations, denoted with a “*”, were provided by Yahoo! Finance and reflect inter-dealer prices, without retail mark-up or commission, and may not represent actual transactions.

As of December 31, 2007, there were approximately 7,400 holders of record of our common stock. On February 4, 2008, the last sale price for our common stock reported on the NYSE was $21.55 per share.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2007:

•	on an actual basis; and

•	on a pro forma basis giving effect to:

•	our recently completed acquisitions of CAVO and Triumph;

•	our intended acquisition of Teledrift;

•	our recent amendments to our existing senior credit facility; and

•	this offering (assuming no exercise of the underwriter’s option to purchase additional notes) and the concurrent offering of up to 3,800,000 shares of our common stock.

You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2007
	Actual	Pro Forma
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$1,128	$4,083

Long-term debt, including current maturities
Senior credit facility	$53,640	$67,449
Convertible Senior Notes due 2028	—	100,000
Other debt(1)	2,057	2,057

Total debt	55,697	169,506
Stockholders’ equity:
Common stock, $0.0001 par value, 40,000,000 shares authorized, 18,330,230 shares issued and outstanding on an actual basis; 18,737,402 shares issued and outstanding on a pro forma basis(2)(3)	1	1
Additional paid-in capital	52,957	52,957
Accumulated other comprehensive income	39	39
Retained earnings	20,345	20,345
Treasury Stock: 70,174 shares at September 30, 2007	(190)	(190)

Total stockholders’ equity	73,152	73,152

Total capitalization	$128,849	$242,658

(1)	Includes promissory notes originating from acquired businesses and capital lease vehicles.
(2)	Excludes the following at September 30, 2007: (i) 2,433,639 shares reserved for issuance upon the exercise of options available to be granted under our equity compensation plans and 1,403,318 shares reserved for issuance upon the exercise of options previously granted under our equity compensation plans (having a weighted average exercise price of $5.58 per share), and (ii) shares issuable upon conversion of the convertible notes offered in this offering. The number of shares offered hereby and outstanding after the offering may be reduced depending on the final conversion terms of the convertible notes offered in this offering.
(3)	The shares that we have agreed to loan to an affiliate of Bear, Stearns & Co. Inc. will be reflected as issued and outstanding in stockholders’ equity and such affiliate’s obligation to return these shares will be reflected as a reduction of outstanding shares. Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

SELECTED FINANCIAL DATA

The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2006 has been derived from our audited consolidated financial statements. The following selected historical consolidated financial information for the nine months ended September 30, 2007 and 2006 has been derived from our unaudited consolidated financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Results for interim periods may not be indicative of results for full fiscal years.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(In thousands, except per share amounts)
Operating Data:
Revenue	$11,341	$14,844	$21,881	$52,869	$100,642	$67,370	$114,609
Operating Expenses	13,954	19,934	18,869	42,755	81,789	54,866	91,191

Income (loss) from operations	(2,613)	(5,090)	3,012	10,114	18,853	12,504	23,418
Interest expense	(504)	(618)	(691)	(827)	(1,005)	(750)	(2,544)
Other, net	—	27	46	86	85	91	709
Provision for income taxes	—	—	(213)	(1,653)	(6,583)	(4,345)	(7,975)
Discontinued operations	(1,893)	(1,703)	—	—	—	—	—
Cumulative effect of change in accounting principle	(453)	—	—	—	—	—	—

Net income (loss)	$(5,463)	$(7,384)	$2,154	$7,720	$11,350	$7,500	$13,608

Earnings (loss) per share:
Basic	$(0.55)	$(0.62)	$0.16	$0.53	$0.66	$0.44	$0.75
Diluted	$(0.55)	$(0.62)	$0.15	$0.47	$0.61	$0.41	$0.71

Depreciation and amortization	$518	$713	$690	$1,768	$2,750	$1,975	$4,553
Capital expenditures	$1,314	$575	$113	$2,397	$9,201	$6,461	$12,470

Financial Position Data (end of period):
Property, plant and equipment, net	$2,692	$2,645	$2,117	$9,961	$19,302	$16,853	$36,747
Total assets	$20,940	$13,970	$15,957	$52,158	$82,890	$77,568	$144,833
Long-term debt, less current portion	$3,039	$2,166	$5,272	$7,277	$8,185	$11,689	$49,501
Stockholders’ equity	$9,345	$2,560	$4,823	$35,205	$53,509	$47,985	$73,152

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED

FINANCIAL INFORMATION

The following pro forma consolidated statement of operations and other information for the year ended December 31, 2006 give effect on a pro forma basis to our completed acquisition of Triumph and our intended acquisition of Teledrift, and are adjusted to give effect to the recent amendments to our existing senior credit facility, the completion of this offering and our concurrent offering of up to an aggregate of 3,800,000 shares of common stock, in each case, as if consummated on January 1, 2006. The pro forma consolidated statement of operations and other information for the nine months ended September 30, 2007 give effect on a pro forma basis to our acquisition of CAVO and Teledrift, and are adjusted to give effect to the completion of this offering and our concurrent offering of up to an aggregate of 3,800,000 shares of common stock, in each case, as if consummated on January 1, 2007. The pro forma consolidated balance sheet information gives effect on a pro forma basis to the consummation of the completed CAVO acquisition and our intended acquisition of Teledrift, and is adjusted to give effect to the recent amendments to our existing senior credit facility, the completion of this offering and our concurrent offering of up to an aggregate of 3,800,000 shares of common stock, in each case, as if consummated on September 30, 2007.

	Pro Forma
	Year Ended December 31, 2006	Nine Months Ended September 30, 2007

	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Information:
Revenue	$130,635	$132,309
Operating expenses (includes gain on equipment lost in hole)	104,520	102,449

Income from operations	26,115	29,860
Interest expense	(7,856)	(6,882)
Other, net	355	278
Provision for income taxes	(6,083)	(8,623)

Net income	$12,531	$14,633

Earnings per share:
Basic	$0.72	$0.80
Diluted	$0.67	$0.76

Depreciation and amortization	$10,080	$8,407
Capital expenditures	$15,895	$16,843

Financial Position Data (end of period)
Property, plant and equipment, net		$53,730
Total assets		$261,989
Long-term debt, less current portion		$163,121
Stockholders’ equity		$73,152

Other Financial Information (unaudited):
EBITDA(1)(2)	$36,550	$38,545

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.
(2)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•

is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•

helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•

is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

	Pro Forma As Adjusted*
	Year Ended December 31, 2006	Nine Months Ended September 30,
		2007
	(Unaudited)	(Unaudited)
	(In thousands)
Net income	$12,531	$14,633
Interest expense	7,856	6,882
Income taxes	6,083	8,623
Depreciation and amortization	10,080	8,407

EBITDA	$36,550	$38,545

(*)	We derived this summary pro forma information from the pro forma statement of operations information on page S-36.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which are incorporated by reference herein. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, our actual results may differ from those expressed or implied by the forward-looking statements. See “Special Note Regarding Forward-Looking Information” at the beginning of this prospectus supplement.

Executive Summary

We are a technology-driven growth company serving the oil, gas, and mining industries. We operate in select domestic and international markets including the Gulf Coast, the Southwest and the Rocky Mountains. We also operate internationally in Canada, Mexico, Central America, South America, Europe, Russia and Asia. We provide products and services to address the drilling and production-related needs of oil and gas companies. The customers for our products and services include the major integrated oil and natural gas companies, independent oil and natural gas companies, pressure pumping service companies and state-owned national oil companies. Our ability to compete in the oilfield services market is dependent on our ability to differentiate our products and services, provide superior quality and service, and maintain a competitive cost structure. Activity levels are driven primarily by current and expected commodity prices, drilling rig count, oil and gas production levels, and customer capital spending allocated for drilling and production.

We have made strategic acquisitions and other investments during the past several years in an effort to expand our product offering and geographic presence in key markets. Acquisitions completed in 2006 and 2007 and proposed for 2008 include:

•	Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc., collectively Can-OK, a drilling tool sales and rental provider in Oklahoma, Louisiana and Arkansas, on January 2, 2006;

•	Total Well Solutions, Inc., or TWS, which manufactures, markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers, on April 3, 2006;

•	LifTech, LLC, or LifTech, which manufactures, markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers, on June 6, 2006;

•	Triumph, a drilling tool sales and rental provider in Texas, New Mexico, Louisiana, Oklahoma and Arkansas, on January 4, 2007;

•	An initial 50% interest in CAVO, which specializes in the rental, service and sale of high performance mud motors, on January 31, 2007;

•	Sooner Energy Services, Inc., or Sooner, which develops, produces and distributes specialty chemical products and services for drilling and production of natural gas, on August 31, 2007;

•	The remaining 50% interest in CAVO on November 15, 2007; and

•	The proposed acquisition of Teledrift, which designs and manufactures wireless survey and measurement while drilling, or MWD, tools, which we announced on February 5, 2008.

We continue to actively seek profitable acquisition or merger candidates in our core businesses to either decrease costs of providing products or add new products and customer base to diversify our market. We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil.

We operate as a diversified oilfield service company through our three business segments—Chemicals and Logistics, Drilling Products and Artificial Lift. We believe that our product and service offerings and geographical presence through our three business segments provide us with diverse sources of cash flow. Each segment has its own technical expertise and a common commitment to provide its customers with competitively priced quality equipment and services.

•

The Chemicals and Logistics segment is made up of two business units. The specialty chemical business unit develops, manufactures and markets specialty chemicals used by oilfield service companies in oil and gas well cementing, stimulation, drilling and production. Our research laboratories support the specific drilling and production needs of our customers. The logistics division designs and manages automated bulk material handling, loading facilities, and blending capabilities for oilfield service companies.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

The customers for our products and services include the major integrated oil and natural gas companies, independent oil and natural gas companies, pressure pumping service companies and state-owned national oil companies. Our ability to compete in the oilfield services market is dependent on our ability to differentiate our products and services, provide superior quality and service, and maintain a competitive cost structure. Activity levels in our three segments are driven primarily by current and expected commodity prices, drilling rig count, oil and gas production levels, and customer capital spending allocated for drilling and production.

Trends Affecting Fourth Quarter and Year 2007 Results

Our estimated revenues in the fourth quarter of 2007 were lower than expected due to a general slowdown in North American fracturing and drilling activity, accompanied by weather disruptions in the Mid-Continent region, which adversely affected November and December revenues. In addition, our general and administrative expenses were significantly higher during the fourth quarter 2007 as compared to the third quarter 2007 because of increased costs related to Sarbanes-Oxley compliance, computing systems upgrades and conversions and the final implementation of our rental tool management system. As a result, we expect that our revenues and per share earnings for the year ended December 31, 2007 will be lower than expected and that our operating profit as a percentage of revenue for the full fiscal year will be lower than for the nine months ended September 30, 2007, and will be more closely aligned with margins of full year 2006.

In the Chemicals and Logistics segment, fourth quarter revenues were negatively affected by a number of factors including adverse weather conditions, fewer working days during the quarter, and the deferral of certain customer orders to January 2008. Gross profit margins are expected to be lower than those experienced in the nine months ended September 30, 2007 as a result of these factors.

In the Drilling Products segment, fourth quarter revenues were negatively affected by increased pricing pressure from competitors and reduced subrental revenue due to reduced availability of equipment from third parties offset in part by the effect of fully consolidating CAVO beginning November 1, 2007. Gross profit margins are expected to be lower than those experienced in the nine months ended September 30, 2007 as a result of the decrease in rentals as a percentage of total revenues.

The increase in our general and administrative expenses for 2007 was significantly higher than for 2006, principally as a result of the administrative and control investments described above. We expect to continue to invest in our administrative and control environment, in particular in information technology software and systems, in 2008, as part of our ongoing efforts to improve the control environment and to support our expanding operations, including support for the integration of Teledrift.

Critical Accounting Policies and Estimates

Our critical accounting policies and procedures include but are not limited to the following:

Cash and Cash Equivalents

We consider all short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consist of raw materials, finished goods and work-in-process. Finished goods inventories include raw materials, direct labor and production overhead. Inventories are carried at the lower of cost or market using the weighted average cost method. The Company maintains a reserve for slow-moving and obsolete inventories, which is reviewed for adequacy on a periodic basis.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The cost of ordinary maintenance and repairs is charged to operations, while replacements and major improvements are capitalized. Depreciation or amortization is provided at rates considered sufficient to amortize the cost of the assets using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	3-39 years
Machinery, equipment and rental tools	3-7 years
Furniture and fixtures	3-7 years
Transportation equipment	3-5 years
Computer equipment	3-5 years

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds either the fair value or the estimated discounted cash flows of the assets, whichever is more readily measurable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Intangible Assets

Goodwill represents the excess of the aggregate price paid by us in acquisitions over the fair market value of the tangible and identifiable intangible net assets acquired. Separable intangible assets that are not deemed to have indefinite lives will be amortized over their useful lives.

Financial Instruments

We consider the fair value of all financial instruments (primarily long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management’s estimate of our ability to borrow funds under terms and conditions similar to those of our existing debt and because the majority of our debt carries a floating rate.

We have no off-balance sheet debt or other off-balance sheet financing arrangements. We have not entered into derivative or other hedging financial instruments.

Revenue Recognition

Revenue for product sales is recognized when all of the following criteria have been met: (i) evidence of an agreement exists, (ii) products are shipped or services rendered to the customer and all significant risks and rewards of ownership have passed to the customer, (iii) the price to the customer is fixed and determinable and (iv) the collectibility is reasonably assured. Accounts receivable are recorded at that time net of any discounts. Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of the accounts receivable. Accounts receivable deemed ultimately uncollectible are applied against the allowance for doubtful accounts. Deposits and other funds received in advance of delivery are deferred until the transfer of ownership is complete. Our logistics division recognizes revenue of its design and construction oversight contracts under the percentage-of-completion method of accounting, measured by the percentage of costs incurred to date to the total estimated costs of completion. This percentage is applied to the total estimated revenue at completion to calculate revenue earned to date. Contract costs include all direct labor and material costs and those indirect costs related to manufacturing and construction operations. General and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability, including those arising from contract bonus or penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which such revisions appear probable. All known or anticipated losses on contracts are recognized in full when such amounts become apparent.

Foreign Currency

We have sales that are denominated in currencies other than the United States dollar. Any foreign currency transaction gains or losses are included in our results of operations. We have not entered into any forward foreign exchange contracts to hedge the potential impact of currency fluctuations on our foreign currency denominated sales.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged to expense as incurred.

Income Taxes

Income taxes are computed under the liability method. We provide deferred income tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts and the respective tax basis of assets and liabilities. These deferred assets and liabilities are based on enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to amounts which are more likely than not to be realized.

Earnings Per Share

Basic earnings per common share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding. Dilutive earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding and dilutive effect of stock options.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from these estimates.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities (“FAS No. 159”). FAS No. 159 provides an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements. The fair value option established by FAS No. 159 permits the Company to elect to measure eligible items at fair value on an instrument-by-instrument basis and then report unrealized gains and losses for those items in the Company’s earnings. FAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company evaluated FAS No. 159 and believes that it will have no effect on our results of operations and financial position.

In September 2006, the FASB issued its Statement of Financial Accounting Standards No. 157 (FAS No. 157), “Fair Value Measurements.” FAS No. 157 establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that FAS No. 157 will have on our results of operations and financial position.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires the analysis of misstatements using both a balance sheet and income statement approach and contains guidance on correcting errors under the dual approach, as well as providing transition guidance for correcting errors existing in prior years. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our results of operations or financial position.

Results of Operations

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2005	2004	2007	2006
	(in thousands)
Revenue	$100,642	$52,869	$21,881	$114,609	$67,370
Cost of revenue	59,464	30,946	12,529	64,743	40,059

Gross profit	41,178	21,923	9,352	49,866	27,311
Gross profit %	40.9%	41.5%	42.7%	43.5%	40.5%
Expenses:
Selling, general and administrative costs	18,919	9,486	5,350	21,455	12,348
Depreciation and amortization	2,750	1,768	690	4,553	1,975
Research and development costs	656	555	300	440	484

	22,325	11,809	6,340	26,448	14,807

Income from operations	18,853	10,114	3,012	23,418	12,504
Income from operations %	18.7%	19.1%	13.8%	20.4%	18.6%
Other income (expense):
Interest expense	(1,005)	(827)	(691)	(2,544)	(750)
Other, net	85	86	46	709	91

Total other income (expense)	(920)	(741)	(645)	(1,835)	(659)
Income before income taxes	17,933	9,373	2,367	21,583	11,845
Provision for income taxes	(6,583)	(1,653)	(213)	(7,975)	(4,345)

Net income	$11,350	$7,720	$2,154	$13,608	$7,500

Consolidated—Comparison of Nine Months Ended September 30, 2007 and 2006

Revenue for the nine months ended September 30, 2007 was $114.6 million, an increase of 70.1%, compared to $67.4 million for the same period in 2006. Revenue increased in all three of our segments due to increased acceptance of our products, the acquisition of two coal bed methane service companies in the second quarter of 2006, the acquisition of Triumph in January 2007, the acquisition of Sooner in August 2007 and expansion of our rental tool fleet. Approximately 60% of the revenue growth in the first nine months of 2007 versus 2006 related to organic growth of our existing businesses.

Gross profit for the nine months ended September 30, 2007 was $49.9 million, an increase of 82.6%, compared to $27.3 million for the same period in 2006. Gross profit as a percentage of revenue for the nine months ended September 30, 2007 was 43.5%, compared to 40.5% for the same period in 2006. The increase in gross profit was due to an increase in specialty chemical sales as a percentage of total sales overall. Chemicals and Logistics made up approximately 53.5% of total consolidated revenues for the nine months ended September 30, 2007 versus 47.5% for the same period in 2006. In addition, sales of our proprietary biodegradable non-toxic chemicals which sell at higher margins made up 66.7% of the total Chemicals and Logistics revenues for the nine months ended September 30, 2007, versus 45.3% for the same period in 2006. We have seen profit margin improvement in the businesses acquired during 2005, 2006 and 2007 and will continue to focus on improving margins through enhanced integration and sales mix.

As the Company matures, and with the addition of new products and services from acquisitions, margins within the segments have shifted. Organically, management’s focus has been placed on expanding sales of our higher margin products and services. This has been offset by the addition of several new products that generate lower margins but complement the existing businesses and allow the Company to cross sell products and services in new markets, and spread corporate costs over a larger base of operations.

Selling, general and administrative costs are not directly attributable to products sold or services rendered. Selling, general and administrative costs were $21.5 million for the nine months ended September 30, 2007, an increase of 73.8%, compared to $12.4 million during the same period in 2006. The increase was primarily due to increased indirect personnel costs in all divisions as we shift into the more people intensive rental and service business, expand geographically and expand our sales and corporate support staff. In addition, $0.9 million of stock compensation expense was recorded during the nine months ended September 30, 2007 versus no such expense for the same period in 2006, associated with restricted stock and option grants made to our employees, officers and directors in accordance with SFAS 123R. The majority of the expense relates to stock compensation expense associated with restricted stock and option awards made to the CEO and CFO as part of the one year and five year retention programs. Professional fees increased $0.4 million due to higher audit and Sarbanes Oxley preparedness related fees, and board of director fees increased $0.2 million during the nine months ended September 30, 2007 versus the same period in 2006.

Depreciation and amortization costs were $4.6 million for the nine months ended September 30, 2007, an increase of 130.5% compared to $2.0 million during the same period in 2006. The increase is due to higher depreciation associated with acquired assets and expanded capital expenditures. In addition, amortization expense increased due to the recognition of intangible assets from acquisitions completed in 2006 and 2007.

Research and Development (“R&D”) costs remained constant for the nine months ended September 30, 2007 compared to the same period in 2006. We plan to expand significantly our chemical and mechanical research efforts in 2008. R&D expenditures are charged to expense as incurred.

Interest expense was $2.5 million for the nine months ended September 30, 2007 versus $0.8 million in 2006. The increase was a result of the increase in our overall debt level associated with the Triumph acquisition, investment in CAVO and Sooner acquisition. We amended our credit facility in January 2007 in conjunction with the Triumph acquisition and again in August 2007 for the acquisition of Sooner. Our borrowing capacity on the line of credit and equipment term loan was increased to partially fund these acquisitions.

A provision for income taxes of $8.0 million was recorded for the nine months ended September 30, 2007. An effective tax rate of 37.0% was applied for the nine months ended September 30, 2007 versus 36.7% for the same period in 2006. The increase in our effective tax rate is primarily due to an increase in our federal statutory tax rate to 35% in 2007 from 34% in 2006, an increase in the percentage of earnings in state jurisdictions with higher state income tax rates, and increased state income tax expense resulting from the enactment of the new Texas Margin Tax in 2007. Partially offsetting these factors is the increased tax benefit associated with U.S. manufacturing operations under the American Jobs Creation Act of 2004.

Consolidated—Comparison of Fiscal 2006 and 2005

Revenue for the twelve months ended December 31, 2006 was $100.6 million, an increase of 90.4% compared to $52.9 million for the year 2005. Revenue increased in all of our business segments due to increased acceptance of our products, acquisitions completed in the third quarter of 2005 and in 2006, rental revenue from the investment in additional equipment, improved pricing, and opening new operating locations. Revenue increased most significantly due to organic growth of our Chemical and Logistics division, followed by the acquisition of Can-Ok in January, TWS in April and LifTech in June of 2006. These acquisitions accounted for $16.5 million of the increase in revenue, with the remaining $31.2 million coming from internal revenue growth within the Chemicals and Logistics segment and the Drilling Products segment. International revenue made up approximately 6.5% of total revenue in 2006 versus 15.9% in 2005.

Gross profit for the year ended December 31, 2006 increased 87.8% to $41.2 million, or 40.9% of revenue, compared to $21.9 million, or 41.5% of revenue, for the year 2005. The increase in gross profit was due to the increase in revenue in all of our business segments, with high margin tool rentals and specialty chemical sales contributing most significantly. The decrease in gross profit as a percentage of revenue was primarily due to the acquisition of two artificial lift acquisitions which typically had lower margins than our existing businesses.

Selling, general and administrative costs are not directly attributable to products sold or services rendered. Selling, general and administrative costs were $18.9 million in 2006 versus $9.5 million in 2005. The largest increase in expenses related to corporate activities which rose to $5.8 million in 2006 compared to $2.9 million in 2005. The increase was driven by a $1.0 million increase in tax, accounting and audit fees associated with Sarbanes-Oxley compliance. In addition, we incurred $0.7 million in professional fees related to due diligence efforts for a significant acquisition terminated in August 2006. The balance of the increase was primarily due to increased sales and field support costs in all three segments.

Depreciation and amortization increased from $1.8 million in 2005 to $2.8 million in 2006. The increase was due to additional depreciable assets resulting from acquisitions and capital expenditures. Approximately $3.2 million was spent in 2006 to expand our chemical manufacturing facilities and $2.9 million to expand our base of rental tools including the purchase of drilling mud motors.

Research and development costs increased from $0.6 million in 2005 to $0.7 million in 2006 due to the expansion of our product development department.

Interest expense was $1.0 million in 2006 versus $0.8 million in 2005. The increase was a result of the increase in our overall debt level associated with acquisitions, coupled with higher variable interest rates. The majority of our indebtedness carries a variable interest rate tied to the prime rate or LIBOR.

A provision for income taxes of $6.6 million was recorded in 2006. An effective tax rate of 36.7% was applied in 2006 versus 17.6% in 2005, resulting in a $4.9 million, or 298.2% increase in the tax provision. The significant increase in taxes is a result of an increase in our projected federal statutory rate based on estimated income levels, and an increase in our estimated state income tax liability.

Consolidated—Comparison of Fiscal 2005 and 2004

Revenue increased by $31.0 million or 141.6% for the year 2005 versus 2004. As discussed in the segment analysis that follows, this increase in revenue was due to the expansion of our Drilling Products segment through acquisitions and continued strong performance by our Chemicals and Logistics segment. We expanded our revenue both domestically and internationally, with international revenue making up approximately 15.9% of consolidated revenue.

Gross profit increased by $12.6 million or 134.5% for the year 2005 versus 2004. Gross profit as a percentage of revenue decreased from 42.7% for the year 2004 to 41.5% in 2005. The gross profit is best analyzed on a segment by segment basis, discussed below, as gross profit varies between operating segments and can vary significantly from year to year.

Selling, general and administrative costs increased to $9.5 million for the year 2005 from $5.3 million for the year 2004, however, decreased as a percentage of revenue. Measured as a percentage of revenue, selling, general and administrative costs dropped from 24.5% for the year 2004 to 17.9% in 2005. Significant emphasis continues to be placed on growing revenue while controlling selling, general, and administrative costs across the organization. General and administrative corporate expenses increased to $2.7 million in 2005 from $1.6 million in 2004. As a percentage of revenue, these costs decreased from 7.2% in 2004 to 5.2% in 2005. The absolute increase is due to the continued expansion of the Company and the corporate personnel required to support a growing public company. In 2005, the Company incurred expenses and costs associated with the private placement, proxy statement, and Form SB-2 registration statement, and expenses related to the listing on the American Stock Exchange.

Depreciation and amortization increased $1.1 million or 156.3% for the year 2005 compared to the same period in 2004 as a result of higher levels of property, plant and equipment associated with the drilling tool acquisitions and the expansion of our chemical laboratory and production facilities. In addition, we incurred increased intangible asset amortization associated with acquisition costs and non-compete agreements. During the first nine months of 2005, we depreciated our rentals tools using the straight line method with an estimated useful life of three years. Based on a review of industry practices and tax guidelines we modified the estimated useful life of rental tools from three years to seven years effective October 1, 2005. The change in estimated useful life was made prospectively.

R&D costs increased due to expansion of our applied research department. We continued to expand our research staff and currently employ nine degreed chemists, six of whom have PhD’s. Over the years, we have made a number of technological advances, including the development of a biodegradable non-toxic line of specialty chemicals. Substantially all of the new technologies have resulted from requests and guidance from our clients, particularly major oil companies. R&D expenditures are charged to expense as incurred. We intend to continue committing financial resources and effort to the development and acquisition of new products and services.

Interest expense increased from $0.7 million in 2004 to $0.8 million in 2005. The increase was a result of the increase in our overall debt level associated with the acquisition of Spidle, offset by lower interest rates on the senior credit facility obtained in February 2005. Flotek’s senior borrowing rates were reduced approximately 300 basis points as a result of the new financing.

Based on our profitability, a $1.7 million provision for income taxes was recorded for the year 2005. The provision was made for estimated federal and state income tax, assuming a portion of our net operating losses would be used to partially offset federal income taxes. The effective income tax rate differs from the statutory rate primarily as a result of anticipated utilization of our net operating loss carryforwards, as well as, a reduction in the valuation allowance against certain deferred tax assets that we now believe are more than likely than not to be utilized in the future.

Results by Segment

Chemicals and Logistics

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Revenue	$61,363	$31,989	$50,545	$29,638	$17,983
Gross profit	29,477	14,004	22,670	11,780	7,467
Gross profit %	48.0%	43.8%	44.9%	39.7%	41.5%
Income from operations	23,737	10,056	16,845	8,188	4,731
Income from operations %	38.7%	31.4%	33.3%	27.6%	26.3%

Chemicals and Logistics—Comparison of Nine Months Ended September 30, 2007 and 2006

Chemicals and Logistics revenue increased $29.4 million, or 91.8%, for the nine months ended September 30, 2007 compared to the same period in 2006. The increase in revenue was a result of an increase in overall sales volume, particularly of our proprietary specialty chemicals. The most significant revenue growth occurred in the Mid-Continent, Permian Basin, Rocky Mountain and South Texas regions. Sales of our proprietary, biodegradable, environmentally benign ‘green’ chemicals grew $26.4 million, or 182.1%, to $40.9 million for the nine months ended September 30, 2007 from $14.5 million for the same period in 2006.

Gross profit increased $15.5 million, or 110.5%, for the nine months ended September 30, 2007 compared to the same period in 2006. Gross profit as a percentage of revenue increased to 48.0% for the nine months ended September 30, 2007 compared to 43.8% for the nine months ended September 30, 2006. The increase in gross profit was due to a continued shift in sales mix to higher margin patented and proprietary products. Green chemical sales made up approximately 66.7% of overall revenue for the segment for the nine months ended September 30, 2007 compared to 45.3% for the same period in 2006. As of the end of 2006, construction of a 30,000 square foot expansion to our production facilities was substantially completed. This facility tripled production capabilities and allows the division to manage larger volumes of inputs to take further advantage of volume pricing discounts.

Income from operations increased $13.7 million, or 136.0%, for the nine months ended September 30, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue increased to 38.7% for the nine months ended September 30, 2007 compared to 31.4% for the nine months ended September 30, 2006 due to increased overall sales activity. The increase in operating profit is driven by a continued shift in sales mix to higher margin patented and proprietary products.

Chemicals and Logistics—Comparison of Fiscal 2006 and 2005

Chemicals and Logistics revenue increased $20.9 million or 70.5% for the year 2006 compared to 2005. The increase in revenue was a result of an increase in volume coupled with higher prices, particularly of our proprietary specialty chemicals. The most significant revenue growth occurred in the Rocky Mountains, Mid-Continent, Permian Basin regions and Canada. Sales of our proprietary biodegradable environmentally benign ‘green’ chemicals grew 217.1% from $8.2 million in 2005 to $26.0 million in 2006.

Gross profit as a percentage of revenue increased from 39.7% in 2005 to 44.9% in 2006. The increase in gross profit was due to price increases and a reduction in cost of goods as a percentage of total revenue. Managing chemical feedstock and transportation prices and passing cost increases on to our customers is critical to maintain our gross profits. As of the end of 2006, construction of a 30,000 square foot expansion to our production facilities was substantially completed.

Income from operations increased from $8.2 million in 2005 to $16.8 million in 2006, and the income from operations as a percentage of revenue increased from 27.6% to 33.3%, respectively.

Chemicals and Logistics—Comparison of Fiscal 2005 and 2004

Chemicals and Logistics revenue increased $11.7 million or 64.8%, for the year 2005 compared to 2004. The increase is due to an increase in the volume of specialty chemicals sales coupled with price increases that were put into effect in 2005. The Materials Translogistics business unit, or MTI, partially offset an approximate 25% decrease in throughput at our Louisiana based bulk handling facility during 2005 as compared to 2004, by increasing revenue associated with the design and construction oversight of bulk handling facilities in Mexico and Texas during 2005. CESI Chemical, Inc., or CESI’s, focus on applied research has resulted in the penetration of new markets, continued expansion of our customer base, product portfolio and increased margins. CESI differentiates itself through the strength of its innovative and proprietary products, the depth of the laboratory staff, dedication to product quality, and superior customer service.

Fiscal 2005 compared to 2004, international sales grew by 131.3%, outpacing domestic growth. Sales into Mexico, Canada and Russia were the main drivers for growth in international sales. Domestic sales continued to grow in our established core markets, the Mid-Continent and Permian Basin, but increased dramatically in the Rocky Mountains and East Texas. We continued to focus on expanding our international sales and expanding the footprint of our domestic sales coverage to increase overall sales and diversify sales concentration risk. Growth of international sales outpaced our domestic growth, and made up 17.5% of total sales for the year 2005 as compared to 12.5% of total sales for the same period in 2004.

Sales of our proprietary specialty chemicals continued to grow at a strong pace. The sales of our environmentally friendly “green” chemicals increased $4.2 million, or 105.0%, from $4.0 million for the year 2004 compared to $8.2 million for the year ending December 31, 2005. In 2005, our biodegradable specialty chemical additive received approval for use in the North Sea and passed Canadian biotox protocols, further expanding our geographic market penetration. With this approval we began preparations to open our first international operation in The Netherlands to service the European and African markets in 2006. A product that was developed in 2005 and will be marketing in 2006 is an environmentally friendly acid iron control system used to prevent the oxidation and deposition of iron in the formation.

Gross profit increased $4.3 million or 57.8% for the year 2005 compared to 2004. Gross profit as a percentage of revenue decreased from 41.5% for the year 2004 to 39.7% in 2005. The decrease in margin was attributable to an increase in cost of goods sold in our specialty chemical division without concurrently timed equivalent price increases to pass these costs on to our customers. Price increases were implemented in June 2005 and will continue to be evaluated by management throughout 2006.

Income from operations increased $3.5 million, or 73.0%, during 2005 compared to 2004, primarily as a result of increased revenue in the Chemical division and reduction of operating costs as a percentage of revenue. The completion of the Mexico and Texas bulk handling plants also increased revenue and operating income for this segment during 2005. Expansion of our proprietary product line and customer base drove the increase in sales and operating income during 2005.

Drilling Products

	Nine Months Ended September 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Revenue	$42,452	$26,875	$36,753	$21,875	$3,315
Gross profit	17,686	11,227	15,172	9,413	1,593
Gross profit %	41.7%	41.8%	41.3%	43.0%	48.0%
Income from operations	5,179	4,961	6,325	4,663	359
Income from operations %	12.2%	18.5%	17.2%	21.3%	10.8%

Drilling Products—Comparison of Nine Months Ended September 30, 2007 and 2006

During 2007 we increased our drilling products sales through acquisition, expanding geographically and growing our line of products and services. In January 2007 we acquired the assets of Triumph, a drilling tool sales and rental provider in Texas, New Mexico, Louisiana, Oklahoma and Arkansas. Additionally, in January 2007 we acquired a 50% interest in CAVO, which specializes in the rental, service and sale of high performance mud motors. These acquisitions expanded machining, repair, tool rental and inspection service capability within our drilling products group.

Drilling Products revenue increased $15.6 million, or 58.0%, for the nine months ended September 30, 2007 compared to the same period in 2006. Growth in rentals and services associated with the acquisition of Triumph and the expansion of our mud motor fleet contributed significantly to the increase.

Gross profit increased $6.5 million, or 57.5%, for the nine months ended September 30, 2007 compared to the same period in 2006. Gross profit as a percentage of revenue decreased to 41.7% in the nine months ended September 30, 2007 compared to 41.8% for the same period in 2006. The decrease in gross profit as a percentage of revenue was due to decreased cost of goods as a percentage of revenue, offset by higher direct personnel costs, travel, and materials and supplies associated with rental and service activities.

Income from operations increased $0.2 million, or 4.4%, for the nine months ended September 30, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue decreased to 12.2% for the nine months ended September 30, 2007 compared to 18.5% for the same period in 2006. The decrease in operating profit as a percentage of revenue was due to increased indirect personnel and travel costs, and an incremental $2.1 million of depreciation and amortization associated with acquired assets.

Drilling Products—Comparison of Fiscal 2006 and 2005

During 2005 and 2006 an emphasis was placed on expanding our drilling products sales through acquisitions, allowing us to expand geographically and to grow our line of products and services. In August 2005 we acquired the assets of Harmon, a downhole oilfield and mining tool company with manufacturing and sales operations located in Midland, Texas, and the assets of LOR, a drilling tool rental and inspection service provider in South Texas. In January 2006 we acquired the assets of Can-Ok, a drilling tool sales and rental provider in Oklahoma, Louisiana and Arkansas. These acquisitions expanded or provided machining, repair, tool rental and inspection service capability within our drilling products group.

Drilling Products revenue increased $14.9 million or 68.0% for the year 2006 compared to 2005. The drilling tool acquisitions completed in August 2005 and January 2006 coupled with downhole mud motor rentals and higher centralizer sales contributed to the increase in overall sales.

Gross profit increased $5.8 million or 61.2% for the year 2006 compared to 2005. Gross profit as a percentage of revenue decreased from 43.0% in 2005 versus 41.3% for 2006. The decrease in gross profit as a percentage of revenue was related to higher inventory related expenses. In addition we incurred significant costs in building up our capacity and improving overall conditions with our acquired businesses.

Income from operations increased $1.7 million or 35.6% for the year 2006 compared to 2005. Costs associated with developing our machining and repair capacity, and the expenses required to improve facility conditions and equipment negatively impacted income from operations in 2006 for this division.

Drilling Products—Comparison of Fiscal 2005 and 2004

Drilling Products revenue increased $18.6 million for the year 2005 compared to 2004. This increase was related primarily to the expansion of our segment with the acquisition of Spidle, Harmon and LOR. Spidle contributed $17.0 million in revenue during 2005. Harmon and LOR, which were acquired in the third quarter of 2005, contributed $1.9 million in revenue.

Gross profit increased $7.8 million for the year 2005 compared to 2004. Gross profit as a percentage of revenue decreased from 48.0% in 2004 to 43.0% in 2005. The decrease is attributable to a change in the base of operations with the addition of Spidle, Harmon and LOR. Our Turbeco operations have historically been focused on the manufacturing and marketing of drilling tools. The acquisitions made during 2005 expanded our drilling tool operations into the manufacturing and marketing of a much broader offering of drilling tools, drilling tool rentals, mud motor rentals and pipe inspection services.

Income from operations increased $4.3 million during 2005 compared to 2004, primarily due to the expansion of the division.

Artificial Lift

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Revenue	$10,794	$8,506	$13,344	$1,356	$583
Gross profit	2,703	2,080	3,336	464	292
Gross profit %	25.0%	24.5%	25.0%	34.3%	49.9%
Income from operations	914	938	1,514	180	(356)
Income from operations %	8.5%	11.0%	11.3%	13.3%	(61.0)%

Artificial Lift—Comparison of Nine Months Ended September 30, 2007 and 2006

In the second quarter of 2006 we acquired two coal bed methane service companies to expand our production driven revenue base. The combined companies provide a broad spectrum of electric submersible pumps, gas separators, valves and services to support the coal bed methane producers in the Powder River Basin.

Artificial Lift revenue was $10.8 million for the nine months ended September 30, 2007, a 26.9% increase compared to $8.5 million for the same period in 2006. The increase in overall sales was due to the acquisition of two coal bed methane service companies in the second quarter of 2006 offset by an overall decline in coal bed methane activity in the Powder River Basin during the first nine months of 2007 versus 2006 and the loss of a significant customer.

Gross profit increased $0.6 million, or 30.0%, for the nine months ended September 30, 2007 compared to the same period in 2006. Gross profit as a percentage of revenue increased to 25.0% in the nine months ended September 30, 2007 compared to 24.5% for the same period in 2006. The increase in gross profit was due to higher overall sales during the first nine months of 2007 versus 2006.

Income from operations remained unchanged for the nine months ended September 30, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue decreased to 8.5% for the nine months ended September 30, 2007 compared to 11.0% for the same period in 2006. The decrease in operating profit as a percentage of revenue was due to increased indirect personnel and travel costs, and an incremental $0.3 million of depreciation and amortization associated with acquired assets.

Artificial Lift—Comparison of Fiscal 2006 and 2005

In the second quarter of 2006 we acquired TWS and LifTech as part of our goal to develop a significant Artificial Lift segment and expand our production driven revenue base. The combined companies provide a broad spectrum of electric submersible pumps, gas separators, valves and services to support the coal bed methane producers in the Powder River Basin region and beyond. We believe the recent artificial lift acquisitions will provide additional marketing opportunities for our patented Petrovalve line of pump components, our patented gas separator, and our line of electric submersible pumps.

Management continues to focus on effectively marketing the Petrovalve line of pump components. Our patented guided valves are the only product which can be placed horizontally allowing a pump to be placed at the production zone in horizontally completed wells reducing the effort needed to pump the product to the surface. The Petrovalve can effectively lift highly viscous oil in heavy oil or tar sand production zones. Because of this we signed an exclusive agreement with a major equipment distributor in Canada and have aligned ourselves with a major domestic pump manufacturer to build pumps with our valve.

Revenue was $13.3 million for the year 2006 versus $1.4 million in 2005. Acquisitions accounted for $12.7 million of the increase. The strategic complement of TWS and LifTech, which operate now as Flotek Pump Services, increased the Company’s production activity driven revenue base.

Gross profit increased $2.9 million primarily due to the acquisitions. The gross profit as a percentage of revenue decreased from 34.3% in 2005 to 25.0% in 2006. The decrease in gross margin as a percentage of revenue is due to a shift in product mix. The product revenue associated with the two acquisitions are lower margin product sales compared to our existing Petrovalve sales. Although several of our new products generate lower margins, they complement our existing businesses and allow the company to cross sell products and services in new markets, and spread corporate costs over a larger base of operations. We believe we can improve the gross margins of the acquisitions primarily through better supply chain management and product mix.

Income from operations increased from $0.2 million in 2005 to $1.5 million in 2006.

Artificial Lift—Comparison of Fiscal 2005 and 2004

Revenue increased $0.8 million in 2005 compared to 2004 due to sales to customers in Russia, Oman and Venezuela. Gross profit also increased 59.6% in 2005 compared to 2004. The Artificial Lift segment generated $0.2 million in income from operations in 2005 as compared to a loss from operations of $0.4 million in 2004. The turnaround in this group was a result of increased international revenue into Central and South America, Russia and the Middle East.

Capital Resources and Liquidity

Recent Developments

In November 2007, we amended our senior credit facility, comprised of a revolving line of credit, an equipment term loan and two real estate term loans in connection with the acquisition of the remaining 50% interest of CAVO. The amendment increased the maximum principal amount of the equipment term loan from $36.0 million to $42.0 million.

On February 4, 2008, in conjunction with this offering and our planned acquisition of Teledrift, we amended our senior credit facility to permit us to issue the notes and incur additional capital expenditures and to include new financial covenants requiring us to maintain a minimum net worth and not to exceed a maximum senior leverage ratio. These amendments also increased the interest rates under the facility, required us to reduce the amount of our term loan borrowings to $40.0 million, increased our quarterly principal payments pursuant to our term loan and will require us to make mandatory prepayments of our term loan facility in specified circumstances, including if the appraised value of our fixed assets falls below specified levels.

As of February 1, 2008, after giving pro forma effect to the amendment to our senior credit facility that we entered into on February 4, 2008, we had approximately $14.1 million outstanding under the revolving line of credit of the amended senior credit facility. Availability under the revolving line of credit as of February 1, 2008 and after giving pro forma effect to the amendment to our senior credit facility was approximately $9.7 million.

Nine Months Ended September 30, 2007

Cash and cash equivalents increased $0.6 million during the nine months ended September 30, 2007. Cash flows from operations increased from $6.2 million in 2006 to $11.7 million in 2007 due to the increase in profitability and higher non-cash expenses, offset by increased working capital needs. Increased working capital requirements decreased operating cash flow by $6.9 million for the nine months ended September 30, 2007 versus a decrease in operating cash flow of $3.2 million for the same period in 2006. An increase in chemical inventory and an increase in accounts receivable due to higher sales levels, coupled with a decrease in accounts payable and accrued liabilities in our Chemical and Artificial Lift segments contributed to the increased working capital requirements. In 2007 we modified our treasury processes reducing the time outstanding between when a check is produced and mailed.

Capital expenditures for the nine months ended September 30, 2007 totaled approximately $12.5 million ($11.8 million after eliminating our share of profit on a purchase from an affiliate). The most significant expenditures related to the expansion of our mud motor fleet, addition of rental tools to expand our rental tool base, expansion of our specialty chemical facility and construction of our bulk liquids facility.

In August 2007, we amended our senior credit facility, comprised of a revolving line of credit, an equipment term loan and real estate term loans, in conjunction with the acquisition of Sooner. The amendment to the senior credit facility increased the maximum amount outstanding on the revolving line of credit from the lesser of (a) $25.0 million or (b) the sum of 85% of eligible domestic trade accounts receivable and 50% of eligible inventory, as defined. The terms of the revolving loan agreement were not modified from the January 2007 amendment and still provide for borrowings that bear interest at LIBOR plus 175 basis points maturing in August 2009. The equipment term loan was amended to provide for borrowings of $36.0 million bearing interest at LIBOR plus 175 basis points payable over 84 months. The amendment modified many of our principal covenants including our fixed charge coverage ratio and net capital expenditures. The real estate term loans remained unchanged. Our bank borrowings are collateralized by substantially all of our assets. Based on the maturity date, the current revolving line of credit is classified as long-term debt.

As of September 30, 2007, we had $16.8 million outstanding under the revolving line of credit of the amended senior credit facility. Availability under the revolving line of credit as of September 30, 2007 is approximately $8.2 million. Bank borrowings are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joinder agreement with new subsidiaries, borrowing base audits, and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures. As of September 30, 2007 we were in compliance with all covenants. The majority of our indebtedness carries a variable interest rate tied to LIBOR.

As of September 30, 2007 the Company had approximately $0.6 million in vehicle loans and capitalized vehicle leases.

We have funded our capital requirements with operating cash flows, debt borrowings, and by issuing shares of our common stock. Common stock issued during the nine months ended September 30, 2007 is described below:

•	In the acquisition of the 50% membership interest in CAVO in January 2007, we issued 143,434 shares of common stock.

•	Stock options to purchase 530,224 shares were exercised by officers, directors and employees, with proceeds of approximately $1.3 million paid to the Company.

•	Warrants to purchase 32,318 shares were converted with proceeds of $87,000 paid to the Company.

•	336,998 shares of restricted stock were granted to employees, officers and directors in conjunction with long term equity incentive and officer retention programs.

On July 11, 2007, the Company effected a two-for-one stock split to shareholders of record as of July 3, 2007. All share and per share information has been retroactively adjusted to reflect the stock split.

Year Ended December 31, 2006

Capital resources and liquidity continued to improve during the year ended December 31, 2006 compared to the same period in 2005. During 2006 we generated net income of $11.4 million based on a 36.7% effective tax rate, versus $7.7 million taxed at a 17.6% effective tax rate in 2005. Cash flows from operations increased significantly from $2.1 million in 2005 to $12.4 million in 2006. The improvement in cash flow from operations is a direct result of improved operating results offset by increased estimated tax payments based on the projected increase in our estimated effective tax rate. The decrease in cash and cash equivalents of $6.9 million for 2006 was primarily a result of the acquisitions of Can-Ok, TWS and LifTech coupled with significant capital expenditures to expand our Chemicals and Logistics and Drilling Products operations.

Net working capital uses of cash increased $2.1 million in 2006 versus an increase in uses of cash of $6.1 million for the same period in 2005. The net increases in uses of working capital were primarily driven by a net $7.4 million increase in accounts receivable, a $4.9 million increase in inventory offset by a $10.5 million increase in accounts payables and accrued liabilities.

Capital expenditures for 2006 totaled approximately $9.2 million. The most significant expenditures related to the expansion of our chemical manufacturing facilities and base of rental tools including the purchase of drilling mud motors. The expansion of our chemical manufacturing facilities tripled our specialty chemical production capacity. In 2005 and 2006, Flotek built a significant inventory of downhole mud motors. Based on the success of the motors, Flotek acquired a 50% interest in CAVO in January 2007. CAVO is a complete downhole motor solutions provider specializing in the rental, servicing and sale of high performance mud motors for a variety of drilling applications.

In February 2005, we obtained the senior credit facility with Wells Fargo which includes a revolving loan agreement, equipment term loans and a real estate term loans. In August 2006 we amended the senior credit facility. The amendment to the senior credit facility increased the maximum amount outstanding on the revolving line of credit from the lesser of (a) $10.0 million or (b) the sum of 80% of eligible domestic trade accounts receivable and 50% of eligible inventory, as defined. The terms are interest-only, maturing in August 2009.

As of December 31, 2006, we had $2.9 million outstanding under the revolving line of credit of the amended senior credit facility. Bank borrowings are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joinder agreement with new subsidiaries, borrowing base audits, and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures. As of December 31, 2006 we were in compliance with all covenants except the indebtedness covenant which restricts us from exceeding $500,000 in secured indebtedness to finance the purchase of assets necessary in the our ordinary course of business. As of December 31, 2006 we had approximately $0.7 million in vehicle loans and capitalized vehicle leases.

In January 2007, we amended the senior credit facility in conjunction with the acquisition of Triumph Drilling Tools. The amendment to the senior credit facility increased the maximum amount outstanding on the revolving line of credit from the lesser of (a) $20.0 million or (b) the sum of 80% of eligible domestic trade accounts receivable and 50% of eligible inventory, as defined. The terms of the revolving loan agreement were modified to provide for borrowings that bear interest at LIBOR rate plus 175 basis points maturing in August 2009. The equipment term loan was amended to provide for borrowings of $35.0 million bearing interest at

LIBOR rate plus 175 basis points payable over 84 months. The amendment increased many of our principal covenants including our leverage ratio, fixed charge coverage ratio and net capital expenditures. The real estate term loans remained unchanged. Our bank borrowings are collateralized by substantially all of our assets.

We have funded our capital requirements with operating cash flows, debt borrowings, and by issuing shares of our common stock. Common stock issued during 2006 is described below:

•	In the acquisition of Can-Ok in January 2006, we issued 25,020 shares of common stock.

•	In the acquisition of LifTech in April 2006, we issued 178,223 shares of common stock.

•	Warrants to purchase 26,490 shares were exercised with proceeds of approximately $0.3 million paid to the Company.

•	Stock options to purchase 300,216 shares (19,750 shares are restricted) were exercised by officers, directors and employees with proceeds of approximately $0.6 million paid to the Company.

Contractual Obligations

Contractual obligations, as of December 31, 2006, are summarized in the following table:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Long-term debt obligations	$10,066	$2,308	$6,259	$1,499	$—
Capital lease obligations	708	281	421	6	—
Operating lease obligations	1,381	475	569	316	21
Other long-term liabilities	6,300	400	800	800	4,300

Total	$18,455	$3,464	$8,049	$2,621	$4,321

The amount in the other long-term liabilities of the table relates to a guaranteed minimum royalty that we owe per an exclusive license agreement that we entered into with TWS in April 2006.

Quantitative and Qualitative Disclosures About Market Risk

Certain of the financial instruments we have used to obtain capital are subject to market risks from fluctuations in market interest rates. As of September 30, 2007, we have $53.6 million of variable rate indebtedness within our credit facility. As a result, a fluctuation in market interest rates of one percentage point over the next twelve months would impact our interest expense by approximately $0.5 million. As of December 31, 2006, we had $9.3 million of variable rate indebtedness within our credit facility.

BUSINESS

Overview

We are a technology driven global supplier of drilling and production related products and services to the energy and mining industries. Our core focus is oilfield specialty chemicals and logistics, downhole drilling tools and downhole production tools. We offer our products and services through both our own sales force and through independent representatives. Our major customers include leading oilfield service providers, major and independent oil and gas exploration and production companies, and onshore and offshore drilling contractors. Our products and services help our customers drill wells more efficiently, increase production from existing wells and decrease well operating costs. Many of our products and services are specifically applicable to drilling and production from unconventional reservoirs, such as tight gas sands, shales and coal bed methane. In recent years we have expanded geographically so that we now have a growing presence in selected onshore North American, Gulf of Mexico and international markets.

Historical Development

We were originally incorporated under the laws of the Province of British Columbia on May 17, 1985. On October 23, 2001, we approved a change in our corporate domicile to the state of Delaware and a reverse stock split of 120 to 1. On October 31, 2001, we completed a reverse merger with CESI Chemical, Inc., or CESI. Since that date, we have entered into the following acquisitions that were outside the ordinary course of our business:

•	acquired IBS 2000, Inc., a Denver-based company engaged in the development and manufacturing of environmentally neutral chemicals for the oil industry, on February 19, 2002;

•	acquired manufacturing assets, inventory and intellectual property rights to produce oilfield shale shaker screens from Phoenix E&P Technology, LLC on January 28, 2005;

•	acquired Spidle Sales and Services, Inc., or Spidle, a downhole tool company with rental, sales and manufacturing operations throughout the Rocky Mountains, on February 14, 2005;

•	acquired the assets of Harmon’s Machine Works, Inc., or Harmon, a downhole oilfield and mining tool company with manufacturing and sales operations located in Midland, Texas, on August 19, 2005;

•	acquired the assets of Precision-LOR, Ltd., or LOR, a drilling tool rental and inspection service provider in South Texas, on August 31, 2005;

•	acquired the assets of Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc. (collectively, Can-Ok), a downhole oilfield tool company located in Chickasha, Oklahoma on January 2, 2006;

•

acquired the tangible assets and licensed the rights to exercise the exclusive worldwide rights to a patented gas separator used in coal bed methane production in the Powder River Basin from Total Well Solutions, LLC., or TWS, on April 3, 2006;

•

acquired the assets of LifTech, LLC, or LifTech, which markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers in the Powder River Basin on June 6, 2006;

•

acquired the assets of Triumph Drilling Tools, or Triumph, a downhole tool company with rental, inspection and manufacturing operations throughout the Gulf Coast and Mid-Continent regions, on January 4, 2007;

•	acquired an initial 50% interest in CAVO Drilling Motors Ltd Co., or CAVO, on January 31, 2007, a downhole mud-motor company with domestic rentals and international sales operations;

•	acquired Sooner Energy Services, Inc., or Sooner, which develops, produces and distributes specialty chemical products and services for drilling and production of natural gas, on August 31, 2007;

•	acquired the remaining 50% interest in CAVO on November 15, 2007; and

•

entered into an agreement to acquire substantially all of the assets of Teledrift Inc., or Teledrift, for approximately $95.2 million, on February 4, 2008, which acquisition we expect to close in February 2008.

Description of Operations

Our reportable segments are strategic business units that offer various products and services. Each business segment requires different technology and marketing strategies, and is managed independently. All three segments market products domestically and internationally.

Chemicals and Logistics

The specialty chemical division offers a full spectrum of oilfield specialty chemicals used for drilling, cementing, stimulation, and production. The specialty chemical division provides chemical technology solutions to maximize recovery from both new and mature fields. Two laboratories focus on design, development and testing of new chemical formulations and enhancement of existing products, often in cooperation with our customers. The development of specialty chemicals with enhanced performance characteristics to withstand a wide range of downhole pressures, temperatures and other well-specific conditions is key to the success of this business unit.

The customer base for the specialty chemical business is primarily oil and gas pumping service companies, including both major and independent oilfield service companies. The segment manufactures its products in Oklahoma and The Netherlands. We distinguish ourselves through the strength of our innovative and proprietary products, dedication to product quality and superior customer service. The division’s products provide measurable productivity increases and solutions to certain environmental problems, such as frac water incursion into drinking water.

Our logistics division designs, project manages and operates automated bulk material handling and loading facilities for oilfield service companies. The domestic customer base for this segment consists of one major independent oilfield service company which specializes in pressure pumping, cementing and stimulation services. We also contract with international customers to design and project manage the construction of bulk handling facilities. Our client’s bulk facilities handle oilfield products including sand and other materials for well fracturing operations, dry cement and additives for oil and gas well cementing, and supplies and materials used in oilfield operations which we blend to specification.

Drilling Products

The Drilling Products segment is a leading provider of downhole drilling tools used in the oilfield, mining, water-well and industrial drilling sectors. We manufacture, sell, rent and inspect specialized equipment for use with drilling, completion, production and workover activities. Through internal growth and acquisitions, we have increased the size and breadth of our rental tool inventory and geographic scope of operations so that we now conduct operations throughout the United States and in select international markets. Our rental tools include stabilizers, drill collars, reamers, wipers, jars and mud-motors.

Our sales efforts include centralizers and bits. We manufacture a line of fixed, rigid and integral joint centralizers used in oil and gas well cementing programs to increase the effectiveness of such operations. In addition, we market a wide variety of drill bits including tricone and PDC bits.

Our customers in the Drilling Products segment are primarily oil and gas exploration and production companies, including major oil companies, which own producing oil and gas wells and are involved in the drilling and cementing of oil and gas wells. Marketing for our products is focused primarily in the Gulf of Mexico, Mid-Continent and Rocky Mountain regions of the United States, with international sales conducted through agents.

Artificial Lift

The Artificial Lift (renamed from “Production Products”) segment provides pumping system components including electric submersible pumps, or ESPs, gas separators, production valves and services. Our products address the needs of coal bed methane, traditional gas and heavy crude production, to efficiently move gas, oil and other fluids from the producing horizon to the surface. Several of our artificial lift products employ unique technologies to improve well performance. Our patented Petrovalve product optimizes pumping efficiency and is the only product that allows a downhole pump to be placed at the producing zone of a horizontal completion. Furthermore, our patented gas separation technology is particularly applicable for coal bed methane production as it facilitates the separation of gas and water at the formation level, ensuring solution gas is not lost in water production. The majority of our products are manufactured in China, assembled domestically and distributed globally. Our customers are primarily domestic and international oil and gas exploration and production companies.

Our Business Strategy

Our business strategy is to provide proprietary technology driven products and services to rapidly growing sub-segments of the oil and gas industry. Key elements of our business strategy are as follows:

Expand Our Offerings of Proprietary Technology Driven Products and Services.    In each business segment, we seek to offer products and services that provide a unique benefit to the customer, as opposed to more commodity-oriented offerings that are widely obtainable from many sources. Examples of our proprietary products include our patent pending micro-emulsion chemistry and gas separation technology. Our micro-emulsion products are used in drilling, cementing, completion and production and have been demonstrated to significantly improve fluid flow in low-permeability reservoirs like tight gas sands and shales. Our patented gas separation technology increases gas production by separating gas and fluids at the producing zone, and unlike similar products, can do so in horizontal completions. We seek to develop new technology applications through internal research and development efforts and by acquiring companies or assets with promising differentiating technologies. We also endeavor to defend and protect our innovative technology through patent protection and other available means.

Focus on Growing Market Segments.    While the overall level of oil and gas drilling activity has been increasing in recent years, there are certain sub-segments that have been increasing more rapidly than overall industry levels. We believe that directional and horizontal drilling and production targeting unconventional reservoirs, such as tight gas sands, shales and coal bed methane, are two such high growth segments. Each of our three business segments offers products and services that target one or both of these high growth segments. Additionally, we seek to identify situations where development of new technologies can meaningfully increase industry activity, and then to develop and offer such solutions to our customers.

Maintain a Focused, Balanced Growth Strategy and Pursue Vertical Integration.    Historically, we have grown through acquisitions of complementary assets and businesses and through internal research and development efforts. While we specifically target our efforts within our three core business segments, we intend to continue to pursue both acquisitions and internal research and developments efforts to grow our company. Additionally, we seek opportunities for beneficial vertical integration. We specifically look for opportunities to protect our proprietary technology, better control critical supply chain components and manufacture our products at lower cost. The recent acquisition of the remaining 50% stake in CAVO and our pending acquisition of Teledrift, are examples of our acquisition efforts, while the recent opening of our new state-of-the-art oilfield chemicals research center in the Houston, Texas area highlights our internal research and development efforts.

Pursue Geographic Expansion Opportunities.    We believe there are significant geographic expansion opportunities for each of our business segments. There are certain onshore and offshore areas where we believe there is demand for our products and services that we do not currently serve. Depending on the situation, we continually consider acquisitions, expansion of our staff or other marketing relationships to serve these markets. Internationally, we believe that substantial opportunities exist for certain of our products and services, and it is our goal to increase significantly our percentage of international sales. We recently appointed an individual with over 15 years of experience to oversee our international business for all of our three business segments.

Our Strengths

Strong Market Position.    We believe our strong market position in a number of specialty oilfield chemical products, rental tools and artificial lift applications provides us with significant sustainable competitive advantages. We offer unique products and services to our customers that positively impact a well’s initial production, ultimate recovery and economic value. Where appropriate, we seek to protect our proprietary knowledge or technology with patents or by other means.

Diversified Revenue Base and Low Capital Expenditure Requirements.    We have a diversified revenue base with our three core business segments and multiple products and services within each business segment. No one product or service accounted for more than 13.4% of our pro forma revenue for the nine months ended September 30, 2007. Additionally, our business has historically had relatively low levels of capital expenditures, allowing a larger percentage of our cash flow to be deployed for our growth strategies. We benefit from a developed portfolio of proprietary processes and technologies, which allows us to generate product and service revenue without incurring additional capital expenditures. For the nine months ended September 30, 2007, only $16.8 million, or 43.7%, of our pro forma EBITDA was expended on pro forma capital expenditures.

Substantial Research and Development Efforts and Product Pipeline.    We are significantly expanding our research and engineering capabilities to support our new product development efforts. These efforts consist of our chemical research, which focuses on the development of new oilfield chemical products, and our mechanical research, which supports new product development in our drilling products and artificial lift segments. We currently have 12 full-time technical professionals involved in research and development activities and are actively seeking to hire additional qualified personnel. Additionally, we believe we have a significant pipeline of new products in the development stage. A number of our new products have been developed as a result of specific design requests from our customers.

Acquisition Integration Expertise.    Since October of 2001, we have completed 11 acquisitions of assets or businesses. We have successfully integrated operations into our existing sales and marketing, operational and financial reporting framework. Over time we have developed programs and procedures to evaluate potential business combinations and post acquisition, successfully integrate them into our ongoing operations. In January 2007, we hired a new Vice President of Business Development to oversee the evaluation, negotiation, documentation and integration of businesses we acquire.

Experienced Management Team.    We have a highly experienced management team, with an average of 28 years of experience in the oilfield products and services industry. Management leverages this significant experience to ensure effective operations while implementing our acquisition strategy. We believe our team has a proven track record as evidenced by a compound annual growth rate in EBITDA of 140.6% from January 1, 2004 to December 31, 2006.

Product Demand and Marketing

The demand for our products and services is generally correlated to the level of oil and gas drilling activity, workover activity and gas production levels, both in the United States and internationally. We market our products primarily through direct sales to our customers through Company managers and sales employees. We have established customer relationships which provide for repeat sales. The majority of our marketing is currently conducted within the United States. However, we have been expanding our international sales efforts and we expect international sales to continue to increase. Internationally, we operate primarily through agents in Canada, Mexico, Central and South America, the Middle East, Asia and Russia.

Customers

The customers for our products and services include the major integrated oil and natural gas companies, independent oil and natural gas companies, pressure pumping service companies and state-owned national oil companies. Although we are not dependent on one or a few major customers, five customers accounted for approximately 33% of consolidated revenue for nine months ended September 30, 2007, 30% of consolidated revenue for the year ended December 31, 2006, 32% of consolidated revenue for the year ended December 31, 2005 and 47% of consolidated revenue for the year ended December 31, 2004. The majority of these sales were in the Chemicals and Logistics segment and collectively accounted for approximately 47% of revenue for the segment for the year ended December 31, 2006, 49% of revenue for this segment for the year ended December 31, 2005 and 57% of revenue for this segment for the year ended December 31, 2004. One customer of the five accounted for approximately 8% of consolidated revenue for the year ended December 31, 2006. The same customer accounted for approximately 15% of revenue of our Chemicals and Logistics segment for the year ended December 31, 2006. A different customer accounted for approximately 12% of our consolidated revenue and 21% of our sales in the Chemical and Logistics segment for the nine months ended September 30, 2007.

Research and Development

We are engaged in research and development activities directed primarily toward the improvement of existing products and services, the design of specialized products to meet specific customer needs and the development of new products, processes and services. We incurred $0.4 million, $0.7 million, $0.6 million and $0.3 million in research and development expenses for the nine months ended September 30, 2007, and for the years ended December 31, 2006, 2005 and 2004, respectively.

Intellectual Property

We have followed a policy of seeking patent protection both within and outside the United States for products and methods that appear to have commercial significance and qualify for patent protection. We currently own eight issued patents and have eight patent applications pending worldwide. The decision to seek patent protection considers whether such protection can be obtained on a cost-effective basis and is likely to be effective in protecting our commercial interests. We believe our patents and trademarks, together with our trade secrets and proprietary design, manufacturing and operational expertise, are reasonably adequate to protect our intellectual property and provide for the continued operation of our business. We maintain patents on our production valve design and casing centralizer design, and trade secrets and pending patents on certain specialty chemicals.

Competition

Our ability to compete in the oilfield services market is dependent on our ability to differentiate our products and services, provide superior quality and service, and maintain a competitive cost structure. Activity levels in our three segments are driven primarily by current and expected commodity prices, drilling rig count, oil and gas production levels, and customer capital spending allocated for drilling and production. The regions in which we operate are highly competitive. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other oil and gas service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenue and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

Raw Materials

The Chemical and Logistics segment’s operations purchase their principal raw material and chemical feed stocks on the open market. Collection and transportation of these raw materials to the Company’s facilities can be adversely affected by extreme weather conditions. Prices for the chemical feed stocks also vary in relation to the general business cycle and global demand. The Drilling Products and Artificial Lift segments purchase their principal raw material and steel on the open market. Except for a few chemical additives, the raw materials are available in most cases from several suppliers at market prices. We use multiple suppliers, both domestically and internationally, for our key raw materials purchases.

Government Regulations

We are subject to federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries in which we do business. We are not aware of any material instances of noncompliance. Many of the products within our Chemicals and Logistics segment are considered hazardous or flammable. If a leak or spill occurs in connection with our operations, we could incur material costs, net of insurance, to remediate any resulting contamination.

Employees

As of December 31, 2007, we employed 405 employees, of which 402 were full-time and 3 were part-time. None of our employees are covered by collective bargaining agreements.

MANAGEMENT

Executive Officers and Directors

The following table lists our executive officers, directors and other significant members of our management team and their ages and their positions:

Name	Age	Position
Jerry D. Dumas, Sr.	72	President, Chief Executive Officer, Chairman of the Board and Director
Lisa G. Meier	34	Chief Financial Officer and Vice President
Jesse E. Neyman	64	Vice President of Business Development
John W. Chisholm	53	Director
Gary M. Pittman	44	Director
Barry E. Stewart	52	Director
Richard O. Wilson	77	Director
William R. Ziegler	65	Director

Jerry D. Dumas, Sr. has been Chairman of the Board and Chief Executive Officer of Flotek since September 1998 and has served as President since December 2006. Mr. Dumas retired as Group Division President of Baker Hughes Tool responsible for Global Operations of Hughes Offshore sub sea products and services, and Hughes Drilling Fluids. He served as President of HydroTech International, an engineering, manufacturing and marketing company in the offshore pipeline construction business. Prior to joining Flotek he was Vice President of Corporate and Executive Services in the Merrill Lynch Private Client Group. Mr. Dumas utilizes his prior experience as Group Division President of the New York Stock Exchange energy services company Baker Hughes and his Merrill Lynch training to aid corporate executives in managing corporate assets. Mr. Dumas holds a Bachelor degree in Business with a minor in Natural Sciences from Louisiana State University.

Lisa G. Meier was appointed Chief Financial Officer of Flotek in April 2004 and Vice President in January 2005. Prior to joining Flotek, Mrs. Meier worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies. Mrs. Meier served in various accounting, finance, SEC reporting and risk management positions. Mrs. Meier is a Certified Public Accountant and a Chartered Financial Analyst candidate. Mrs. Meier is a member of the American Institute of Certified Public Accountants and Financial Executives International. Mrs. Meier holds Bachelor of Business Administration and Masters of Accountancy degrees from the University of Texas.

Jesse E. “Jempy” Neyman joined Flotek in January 2007. Prior to joining Flotek, Mr. Neyman served as President and Chief Executive Officer of Zond Wind Management from January 2006 until December 2006. Mr. Neyman was responsible for managing and liquidating the global wind business operations of Enron Corp. and its affiliates. From January 1992 to August 2001, Mr. Neyman served as Director and Vice President of Enron Producer Finance, an affiliate of Enron, providing risk capital to the oil and gas sector. He utilized this experience when he served as Vice President, Principal Investments of Enron from August 2001 to December 2006. As Vice President, he was responsible for managing financial investments portfolios of Enron and its affiliates. Mr. Neyman is a graduate of the United States Air Force Academy and served as an Air Force officer from June 1967 until December 1976. After being honorably discharged from the U.S. Air Force, Mr. Neyman was a commercial banker specializing in oil and gas lending until joining Enron, except for a two-year period when he worked as an environmental consultant. He has a M.S. degree in Air Pollution Meteorology and Diffusion Theory from the University of Utah as well as an MBA from Southern Illinois University—Edwardsville.

John W. Chisholm is founder of Wellogix, Inc., which develops software for the oil and gas industry to streamline workflow, improve collaboration, expedite the inter-company exchange of enterprise data and communicate complex engineered services. Previously he co-founded and was President of ProTechnics Company from 1985 until its sale to Core Laboratories in December of 1996. After leaving Core Laboratories as

Senior Vice President of Global Sales and Marketing in 1998, he started Chisholm Energy Partners, an investment fund targeting mid-size energy service companies. Mr. Chisholm was recently elected to the board of directors of NGSG, Inc, an American Stock Exchange company specializing in compression technology for the oil and gas industry. He serves on both the Compensation and Governance Committees of NGSG. Mr. Chisholm has been selected to be on the editorial advisory board of Middle East Technology by Oil and Gas Journal. Mr. Chisholm holds a Business Administration degree from Ft. Lewis College. Mr. Chisholm is a member of the Executive Compensation Committee.

Gary M. Pittman has spent his career in investment banking and money management primarily in the energy sector. Mr. Pittman was Vice President of The Energy Recovery Fund from 1987 to 1996, an $180 million fund invested in oil and natural gas exploration and service industries in the U.S., Canada and U.K. Mr. Pittman is a Director of Geokinetics Inc., a leading seismic contractor; and Quest Energy Partners, an exploration and production company focused on the Cherokee Basin; and has served as Director of Czar Resources, Ltd., a public Canadian exploration and production company; Sub Sea International, Inc., an offshore robotics and diving company; BioSafe Technologies Inc., a specialized consumer products company; and has owned and operated an oil and gas production and gas gathering company in Montana. In addition, Mr. Pittman has provided investment banking services to corporations in the U.S., Canada, Norway, Scotland and Middle East. Mr. Pittman holds a BA degree in Economics/Business from Wheaton College and an MBA from Georgetown University. He chairs the Executive Compensation Committee and is a member of the Audit Committee.

Barry E. Stewart was Treasurer and Chief Financial Officer of LHC Group, a company that supplies home-based healthcare services, from June 2006 to August 2007. Prior to this date, Mr. Stewart was Chief Financial Officer of Rotech Healthcare Inc. (a home healthcare company) from 2004 to 2006, Evolved Digital Systems, Inc. (digital imaging provider to healthcare businesses) from 2001 to 2004, and Vice President of Finance of Community Health Systems, Inc. (operator of acute care hospitals) from 1996 to 2001. Prior to 1996, Mr. Stewart served in various managing director positions with national commercial banks. Mr. Stewart currently serves as the Chair of the Audit Committee and a member of the Governance and Nominating Committee. He is a licensed Certified Public Accountant and has a Master of Business Administration degree from the University of Houston.

Richard O. Wilson was Group Vice President and Deputy General Manager of Brown & Root World Offshore Operations and served as a Director of Brown & Root from 1973 to 1979. Mr. Wilson also served as Chairman of Dolphin Drilling A/S (oil and gas drilling company); and of AOC International and OGC International PLC (manufacturers of video displays) from 1983 to 1997. Mr. Wilson is currently serving as director for Callon Petroleum Company (oil and gas exploration and production company) and is an offshore construction consultant with 50 years of experience. He received a Bachelor of Science degree in Civil Engineering from Rice University. Mr. Wilson currently is a Director of the Houston Museum of Printing History. Mr. Wilson serves as a member of the Audit Committee and the Governance and Nominating Committee.

William R. Ziegler is counsel to the law firm of Satterlee, Stephens, Burke & Burke, LLP, located in New York, New York. Since June 1994, Mr. Ziegler served as Chairman of the New York law firm of Parson & Brown, L.L.P. which merged with Satterlee Stephens Burke & Burke, LLP effective September 1, 1999. Mr. Ziegler was formerly a partner of Whitman Breed Abbott & Morgan, located in New York, New York from 1993 to May 1994, and of a predecessor law firm, Whitman & Ransom since 1976. Mr. Ziegler is a director and Vice Chairman of Grey Wolf, Inc. (a land drilling company) and a director and Chairman (non-executive) of Geokinetics, Inc. (a seismic service company). Mr. Ziegler holds a BA degree in Economics from Amherst College, an LLB from the University of Virginia Law School and an MBA from Columbia Graduate School of Business. Mr. Ziegler serves as Chairman of Flotek’s Governance and Nominating Committee and is also a member of the Executive Compensation Committee.

PRINCIPAL STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of common stock at December 31, 2007, by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Gilder, Gagnon, Howe & Co. LLC 1775 Broadway, 26th Floor New York, New York 10019	3,365,165	18.0%

Palo Alto Investors, LLC 470 University Avenue Palo Alto, California 94301	1,427,753	7.6%

Directors and Executive Officers:
Jerry D. Dumas, Sr.(3)	755,142	4.0%
William R. Ziegler	545,828	2.9%
John W. Chisholm(4)	413,156	2.2%
Gary M. Pittman	134,152	*
Barry E. Stewart	62,664	*
Richard O. Wilson	110,000	*
Lisa G. Meier	50,248	*
All current directors and executive officers as a group (7 persons)	2,071,190	11.1%

*	Less than 1%
(1)	Includes shares subject to options granted pursuant to our incentive plans and exercisable within 60 days of December 31, 2007 for the following persons in the amounts indicated: Mr. Dumas—454,632 shares; Mr. Ziegler—169,332 shares; Mr. Chisholm—49,332 shares; Mr. Pittman—20,000 shares; Mr. Stewart—20,000 shares; Mr. Wilson—104,000 shares; Ms. Meier—40,000 shares.
(2)	Based on an aggregate of 18,732,747 shares of common stock issued and outstanding as of December 31, 2007. This assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.
(3)	Includes 78,566 common shares owned by Saxton River Corporation, which is controlled by Mr. Dumas.
(4)	Includes 221,370 common shares held by Chisholm Energy Partners LLC, and 20,470 common shares held by ProTechnics II Inc., of which Mr. Chisholm is a manager.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation which is incorporated herein by reference to our quarterly report on Form 10-Q for the quarter ended September 30, 2007, and by our bylaws which are incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2006, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a plurality of the shares of common stock represented at a duly called and held meeting can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “FTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

As of the date of this prospectus supplement, we have 100,000 shares of authorized but unissued preferred stock, of which 2,089.075 shares are designated Series A Convertible Stock, and 97,910.925 are undesignated. No shares of Series A Convertible Stock are issued and outstanding.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders and Stockholder Meetings.    Any action to be taken by our stockholders may be taken without a meeting, without prior notice, and without a vote, only by written consent of all of the outstanding stock entitled to vote on such action. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President or by a majority of the board of directors.

Advance Notice Procedure for Stockholder Proposals.    Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices at least 90 but no more than 150 days prior to the annual meeting of stockholders, and not later than the close of business on the 15th day following the day on which notice of a special meeting of stockholders was mailed to stockholders, and must contain specified information concerning the person to be nominated. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control.

Business Combinations.    The authority to adopt and maintain a shareholders’ rights plan, and to establish the terms and conditions thereof, is reserved exclusively to the Board of Directors. In addition, Section 203 of the Delaware General Corporation Law limits business combinations with owners of more than 15% of our stock that have not been approved by the board of directors.

These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in our strategic interest. If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

DESCRIPTION OF THE NOTES

The Company will issue the notes under an indenture among itself, the subsidiary guarantors and American Stock Transfer & Trust Company, as trustee (the “trustee”), dated February     , 2008, as supplemented by a supplemental indenture between the Company, the subsidiary guarantors and the trustee dated as of the date of issuance of the notes (as supplemented, the “indenture”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as set forth in “Incorporation of Certain Documents by Reference.”

The following description is a summary of the material provisions of the notes, the indenture and the subsidiary guarantees and does not purport to be complete. In the case of any inconsistency between this description and the “Description of Debt Securities” in the accompanying prospectus, this description will govern. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Flotek Industries, Inc. and not to its subsidiaries. As used in this description, the term “interest” includes any contingent interest and any additional interest described under “—Events of Default” below.

General

The notes:

•	will initially be limited to an aggregate principal amount of $100.0 million (or $115.0 million if the underwriter’s over-allotment option is exercised in full);

•	will mature on February 15, 2028, unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”

The notes will be fully and unconditionally guaranteed by CAVO Drilling Motors, Ltd. Co., CESI Chemical, Inc., Flotek Paymaster, Inc., Material Translogistics, Inc., Padko International Incorporated, Petrovalve, Inc., SES Holdings, Inc., Sooner Energy Services, Inc., Spidle Sales & Services, Inc., Teledrift Acquisition, Inc., Trinity Tool, Inc., Turbeco, Inc. and USA Petrovalve, Inc., referred to as the subsidiary guarantors as described under “—Subsidiary Guarantees.” Future subsidiaries that guarantee our other indebtedness will also guarantee the notes.

The notes will be general unsecured, senior obligations of the Company, ranking equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness, including our indebtedness under our revolving credit facility and term loan. The notes will be effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of collateral securing such indebtedness. As of February 1, 2008 and after giving effect to this offering, we would have had approximately $155.0 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), $55.0 of which represented secured indebtedness. The notes are effectively subordinated to all of this secured indebtedness. Future subsidiaries that guarantee our other indebtedness will also guarantee the notes.

The notes will also be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. As of February 1, 2008, our non-guarantor subsidiary had no material liabilities.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of Debt Securities—Consolidation, Merger and Sale of Assets” of the accompanying prospectus and except for the provisions set forth under “—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company has applied to list the notes on the New York Stock Exchange. No assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the notes, or the liquidity or trading market for the notes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including contingent interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies the registrar in writing to the contrary.

We will pay principal of and interest on (including any contingent interest), notes in global form registered in the name of or held by or on behalf of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to register any transfer or exchange of any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes, and references to “holders” or “you” in this description are to registered holders unless the context otherwise indicates.

Interest

The notes will bear interest at a rate of     % per annum from February    , 2008, or from the most recent interest payment date on which interest has been paid or provided for. Interest (including contingent interest, if any) will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2008, to holders of record on the immediately preceding February 1 and August 1. Interest on the notes will be computed on the basis of a 360 day year comprised of twelve 30-day months.

Contingent Interest

Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from an interest payment date to, but excluding, the following interest payment date, commencing with the six-month period beginning on February 15, 2013, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note with respect to any six-month period will equal     % per annum of the average trading price of such note for the five trading days referred to above.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally-recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally-recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of a note will be determined by our board of directors based on a good faith estimate of the fair value of the notes.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

Upon determination that holders of notes will be entitled to receive contingent interest that will become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Subsidiary Guarantees

Our obligations, including the payment of principal, premium, if any, and interest, will be fully and unconditionally guaranteed by each of the subsidiary guarantors as described under “—General.” Under the terms of the full and unconditional guarantees, holders will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

•

upon a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor or the sale or disposition of all or substantially all the assets of the subsidiary guarantor; or

•	upon discharge of the notes as provided in the indenture.

The subsidiary guarantees will not contain any restrictions on the ability of any subsidiary guarantor to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that subsidiary guarantor.

Optional Redemption

Prior to February 15, 2013, the notes will not be redeemable. On or after February 15, 2013, we may redeem for cash all or a portion of the notes, upon not less than 30, nor more than 60 calendar days notice before the redemption date to the trustee, the paying agent and each holder of the notes, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date).

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

General

Prior to January 15, 2028, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Notice of Redemption,” and “—Conversion Upon Specified Corporate Transactions.” On and after January 15, 2028, the notes will be convertible until the close of business on the second business day immediately preceding the maturity date of the notes regardless of the foregoing conditions. Upon conversion, we will deliver, for each $1,000 principal amount of notes converted, either (i) a number of shares of our common stock equal to the conversion rate, or (ii) a combination of cash and shares of our common stock, if any, in each case as described under “—Payment Upon Conversion” below. In addition, at any time on or before the third scheduled trading day immediately preceding the applicable conversion period for net-share settlement described below, we may irrevocably waive in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations solely in shares of our common stock as described above.

The initial conversion rate will be shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described under “—Conversion Rate Adjustments.” This represents an initial conversion price of approximately $             per share of our common stock. The conversion rate (and consequently the conversion price) may also be adjusted in certain corporate transactions that also constitute a fundamental change. See “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” below.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest (including contingent interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including contingent interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest (including contingent interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and contingent interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2008 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include the underwriter or its affiliates) selected by us for this purpose.

A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

A holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 95% of the product of the last reported sale price of our common stock and the conversion rate for such trading day.

The “trading price” of the notes on any date of determination will be determined as provided above under “—Contingent Interest”; provided however that for purposes of the foregoing provision, if the bid solicitation agent cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 95% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the declaration date for such distribution; or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain Corporate Events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), we must notify holders of the notes at least 25 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is seven scheduled trading days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

Conversion During Specified Period Immediately Prior to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on January 15, 2028, until the close of business on the second business day immediately preceding stated maturity.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under either “—Purchase of Notes by Us at the Option of the Holder” or “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Delivery of any shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described below.

Payment Upon Conversion

In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the notes through delivery of (i) shares of our common stock equal to the applicable conversion rate (plus cash in lieu of any fractional shares) or (ii) a combination of cash and shares of our common stock, if any, as described below (which we refer to as the “net-share settlement” method). In addition, at any time on or before the third scheduled trading day prior to the applicable conversion period for net-share settlement, we may irrevocably waive, in our sole discretion without the consent of the holders, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligation in shares of our common stock (plus cash in lieu of any fractional shares) pursuant to clause (i) above. We will not be permitted to elect the option described in clause (i) above if we have made the election to waive our right to do so or if the conversion period for the applicable notes as described below would not commence on or after the scheduled trading day after our notice of settlement. Notwithstanding the foregoing, if we elect to redeem the notes, we will, in our notice of redemption, elect whether we will settle any conversions of notes called for redemption pursuant to clause (i) or (ii) above (unless we have irrevocably elected to waive our right to satisfy our conversion obligation pursuant to clause (i) above), which election shall apply to all notes converted following our notice of redemption.

If we elect to settle our obligation to convert the notes (the “conversion obligation”) solely in shares of our common stock as described above, we will deliver, as soon as practicable following the conversion date, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, plus cash in lieu of any fractional shares determined as described below.

If we elect to settle our conversion obligation through a net-share settlement (or if we have waived our right to settle our conversion obligation solely in shares of common stock as described above), we will deliver as soon as practicable following the last VWAP trading day of the conversion period, for each $1,000 principal amount of notes, the aggregate “daily settlement amount” for each of the 20 VWAP trading days during the conversion period for such notes.

The “conversion period” with respect to any note means:

•

with respect to any conversion date occurring during the period beginning on the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading-day period beginning on and including the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•

with respect to any note called for redemption, the 20 consecutive VWAP trading day period beginning on and including 22nd scheduled trading day prior to the redemption date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•	in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount,” for each of the 20 VWAP trading days during the applicable conversion period, will consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value relating to such day (the sum of such cash amount for each of the 20 VWAP trading days, the “principal return”); and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to the excess of the daily conversion value over $50, divided by the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such VWAP trading day (we refer the sum of such shares for each of the 20 VWAP trading days, the “net shares”).

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the conversion period, 1/20th of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock (or for the consideration into which our common stock has been exchanged in connection with certain corporate transactions) means, for each of the 20 consecutive VWAP trading days during the conversion period, in the case of our common stock, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page FTK.UQ<equity>AQR in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, or in the case of such other consideration, the market value of one share of our common stock (or of such other consideration) on such VWAP trading day as we determine in good faith using, if reasonably practicable, a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of the conversion obligation based on (i) in the case of a net-share settlement, the daily VWAP of our common stock on the last day of the conversion period, and (ii) otherwise, the last reported sale price of our common stock on the conversion date. The delivery of shares of our common stock, if any, will occur through the conversion agent or DTC, as the case may be.

Conversion Rate Adjustments

The conversion rate will be adjusted only as described below.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the foregoing provisions of this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the foregoing provisions of this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion date occurring during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender on exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, if the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See “U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “U.S. Federal Income Tax Considerations—Treatment of Non-U.S. Holders—Payments on Common Stock and Constructive Dividends.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, upon conversion of notes in respect of which we have elected to deliver common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment to the conversion rate except as specifically set forth in this“—Conversion Rate Adjustments” and in “—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

Without limiting the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including contingent interest, if any) on the notes.

No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption or, upon a fundamental change (as defined below), all adjustments not previously made will be made for all notes to be converted after our notice of redemption to the applicable redemption date or after our notice of a fundamental change, as applicable.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.

From and after the effective time of such transaction:

•

the conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the daily VWAP will be determined based on the daily VWAP of one unit of reference property that constitutes securities.

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above under “—Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” in connection with a corporate transaction that also constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) on or following the effective date of such transaction and the effective date of which occurs on or prior to February 15, 2013, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change if such notes are surrendered for conversion on or following the effective date of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$
February , 2008
February 15, 2008
February 15, 2009
February 15, 2010
February 15, 2011
February 15, 2012
February 15, 2013

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, the conversion rate shall not exceed                 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

An increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See “U.S. Federal Income Tax Considerations.”

As described above under “—Recapitalizations, Reclassifications and Changes of our Common Stock,” upon effectiveness of any fundamental change and a related conversion, the conversion rate with respect to the notes submitted for conversion will be determined based upon by the reference property, which will likely consist of cash, securities or other property not listed on a national securities exchange.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on February 15, 2013, February 15, 2018 and February 15, 2023 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including any contingent interest) to such purchase date. All notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•

the notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and any contingent interest upon delivery on transfer of the notes).

We will be responsible for making all determinations (such determinations to be made reasonably) with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder, absent manifest error.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any contingent interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange or quoted on an established automated over-the-counter trading market in the United States for a period of 30 consecutive scheduled trading days.

A fundamental change described in clause (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clause (2) of the definition consists of shares of common stock (or depositary receipts or shares evidencing common stock) traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clause (2) of the definition (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture, including through DTC) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•

if conversion of the notes is permitted in connection with such fundamental change as described in“—Conversion Rights—Conversion Upon Specified Corporate Transactions—Certain Corporate Events,” the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any contingent interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that is not a fundamental change (as defined).

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections, and any such determination shall be binding on the applicable holder.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our and our subsidiaries’ assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our senior credit facility currently contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Events of Default

In addition to those events of default described in the accompanying prospectus under the heading “Description of Debt Securities —Events of Default,” the following are events of default under the indenture for the notes:

(1) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(2) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion Upon Specified Corporate Transactions” when due;

(3) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture (or 180 days with respect to any failure to comply with the covenant described under “—Reports”);

(4) except as permitted by the indenture, any subsidiary guarantee of any significant subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor which is a significant subsidiary, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee;

(5) default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $15 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or

(6) a final judgment or decree for the payment of $15 million or more rendered against the Company or any subsidiary, which judgment is not fully covered by insurance or not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(l) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be in addition to any contingent interest described under “—Contingent Interest” above. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

Except to enforce the right to receive payment of principal or interest, including any contingent interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 150 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, in addition to those provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Modification and Waiver,” the indenture or the notes may not be amended without the consent of each holder of an outstanding note affected to, among other things:

(1) extend the stated time for payment of interest, including contingent interest, on any note;

(2) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest, including contingent interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(3) make any change that impairs or adversely affects the conversion rights of any notes;

(4) reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments; or

(5) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, or upon conversion or otherwise, cash or shares of common stock (in respect of conversions) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports

The Company shall deliver to the trustee, within 15 days after filing with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For the avoidance of doubt, the foregoing is not intended to create any obligation to timely file reports with the SEC.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, as such, will have any liability for any obligations of the Company under the notes or the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, and the applicable conversion rate of the notes and any adjustments thereto. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance shall not apply to the notes.

Trustee

American Stock Transfer & Trust Company is the initial trustee, registrar, paying agent and conversion agent for the notes. In each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, it assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of us, the Trustee, the subsidiary guarantors or the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including contingent interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. None of us, the subsidiary guarantors, the underwriter or the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with this offering of notes, we are offering, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and by means of a separate prospectus supplement, up to              shares of our common stock, all of which are being borrowed by an affiliate of Bear, Stearns & Co. Inc., the underwriter in the common stock offering. We will not receive any proceeds of that offering of common stock.

To make the purchase of the notes offered pursuant to this prospectus supplement more attractive to prospective investors, we have entered into a share lending agreement (the “share lending agreement”), dated February     , 2008, with Bear, Stearns & Co. Inc., as agent for its affiliate, BSIL, as principal, under which we have agreed to loan to BSIL up to 3,800,000 shares of our common stock (the “borrowed shares”) during a period beginning on the date we entered into the share lending agreement and ending on February 15, 2028, or, if earlier, the date as of which we have notified BSIL in writing of our intention to terminate the share lending agreement in accordance with its terms, including at any time after the entire principal amount of the notes ceases to be outstanding as the result of conversion, repurchase or redemption, which we refer to as the “loan availability period.” We will receive a loan fee of $0.0001 per share for each share of common stock that we loan to BSIL.

Under the share lending agreement, BSIL is permitted to use the shares borrowed from us and offered in the common stock offering only for the purpose of directly or indirectly facilitating the sale of the notes and the hedging of the notes by holders as described below.

The delivery of the borrowed shares under the share lending agreement is contingent upon the closing of this offering, and the closing of this offering of notes is contingent upon the delivery of the borrowed shares pursuant to the share lending agreement.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if this offering is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	BSIL may terminate all or any portion of a loan at any time.

•

We may terminate any or all of the outstanding loans upon a default by BSIL under the share lending agreement, including a breach by BSIL of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of BSIL.

In addition, upon the conversion of the notes, a number of shares of common stock proportional to the conversion rate for such notes must be returned to us. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

Any shares that we loan to BSIL will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, BSIL has agreed:

•	To pay to us, within one business day after the relevant payment date, an amount equal to any cash dividends that we pay on the borrowed shares; and

•	To pay or deliver to us; upon termination of the loan of borrowed shares, any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

To the extent the borrowed shares we initially lend under the share lending agreement and offered in the common stock offering have not been sold or returned to us, BSIL has agreed that it will not vote any such borrowed shares of which it is the record owner. BSIL has also agreed under the share lending agreement that it will not transfer or dispose of any borrowed shares, other than to its affiliates, unless such transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from BSIL (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our common stock.

In view of the contractual undertakings of Bear, Stearns & Co. Inc. in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

We have been advised by BSIL that it, or its affiliates, intend to use shares borrowed from us to facilitate the establishment by investors in our notes of hedged positions in the notes through purchases of common stock from such investors in short sales transactions or the entry into privately negotiated derivative transactions with those investors. In addition, BSIL and its affiliates may engage in such transactions at any time and from time to time during the term of the share lending agreement in share amounts to be determined by BSIL and such affiliates. Further, BSIL and its affiliates may from time to time purchase our shares in the market and use such shares to facilitate other similar transactions or other transactions in our common stock.

The existence of the share lending agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors—Risks Related to the Notes—The effect of the issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments in the notes, may be to lower the market price of our common stock.” However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the notes pursuant to this prospectus supplement on terms more favorable to us than we could have otherwise obtained.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This is a discussion of certain U.S. federal income tax considerations relevant to holders of the notes and, where noted, the common stock issuable upon a conversion of the notes. All references to “holders” (including U.S. holders and Non-U.S. holders, as defined below) are to beneficial owners of the notes. The discussion below deals only with holders who hold notes or common stock as capital assets for U.S. federal income tax purposes, and does not purport to deal with persons in special tax situations, including, for example, banking institutions or other financial institutions, insurance companies, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), traders in securities that elect to use the mark-to-market method of accounting for their securities, dealers in securities or currencies, real estate investment trusts, tax-exempt entities, persons holding the notes or common stock in a tax-deferred or tax-advantaged account, expatriates, or persons holding the notes or common stock as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes.

We do not address all of the tax consequences that may be relevant to a holder of the notes or common stock. In particular, we do not address:

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes;

•	the U.S. federal income tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes; or

•	all tax consequences to U.S. holders of owning or disposing of our common stock.

This discussion does not address the tax consequences resulting to a holder of the notes that is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes or any investors or equity holders in such entities. The tax treatment of an investor in such an entity will generally depend upon the status of the investor and the activities of the partnership or other pass-through entity. We urge any holder of notes that is a partnership or other pass-through entity for U.S. federal income tax purposes and partners, investors, members and other equity holders in such entities to consult their tax advisors about the tax consequences relating to the purchase, ownership and disposition of the notes.

This discussion is based upon the provisions of the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. In addition, the application of the Treasury regulations governing contingent payment debt obligations to the notes is uncertain in several respects, and we have not sought a ruling from the Internal Revenue Service, or IRS, with respect to any of the tax consequences discussed below. There is no authority under U.S. federal income tax law directly addressing the U.S. federal income tax treatment of instruments such as the notes. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described in this discussion. Any treatment different than that described could affect the amount, timing, character and treatment of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of the notes.

This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the notes. We urge persons considering the purchase of the notes to consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes (or common shares acquired upon conversion of the notes) arising under other U.S. federal tax laws and the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

We intend to treat the notes as indebtedness for U.S. federal income tax purposes and intend to take the position that the notes will be subject to the Treasury regulations governing contingent payment debt instruments (which we refer to as the “CPDI regulations”), and the remainder of this discussion assumes that the notes will be so treated. Pursuant to the terms of the indenture, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations with a “comparable yield” calculated in the manner described below.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that apply to you if you are a U.S. holder of notes. A U.S. holder is a beneficial owner of the notes that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States (including certain former citizens and former long-term residents);

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) that was in existence on August 20, 1996 and that has a valid election in effect under applicable Treasury regulations to continue to be treated as a U.S. person.

Accrual of Interest on the Notes

Because the notes will be treated as contingent payment debt obligations for U.S. federal income tax purposes, all payments on the notes including stated interest will be taken into account under the CPDI regulations and actual cash payments of interest on the notes will not be reported separately as taxable income. The effect of the CPDI regulations will be to require a U.S. holder to accrue interest income on the notes in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the stated semi-annual cash interest payable on the notes and any contingent interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

(2) multiplied by the number of days during the accrual period that the U.S. holder held the notes; and

(3) divided by the number of days in the accrual period.

The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made (including payments of stated cash interest) with respect to the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a nonconvertible, fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is     %, compounded semi-annually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

The CPDI regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes the semi-annual stated cash interest payable on the notes at the rate of     % per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

Pursuant to the terms of the indenture, each holder of notes agrees to use the comparable yield and the schedule of projected payments described above in determining its interest accruals in respect of the notes and in determining the adjustments thereto described below. The comparable yield will be set forth in the indenture. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Flotek Industries, 2930 West Sam Houston Parkway North, Suite 300, Houston, Texas 77043, Attention: Investor Relations.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Adjustments to Interest Accruals on the Notes

As noted above, the projected payment schedule includes amounts attributable to the stated semi-annual cash interest payable on the notes. Accordingly, the receipt of the stated semi-annual cash interest payments will not be separately taxable to U.S. holders. If, during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year in which a holder converts a note include the fair market value of our common stock (and cash, if any) received upon conversion of a note.

If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (i) first reduce the U.S. holder’s interest income on the notes for that taxable year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes or will reduce the amount realized on the sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement of the notes.

Certain U.S. holders will receive IRS Forms 1099-OID reporting interest accruals on their notes. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of the notes at a price that differs from their adjusted issue price on the date of purchase. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any IRS Form 1099-OID.

Purchase of Notes at a Price other than the Adjusted Issue Price

The general U.S. federal income tax rules for accruing and amortizing discount and premium do not apply to the notes. If a U.S. holder purchases a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, the U.S. holder will be required to accrue interest income on the note based on the projected payment schedule determined as of the issue date of the note even if market conditions have changed since the date of issuance. A U.S. holder must reasonably allocate any difference between the adjusted issue price and the U.S. holder’s tax basis in the note to daily portions of interest or projected payments over the remaining term of the note. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. Any positive adjustment or negative adjustment a U.S. holder is required to make if the U.S. holder purchases notes at a price other than the adjusted issue price will increase or decrease, respectively, the U.S. holder’s tax basis in the notes. We urge U.S. holders to consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

If the notes become listed on a securities exchange, a safe harbor allows the holder to allocate any difference between the holder’s basis and the adjusted issue price of the notes pro-rata to daily portions of interest over the remaining term of the notes, unless the holder’s yield, after taking into account this allocation, is less than the IRS specified applicable federal rate.

Sale, Exchange, Conversion or Redemption of the Notes

Upon a sale, exchange or redemption of a note, a U.S. holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock (and cash, if any) upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock (and cash, if any) by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations, which may result in a positive or negative adjustment as described above.

The amount of gain or loss recognized on a taxable sale, exchange or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, except with respect to any difference between your purchase price and the adjusted issue price of the note) and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid). Gain recognized upon a sale, exchange or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses is subject to limitations.

A U.S. holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate for the notes will be adjusted in certain circumstances, including if we pay a cash dividend to holders of our common stock (See “Description of the Notes—Conversion Rate Adjustments”). Such adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for either the reduced rates of tax applicable to qualified dividend income or the dividends received deduction available to U.S. corporations.

Backup Withholding Tax and Information Reporting

We are required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners. Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) if a U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

Treatment of Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that apply to you if you are a Non-U.S. holder of the notes or common stock issuable upon a conversion of the notes. For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder and is not a partner in an entity treated as a partnership for U.S. federal income tax purposes.

Payments with Respect to the Notes

All payments on the notes made to a Non-U.S. holder, including contingent interest payments, a payment in our common shares pursuant to a conversion, and any gain realized on a sale, exchange, redemption or conversion of the notes, will be exempt from U.S. income or withholding tax provided that:

•

such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•

the Non-U.S. holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

•

such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and in the case of an applicable tax treaty, are not attributable to a U.S. permanent establishment of the Non-U.S. holder);

•	in the case of a Non-U.S. holder who is an individual, such individual is present in the United States for less than 183 days in the taxable year of the disposition; and

•	we are not a “U.S. real property holding corporation” for U.S. federal income tax purposes.

In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised most of our assets. We believe that we are not and have not been a U.S. real property holding corporation and do not anticipate becoming one in the future. If, however, we are or were to become a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. holder (i) who owns, within the shorter of the five-year period preceding the date of such Non-U.S. holder’s disposition of a note or the Non-U.S. holder’s holding period in the note, more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns within the time period described in (i) notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on an established securities market, or (iii) who actually or constructively owns more than 5% of our common stock, will be subject to U.S. tax on the sale, exchange, redemption or conversion thereof.

If a Non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes (including original issue discount) is effectively connected with the conduct of such trade or business (and in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. holder), the Non-U.S. holder, although exempt from the withholding tax on interest, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the notes in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a Non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Payments on Common Stock and Constructive Dividends

Any dividends paid to a Non-U.S. holder with respect to common stock issuable upon conversion of a note (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “—Constructive Dividends” above), will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or a reduction of, withholding under the benefit of such a tax treaty. However, dividends that are effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States, and where an applicable income tax treaty so requires, are attributable to a U.S. permanent establishment, are not subject to withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax described in the preceding paragraph.

Because any deemed distributions resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “—Constructive Dividends” above will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we (or a third party withholding agent) may set off any withholding tax that we (or such third party) are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note.

Sale, Exchange or Redemption of Common Stock

A Non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless:

•

the gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States (and, in the case of an applicable tax treaty, the gain is attributable to a U.S. permanent establishment of the Non-U.S. holder);

•	the Non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of the disposition; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. holder has actually or constructively owned more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, provided that our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes.

We believe that we are not and have not been a U.S. real property holding corporation and do not anticipate becoming one in the future.

Backup Withholding Tax and Information Reporting

Information returns may be filed with the IRS in connection with the payments on the notes and the proceeds from the sale or other disposition of the notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement with tax authorities of the country in which a Non-U.S. holder resides.

In general, a Non-U.S. holder will not be subject to information reporting and U.S. backup withholding tax with respect to payments made by us on the notes or the common stock issuable on conversion of the notes if the Non-U.S. holder has provided us with an IRS Form W-8BEN (or successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds from a sale or other disposition of the notes or common stock made within the United States or through certain U.S. financial intermediaries if the payor receives such a form or the Non-U.S. holder otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Holders are urged to consult their tax advisors regarding the application of backup withholding and information reporting.

This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the notes. If you are considering a purchase of the notes, we urge you to consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

UNDERWRITING

We have entered into an underwriting agreement dated February     , 2008 with Bear, Stearns & Co. Inc., who will be the underwriter, and subject to the conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the entire principal amount of notes.

Option to Purchase Additional Notes

We have granted to the underwriter a 13-day option to purchase up to an additional $15.0 million principal amount of notes.

Lock-Up Agreements

We, and our executive officers and directors, have agreed, for a period of 60 days from the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or any warrants or other rights to purchase shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Bear, Stearns & Co. Inc. The foregoing restrictions on sales do not apply to the concurrent offering of our common stock described under “Description of Share Lending Agreement”, our ability to sell securities to the underwriter pursuant to the underwriting agreement or to issue any shares of our common stock issuable on conversion of the notes and certain other exceptions. In addition, the foregoing restriction does not apply to our ability to issue our common stock in exchange for our outstanding securities, pursuant to our existing stock compensation plans or under outstanding securities convertible into common stock.

Stabilization and Short Positions

In connection with the offering of the notes, the underwriter may engage in certain transactions that may stabilize the price of our common stock or the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock or the price of the notes. In addition, if the underwriter over-allots by selling more notes than is set forth on the cover page of this prospectus supplement, and thereby creates a short position in the notes in connection with the offering, the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilizing or reducing a short position could cause the price of a security to be higher than it might otherwise be until the absence of such purchases. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions above may have on the price of our common stock or the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

The notes are a new issue of securities for which there is no market. The underwriter has advised us that it intends to make a market in the notes. The underwriter is not obligated however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriter. Accordingly, we cannot assure the liquidity of, or trading market for, the notes. We have applied to list the notes on the New York Stock Exchange. No assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the notes, or the liquidity or trading market for the notes.

Indemnification

The underwriting agreement provides that we and the subsidiary guarantors will indemnify the underwriter against certain liabilities, including liabilities under the U.S. securities laws, or will contribute to any payments the underwriter may be required to make for such liabilities. We and the subsidiary guarantors have also agreed to reimburse the underwriter for certain expenses incurred by them in connection with this offering.

Discount and Expenses

The following table summarizes the compensation and estimated expenses we will pay.

	Per Share	Total
Underwriting Discounts and Commissions paid by us	$	$
Expenses payable by us	$	$

Electronic Distribution

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of notes for sale to online brokerage account holders.

Other than the prospectus supplement in electronic format, the information on the underwriter’s web site and any information contained in any other web sites maintained by the underwriter is not part of the prospectus supplement, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied on by investors.

Investment Banking Services

The underwriter has performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Concurrent Offering and Share Lending Agreement

Concurrently with this offering, we are offering, in a transaction registered under the Securities Act and by means of a prospectus supplement, up to 3,800,000 shares of our common stock that we have agreed to loan to BSIL, an affiliate of Bear, Stearns & Co. Inc. pursuant to a share lending agreement described in “Description of Share Lending Agreement.” We have been advised by BSIL that it or its affiliates intend to use the short sale of our common stock pursuant to that offering to facilitate transactions by which investors in the notes may hedge their investments in our common stock. See “Description of Share Lending Agreement.” In connection with facilitating those transactions, BSIL and its affiliates expect to receive customary, negotiated fees from investors in our notes.

LEGAL MATTERS

The validity of the notes and the underlying common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Flotek Industries, Inc. as of and for the years ended December 31, 2006, 2005 and 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of CAVO Drilling Motors, Ltd. Co. as of and for the nine months ended September 30, 2007, incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Teledrift, Inc. as of September 30, 2007 and December 31, 2006 and for the nine months ended September 30, 2007, and for the years ended December 31, 2006 and 2005, included in this prospectus supplement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, and are so included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Teal Supply Company d/b/a Triumph Drilling Tools, Inc. as of and for the nine months ended September 30, 2007, and as of and for the year ended December 31, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Elms, Faris & Company, LLP, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Teledrift, Inc.

We have audited the accompanying balance sheets of Teledrift, Inc. (the “Company”) as of September 30, 2007 and December 31, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows for the nine months ended September 30, 2007 and each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2007 and December 31, 2006, and the results of its operations and its cash flows for the nine months ended September 30, 2007 and each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

UHY LLP

Houston, Texas

February 1, 2008

TELEDRIFT, INC.

BALANCE SHEETS

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,896,811	$1,753,417
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $0 at September 30, 2007 and December 31, 2006, respectively	4,276,192	3,713,527
Inventories, net	2,055,158	1,707,722
Other current assets	33,242	189,392

Total current assets	8,261,403	7,364,058
Property, plant and equipment, net	9,055,352	7,063,828

Total Assets	$17,316,755	$14,427,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,048,249	$1,551,281
Accrued liabilities	200,829	79,237

Total current liabilities	1,249,078	1,630,518

Total liabilities	1,249,078	1,630,518

Stockholders’ equity:
Common Stock, $1 par value; 50,000 shares authorized, 520 shares issued and 495 shares outstanding	520	520
Additional paid-in capital	466,667	266,667
Treasury stock	(1,000,000)	(1,000,000)
Retained earnings	16,600,490	13,530,181

Total stockholders’ equity	16,067,677	12,797,368

Total Liabilities and Stockholders’ Equity	$17,316,755	$14,427,886

See notes to the financial statements.

TELEDRIFT, INC.

STATEMENTS OF INCOME

	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Revenues	$12,815,519	$13,996,456	$7,799,665

Expenses:
Selling, general and administrative	4,565,657	4,772,909	3,232,623
Depreciation and amortization	1,241,630	1,236,748	740,683
Research and development	339,339	108,000	110,151
Stock compensation expense	200,000	266,667	—
Freight charges	229,620	250,672	211,680

Total expenses	6,576,246	6,634,996	4,295,137

Gain on equipment lost in hole	1,971,448	1,673,246	1,567,993

Income from operations	8,210,721	9,034,706	5,072,521

Other income (expense):
Interest expense	—	(50,604)	(25,828)
Other, net	112,391	213,677	76,178

Total other income (expense)	112,391	163,073	50,350
Income before income taxes	8,323,112	9,197,779	5,122,871
Provision for income taxes	(452,803)	(373,651)	(62,801)

Net income	$7,870,309	$8,824,128	$5,060,070

See notes to the financial statements.

TELEDRIFT, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Par Value	Shares	Par Value
Balance January 1, 2005	500	$500	—	$—	$—	$5,645,983	$5,646,483
Common stock issued (repurchased)			(25)	(1,000,000)	—	—	(1,000,000)
Distributions to stockholders	—	—	—	—	—	(2,400,000)	(2,400,000)
Net income	—	—	—	—	—	5,060,070	5,060,070

Balance December 31, 2005	500	500	(25)	(1,000,000)	—	8,306,053	7,306,553
Distributions to stockholders	—	—	—	—		(3,600,000)	(3,600,000)
Stock compensation expense	20	20	—	—	266,667	—	266,687
Net income	—	—	—	—	—	8,824,128	8,824,128

Balance December 31, 2006	520	520	(25)	(1,000,000)	266,667	13,530,181	12,797,368
Distributions to stockholders	—	—	—	—	—	(4,800,000)	(4,800,000)
Stock compensation expense	—	—	—	—	200,000	—	200,000
Net income	—	—	—	—	—	7,870,309	7,870,309

Balance September 30, 2007	520	$520	(25)	$(1,000,000)	$466,667	$16,600,490	$16,067,677

See notes to the financial statements.

TELEDRIFT, INC.

STATEMENTS OF CASH FLOW

	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Cash flows from operating activities:
Net income	$7,870,309	$8,824,128	$5,060,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,241,630	1,236,748	740,683
(Gain) loss on sale of assets	(1,971,448)	(1,673,246)	(1,567,993)
Stock compensation expense	200,000	266,667	—
Change in assets and liabilities:
Accounts receivable	(562,665)	(1,235,294)	(645,188)
Inventories	(347,436)	(661,956)	(484,879)
Deposits and other	156,150	(104,157)	188,068
Accounts payable	(503,032)	305,692	766,441
Accrued liabilities and other	121,592	(15,007)	58,326

Net cash provided by operating activities	6,205,100	6,943,575	4,115,528

Cash flows from investing activities:
Proceeds from sale of equipment	2,346,693	1,871,328	1,786,895
Other assets	—	—	134,854
Capital expenditures	(3,608,399)	(3,179,798)	(3,391,344)

Net cash used in investing activities	(1,261,706)	(1,308,470)	(1,469,595)

Cash flows from financing activities:
Proceeds from issuance of restricted stock	—	20	—
Repurchase of stock	—	—	(1,000,000)
Proceeds from borrowings	—	—	1,000,000
Repayments of indebtedness	—	(1,000,000)	—
Distributions to shareholders	(4,800,000)	(3,600,000)	(2,400,000)

Net cash used in financing activities	(4,800,000)	(4,599,980)	(2,400,000)
Net increase in cash and cash equivalents	143,394	1,035,125	245,933
Cash and cash equivalents at beginning of period	1,753,417	718,292	472,359

Cash and cash equivalents at end of period	$1,896,811	$1,753,417	$718,292

Supplemental disclosure of cash flow information:
Interest paid	$—	$50,604	$25,828
Income taxes paid	$464,873	$359,116	$57,443

See notes to the financial statements.

TELEDRIFT, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Business and Basis of Presentation

Teledrift, Inc. (“Teledrift” or the “Company”) has provided survey instruments to oil and gas operators and drilling contractors since 1986. The Company, which was originally formed from the assets of the Teledrift division of Hughes Tool Company, is headquartered in Oklahoma City, Oklahoma. Teledrift tools have been utilized in the industry for over 30 years. Its business model incorporates agents supplying unmanned, rig-operated tools to end customer in both domestic and international locales.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation: The financial statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalent: Cash equivalents consist of highly liquid investments with an original maturity of three months or less. The Company had cash deposits in financial institutions in excess of the federally insured limit of $100,000 at September 30, 2007 and December 31, 2006. The Company regularly monitors the financial condition of these institutions in which it has depository accounts and believes the risk of loss is minimal.

Revenue Recognition: Revenue for domestic and most international product rentals is recognized when all of the following criteria have been met: (i) evidence of an agreement exists, (ii) products are shipped or services rendered to the customer, (iii) the price to the customer is fixed and determinable and (iv) collectability is reasonably assured. Accounts receivable are recorded at that time, net of any discounts. The Company operates through agents in both domestic and international markets and recognizes net revenues received from the agents. Earnings are charged with a provision for doubtful accounts based on a current review of collectability of the accounts receivable. Accounts receivable deemed ultimately uncollectible are applied against the allowance for doubtful accounts. Revenue from international activities accounted for 35%, 36% and 46% of total revenue for the nine months ended September 30, 2007 and years ended December 31, 2006 and 2005, respectively.

Lost In-Hole: During the course of normal drilling activity, motors and other oilfield equipment are lost in-hole by customers and agents. The Company bills the customers and agents for the lost equipment and recognizes the gain or loss on the sale of the equipment. For the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, the Company billed their customers and agents $2,346,693, $1,871,328 and $1,786,895 for equipment lost in hole, respectively.

Inventories: Inventories consist of work-in-process, spare parts and finished goods. Inventories are carried at the lower of cost or market using the weighted average cost method.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. The Company determines value of acquired property, plant and equipment on the lower of (a) replacement cost or (b) appraised value. The cost of ordinary maintenance and repairs is charged to operations, while replacements and major improvements are capitalized. Depreciation is provided at rates considered sufficient to depreciate the cost of the assets using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	3-24 years
Machinery and equipment	3-7 years
Rental tools	3-7 years
Furniture and fixtures	3-7 years
Transportation equipment	3-5 years
Computer equipment	3-5 years

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used

TELEDRIFT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds either the fair value or the estimated discounted cash flows of the assets, whichever is more readily measurable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Financial Instruments: The Company considers the fair value of all financial instruments (primarily accounts receivable and notes payable) not to be materially different from their carrying values at the end of each fiscal year based on management’s estimate of the collectability of net accounts receivable and due to its ability to borrow funds under favorable terms and conditions.

The Company has no off-balance sheet debt or other off-balance sheet financing arrangements. The Company has not entered into derivatives or other financial instruments.

Research and Development Costs: Expenditures for research activities relating to product development and improvement are charged to expense as incurred.

Income Taxes: The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an S Corporation. The stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the Company’s financial statements. Certain specific deductions and credits flow through the Company to its stockholders. The provision for income taxes includes taxes withheld on payments received from agents in various countries where the Company transacts business.

Stock-Based Compensation: The Company recognizes compensation expense associated with stock-based awards under the recognition and measurement principles of SFAS No. 123R, “Accounting for Stock-Based Compensation”.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from these estimates.

Note 3—Inventories

The components of inventories as of September 30, 2007 and December 31, 2006 were as follows:

	September 30, 2007	December 31, 2006
Work-in-process	$209,301	$148,993
Spare parts and finished goods	1,845,857	1,558,729

	$2,055,158	$1,707,722

TELEDRIFT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 4—Property, Plant and Equipment

As of September 30, 2007 and December 31, 2006, property, plant and equipment were comprised of the following:

	September 30, 2007	December 31, 2006
Land	$437,409	$50,590
Buildings and leasehold improvements	336,773	336,773
Machinery and equipment	88,696	88,696
Rental tools	13,327,264	10,803,352
Furniture and fixtures	264,292	262,934
Transportation equipment	465,167	401,819

Gross property, plant and equipment	14,919,601	11,944,164
Less: Accumulated depreciation	(5,864,249)	(4,880,336)

Net property, plant and equipment	$9,055,352	$7,063,828

Depreciation expense for the nine month period ended September 30, 2007 and the years ended December 31, 2006 and 2005 was $1,241,630, $1,236,748 and $740,683, respectively.

Note 5—Related Party Transactions

The Company periodically contracts with a stockholder of the Company for usage of his private airplane for the purpose of site visits to domestic agent locations. The Company is responsible for purchasing fuel and hiring pilots. These costs are expensed as incurred. During the nine months ended September 30, 2007 and the year ended December 31, 2006, the Company incurred expenses of $1,997 and $6,693 related to this service, respectively.

Note 6—Commitments and Contingencies

The Company is involved, on occasion, in routine litigation incidental to its business.

The Company has entered into operating leases for engineering/research and development facilities and field operation facilities. Future minimum lease payments under these leases as of September 30, 2007 are as follows:

2007	$10,106
2008	$41,425
2009	$17,581
2010	—

Total rent expense under these operating leases totaled $54,467, $65,987 and $26,656 during the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, respectively.

401(k) Retirement Plan

The Company maintains a Simple IRA retirement plan for the benefit of eligible employees in the United States. All employees are eligible to elect to participate in the plan during April and October election periods,

TELEDRIFT, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

regardless of date of employment. As of September 30, 2007 and December 31, 2006, the Company matches up to 3% of employee contributions. All matching contributions vest immediately. Company matching contributions to the Plan totaled $13,528 for the nine months ended September 30, 2007 and $23,321 and $13,568 for the years ended December 31, 2006 and 2005, respectively.

Stock-Based Compensation

The Company recognizes stock-based payments to employees based on their grant-date fair values. In January 2006, the Company granted 20 shares of common stock as a restricted stock award to an employee which vests over a period of three years from the date of grant. The fair value of the stock granted was approximately $800,000. The Company has recognized stock compensation expense of $200,000 and $266,667 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

Note 7—Significant Concentrations

Customer concentrations: During the nine months ended September 30, 2007, one customer accounted for approximately 15% of revenue. Accounts receivable of approximately $656,000 was due from this customer as of September 30, 2007. During the year ended December 31, 2006, two customers accounted for approximately 22% of revenue. Accounts receivable of approximately $822,000 was due from these customers as of December 31, 2006.

FLOTEK INDUSTRIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Triumph Drilling Tools, Inc. (“Triumph”) acquisition, CAVO Drilling Motors, Ltd. Co. (“CAVO”) acquisition and the Teledrift, Inc. (“Teledrift”) acquisition. The unaudited pro forma combined balance sheet as of September 30, 2007 is presented as if the CAVO and Teledrift acquisitions had occurred on that date. The unaudited pro forma combined statement of income for the year ended December 31, 2006 assumes that the Triumph and Teledrift acquisitions occurred on January 1, 2006. The unaudited pro forma combined statements of income for the nine months ended September 30, 2007 assumes that the Teledrift and CAVO acquisitions occurred on January 1, 2007.

The unaudited pro forma combined condensed financial statements should be read in conjunction with (i) the historical consolidated financial statements of Flotek included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2007; (ii) the historical combined financial statements of CAVO included in the Form 8-K filed on January 29, 2008; and (iii) the historical combined financial statements of Teledrift included herein. The unaudited pro forma combined condensed financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the CAVO and Teledrift acquisitions had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results in the future. The pro forma adjustments, as described in the Notes to Pro Forma Combined Condensed Financial Statements, are based upon available information and certain assumptions that Flotek’s management believes are reasonable.

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED BALANCE SHEET

SEPTEMBER 30, 2007

(Unaudited)

	(a) Flotek	(b) CAVO	CAVO Pro Forma Adjustments		( b) Teledrift	Teledrift Pro Forma Adjustments		Pro Forma for the Transaction
	(In thousands of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$1,167	$1,019	$—		$1,897	$—		$4,083
Accounts receivable, net	24,939	1,319	(171	)(c)	4,276	—		30,363
Inventories, net	20,017	1,849	—		2,055	—		23,921
Deferred tax assets, current	110	95	—		—	—		205
Other current assets	1,057	75	—		34	—		1,166

Total current assets	47,290	4,357	(171)		8,262	—		59,738
Investment in affiliate	7,187	—	(7,187	)(d)	—	—		—
Property, plant and equipment, net	36,747	2,472	500	(e)	9,055	4,956	(e)	53,730
Goodwill	45,648	—	12,936	(f)	—	63,976	(f)	122,560
Intangible and other assets, net	7,961	—	3,000	(g)	—	15,000	(j)(k)	25,961

TOTAL ASSETS	$144,833	$6,829	$9,078		$17,317	$83,932		$261,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,534	$65	$(171	)(c)	$1,048	$—		$8,476
Accrued liabilities	6,081	2,128	—		201	—		8,410
Current portion of long-term debt	6,196	189	—		—	—		6,385

Total current liabilities	19,811	2,382	(171)		1,249	—		23,271
Long-term debt, less current portion	49,501	1,120	12,500	(h)	—	100,000	(l)	163,121
Deferred tax liability, less current portion	2,369	76	—		—	—		2,445

Total liabilities	71,681	3,578	12,329		1,249	100,000		188,837

Stockholders’ equity	73,152	3,251	(3,251	)(i)	16,068	(16,068	)(i)	73,152

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$144,833	$6,829	$9,078		$17,317	$83,932		$261,989

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(Unaudited)

	(a) Flotek	(b) CAVO	CAVO Pro Forma Adjustments		(b) Teledrift	Teledrift Pro Forma Adjustments		Pro Forma for the Transactions
	(in thousands, except share data)
Revenue	$114,609	$8,649	$(3,765	)(m)	$12,816	$—		$132,309
Operating expenses	91,191	5,296	(745	)(n)(o)(p)	6,577	2,102	(o)(p)	104,421
Gain on equipment lost in hole	—	—	—		1,972	—		1,972

Income from operations	23,418	3,353	(3,020)		8,211	(2,102)		29,860
Interest expense	(2,544)	(74)	(656	)(q)	—	(3,608	)(t)	(6,882)
Other, net	709	104	(647	)(r)	112	—		278
Provision for income taxes	(7,975)	(1,246)	1,513	(s)	(453)	(462	)(s)	(8,623)

Net income	$13,608	$2,137	$(2,810)		$7,870	$(6,172)		$14,633

Basic earnings per common share	$0.75							$0.80
Diluted earnings per common share	$0.71							$0.76
Weighted average common shares used in computing basic earnings per common share	18,215							18,224 (u)
Incremental common shares from stock options and warrants	1,072							1,072

Weighted average common shares used in computing diluted earnings per common share	19,287							19,296

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2006

(Unaudited)

	(a) Flotek	(m) Triumph	Triumph Pro Forma Adjustments		Teledrift	Teledrift Pro Forma Adjustments		Pro Forma for the Transactions
	(in thousands, except share data)
Revenue	$100,642	$15,996	$—		$13,997	$—		$130,635
Operating expenses	81,789	13,600	1,285	(o)(p)	6,635	2,884	(o)(p)	106,193
Gain on equipment lost in hole	—	—	—		1,673	—		1,673

Income from operations	18,853	2,396	(1,285)		9,035	(2,884)		26,115
Interest expense	(1,005)	(341)	(1,649	)(q)	(51)	(4,810	)(t)	(7,856)
Other, net	85	56	—		214	—		355
Provision for income taxes	(6,583)	—	1,027	(s)	(374)	(153	)(s)	(6,083)

Net income	$11,350	$2,111	$(1,907)		$8,824	$(7,847)		$12,531

Basic earnings per common share	$0.66							$0.72
Diluted earnings per common share	$0.61							$0.67
Weighted average common shares used in computing basic earnings per common share	17,290							17,290
Incremental common shares from stock options and warrants	1,298							1,298

Weighted average common shares used in computing diluted earnings per common share	18,588							18,588

FLOTEK INDUSTRIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a)	Historical unaudited financial statements.

(b)	Historical audited financials statements.

(c)	Reflects the elimination of intercompany receivables and payables between CAVO and Flotek.

(d)	Reflects the elimination of Flotek’s equity investment in CAVO purchased on January 31, 2007.

(e)	Reflects the step-up in the basis of the fixed assets as a result of the acquisition to the fair market value.

(f)	Reflects the preliminary estimated excess of purchase price to the fair value of net assets acquired.

(g)	Reflects the preliminary estimated fair value of intangible assets such as customer lists as a result of the acquisition.

(h)	Reflects the cash needed to complete the acquisition of CAVO.

(i)	Reflects the elimination of acquisition stockholders’ equity balances.

(j)	Reflects the preliminary estimated fair value of intangible assets such as customer lists, non-competes, patents pending, trade secrets and branding.

(k)	Reflects the preliminary estimated deferred financing costs of $4.1 million and $0.8 million of capitalized deal expenses.

(l)	Reflects the debt from the issuance of $100 million in convertible notes used to complete the acquisition of Teledrift.

(m)	Reflects the elimination of intercompany sales.

(n)	Reflects the elimination of estimated cost of goods sold for intercompany sales. Elimination does not reflect elimination of overhead or indirect costs.

(o)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

(p)	Reflects the increase in amortization due to the acquisition of intangible assets.

(q)	Reflects the interest expense related to cash borrowed to effect the acquisition.

(r)	Reflects the elimination of pretax income from equity investment in CAVO.

(s)	A statutory rate of 35% was applied to the adjustments and the historical pretax income of CAVO. CAVO changed its tax status from an S-corporation to a C-corporation effective January 1, 2007. Historical Teledrift provision reflects international withholding taxes in accordance with their S-corporation tax status. The pro forma tax adjustment reflects the application of a 35% statutory rate to the adjustments and the historical pretax income of Teledrift, net of the international withholding taxes.

(t)	Reflects the interest expense related to the issuance of $100 million of convertible notes bearing interest at 4%, a 200 basis point increase in our floating borrowing rate under our senior credit facility and the amortization of deferred financing costs.

(u)	Reflects the issuance of shares of our common stock as a part of the acquisition price for the initial 50% interest in CAVO, completed January 31, 2007. The weighted average common shares does not consider the effect of the shares to be loaned to an affiliate of Bear Stearns & Co. Inc. as issued and outstanding for purposes of computing earnings per share.

PROSPECTUS

FLOTEK INDUSTRIES, INC.

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantees of Debt Securities

We may offer and sell the securities listed above from time to time in one or more offerings and in one or more classes or series. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “ Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “FTK.” On February 4, 2008, the last reported sales price of our common stock on the New York Stock Exchange was $21.55.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated February 5, 2008.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

THE COMPANY

The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Flotek Industries, Inc. is a Delaware corporation engaged in the manufacturing and marketing of innovative specialty chemicals and downhole drilling and production equipment, and in the management of automated bulk material handling, loading and blending facilities. We serve major and independent companies in the domestic and international oilfield service industry. Company headquarters are located in Houston, Texas, and we have manufacturing operations in Texas, Oklahoma, Louisiana and Wyoming. We market our products domestically and internationally in over 20 countries.

Our principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 300, Houston, Texas, 77043 and our telephone number at that address is (713) 849-9911. Our website is located at www.flotekind.com. The information on our website is not part of this prospectus.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to the “Company,” “Flotek,” “we” or “our” are to Flotek Industries, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-13270) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•

the description of our common stock contained in our registration statement on Form 8-A dated December 26, 2007 including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

our Current Reports on Form 8-K filed on each of January 10, 2007, January 17, 2007, March 13, 2007, March 20, 2007, May 1, 2007, May 9, 2007, June 20, 2007, August 2, 2007, September 7, 2007, November 1, 2007, November 20, 2007 and January 29, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all the securities have been issued as described in this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Flotek Industries, Inc.

Attention: Glenn Neslony

Director of Financial Reporting

2930 West Sam Houston

Parkway North, Suite 300

Houston, Texas 77043

(713)849-9911

We also maintain a website at http://www.flotekind.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Exchange Act. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent SEC filings and those factors summarized below:

•	the demand for our products and services;

•	the competitive environment in our industry;

•	the volatility of oil and gas prices;

•	the regulatory framework in which we operate our business;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	our ability to successfully integrate the operations of our strategic acquisitions into our existing operations and achieve anticipated synergies; and

•	implementation of our business strategy.

Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Important factors that may affect our expectations, estimates or projections include:

•	the effects of our acquisitions on our business;

•	a decline in or substantial volatility of oil and gas prices, and any related changes in expenditures by our customers;

•	changes in customer requirements in markets or industries we serve;

•	competition within our industry;

•	general economic and market conditions;

•	our access to current or future financing arrangements and the higher cost of our senior credit facility if interest rates rise;

•	our ability to replace or add workers at economic rates; and

•	environmental and other governmental regulations.

New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement the risks described below before deciding whether an investment in our securities is appropriate for you. Additional risks and uncertainties that are not yet identified or that we currently deem immaterial may also materially harm our business, operating results and financial condition.

Risks Related to Our Business

We intend to pursue strategic acquisitions, which could have an adverse impact on our business.

Our business strategy includes growing our business through strategic acquisitions of complementary businesses. Acquisitions that we may make in the future may entail a number of risks that could adversely affect our business and results of operations. The process of negotiating potential acquisitions or integrating newly acquired businesses into our business could divert our management’s attention from other business concerns and could be expensive and time consuming. Acquisitions could expose our business to unforeseen liabilities or risks associated with entering new markets or businesses. Consequently, we might not be successful in integrating our acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention and resources. Even if we are successful in integrating our acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expect from such acquisitions, which may result in the commitment of capital resources without the anticipated returns on such capital. In addition, we may not be able to continue to identify attractive acquisition opportunities or successfully acquire identified targets. Competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions. We also must meet certain financial covenants in order to borrow money under our senior credit facility to fund future acquisitions and to borrow for other purposes which, if not met, could prevent us from making future acquisitions.

If we do not manage the potential difficulties associated with expansion successfully, our operating results could be adversely affected.

We have grown over the last several years through internal growth and strategic acquisitions of other businesses and assets. We believe our future success depends in part on our ability to manage the growth we have experienced. The following factors could present difficulties to our business going forward:

•	lack of sufficient experienced management personnel;

•	increased administrative burdens; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected. In addition, we may have difficulties managing the increased costs associated with our growth, which could adversely affect our operating margins. The historical financial information incorporated by reference herein is not necessarily indicative of the results that we would have achieved had we operated the companies we recently acquired under a fully integrated corporate structure or the results that we may realize in the future.

Our business depends primarily on domestic spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend primarily on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas in the United States. Customers’ expectations for lower market prices for oil and gas may curtail spending thereby reducing demand for our products and services. Industry conditions in the

United States are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and gas, domestic and international economic conditions, political instability in oil and gas producing countries and merger and divestiture activity among oil and gas producers. The volatility of the oil and gas industry and the consequent effect on exploration and production activity could adversely affect the level of drilling and production activity by some of our customers. This reduction may cause a decline in the demand for, or adversely affect the price of, our products and services. Reduced discovery rates of new oil and gas reserves in our market areas could also have a negative long-term impact on our business, even in an environment of stronger oil and gas prices, to the extent existing production is not replaced or the number of drilling and producing wells declines because of substantial depletion of existing domestic reserves or the availability of cheaper reserves outside the United States. In addition, domestic demand for oil and gas may be uniquely affected by public attitudes in the United States regarding drilling in environmentally sensitive areas, vehicle emissions and other environmental standards, alternative fuels and taxation of oil and gas and “excess profits” of oil and gas companies, and the potential changes in federal and state regulation and policy that may result from such public attitudes.

Our future success and profitability may be adversely affected if we or our suppliers fail to develop and introduce new and innovative products and services that appeal to our customers.

The oil and gas drilling industry is characterized by continual technological developments that have resulted in, and likely will continue to result in, substantial improvements in the scope and quality of oilfield chemicals, drilling and artificial lift products and services and product function and performance. As a result, our future success depends, in part, upon our and our suppliers’ continued ability to develop and introduce new and innovative products and services beyond our microemulsion surfactant line to address the increasingly sophisticated needs of our customers and anticipate and respond to technological and industry advances in the oil and gas drilling industry in a timely manner. Specifically, the patent for our line of green chemicals is still pending, may be subject to reverse engineering and requires specific feedstocks to produce, which may not be available. If we or our suppliers fail to successfully develop and introduce new and innovative products and services that appeal to our customers, or if new market entrants or our competitors offer such products and services, our revenue and profitability may suffer.

Our senior credit facility contains, and any Indenture for Debt Securities sold pursuant to this prospectus may contain, certain covenants that could limit our flexibility and prevent us from taking certain actions, which could adversely affect our ability to execute our business strategy.

Our senior credit facility includes, and any Indenture for Debt Securities sold pursuant to this prospectus may include, a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. The senior credit facility contains covenants that, among other things, limit our ability, without the consent of the lender, to:

•	incur certain types and amounts of additional debt;

•	consolidate, merge or sell our assets or materially change the nature of our business;

•	pay dividends on capital stock and make restricted payments;

•	make voluntary prepayments, or materially amend the terms, of subordinated debt;

•	enter into certain types of transactions with affiliates;

•	make certain investments;

•	make certain capital expenditures; and

•	incur certain liens.

These covenants may restrict our operating and financial flexibility and limit our ability to respond to changes in our business or competitive activities. Our senior credit facility also requires us to maintain certain financial ratios and satisfy certain financial conditions, several of which may require us to reduce our debt or take some other action in order to comply with the covenants. If we fail to comply with these covenants, we could be in default. In the event of a default, our lender could elect to declare all the amounts borrowed, together with accrued and unpaid interest, to be due and payable. In addition, the lender could elect to terminate its commitment to us, and we or one or more of our subsidiaries could be forced into liquidation or bankruptcy. Any of the foregoing consequences could restrict our ability to execute our business strategy.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Due to an extensive capital expenditure program in 2006, we exceeded the indebtedness covenant, fixed charge coverage ratio and capital expenditures limit set forth in our senior credit facility. In 2007, we obtained waivers of those covenants from our principal lender, increased the borrowing limits and redefined the covenant limits based on an expanded capital expenditures program. Our ability to generate sufficient cash flows from operations to make scheduled payments on these debt obligations and other future debt obligations we may incur including obligations with respect to Debt Securities sold pursuant to this prospectus, will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory and industry factors, many of which are beyond our control. If we are unable to generate sufficient cash flows or otherwise obtain the funds required to make principal and interest payments on our indebtedness, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital through the issuance of the Debt Securities or other securities covered by this prospectus. We cannot assure you that any refinancing, sale of assets or issuance of securities would be made on terms that are acceptable or otherwise meet our debt obligations. Our inability to generate sufficient cash flows to satisfy such obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

Failure to maintain effective disclosure controls and procedures and internal controls over financial reporting could have an adverse effect on our operations and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. Our 2006 annual report disclosed two material weaknesses in our internal controls over financial reporting as of December 31, 2006 related to inadequate staffing within our accounting department and inadequate monitoring controls. As a result of these material weaknesses, we recorded adjustments to the 2006 financial statements that affected several financial statement line items. During 2007 we implemented changes to our internal controls over financial reporting in an attempt to address the identified material weaknesses and improve the operating effectiveness of internal controls in connection with implementing Section 404 of the Sarbanes-Oxley Act of 2002. However, those changes may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future, including compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective controls, or difficulties encountered in their implementation or other effective improvement of our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock, limit our ability to access the capital markets in the future and require us to incur additional costs to improve our internal control systems and procedures.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available.

The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. For example, our senior credit facility restricts, and any Indenture entered into in connection with the sale of our Debt Securities under this prospectus may restrict, our ability to incur additional indebtedness and requires us to meet certain financial covenants in order to borrow money, including borrowings to fund future acquisitions, a key component of our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

If we lose the services of key members of our management, we may not be able to manage our operations and implement our growth strategy effectively.

We will depend on the continued service of Jerry D. Dumas, age 72, our Chairman and Chief Executive Officer, who possesses significant expertise and knowledge of our business and industry. We do not have an employment agreement with Mr. Dumas, nor do we carry key man life insurance on him. Any loss or interruption of the services of Mr. Dumas or other key members of our management could significantly reduce our ability to manage effectively our operations and implement our growth strategy, and we cannot assure you that we would be able to find appropriate replacements should the need arise.

Our current insurance policies may not be adequate to protect our business from all potential risks.

Our operations are subject to hazards inherent in the oil and gas industry, such as, but not limited to, accidents, blowouts, explosions, fires, oil and chemical spills and other hazards. These conditions can cause personal injury or loss of life, damage to property, equipment and the environment, and suspension of oil and gas operations of our customers. Litigation arising from a catastrophic occurrence at a location where our equipment, products or services are being used may result in us being named as a defendant in lawsuits asserting large claims. We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. As a result, losses and liabilities arising from uninsured or underinsured events could have a material adverse effect on our business, financial condition and results of operations.

We are subject to complex federal, state and local laws and regulations that could adversely affect our operations.

Our operations are subject to federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management and transportation of waste and other materials. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are amended or reinterpreted, or if new laws and regulations become applicable to our operations. Such amendments or reinterpretations of existing laws or regulations and the adoption of new laws or regulations could curtail exploratory or developmental drilling for and production of oil and gas which, in turn, could limit demand for our products and services. In addition, under these laws and regulations, we may become liable for penalties, damages or costs of remediation which could increase our costs of doing business.

We are subject to environmental laws and regulations which expose us to costs and liabilities that could have a material adverse effect on our business, financial condition and results of operation.

Our chemicals and logistics segment includes chemical manufacturing, packaging, handling and delivery operations that pose risks of environmental liability that could result in fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders. Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. The modification or interpretation of existing laws or regulations, or the adoption of new laws or regulations, could curtail exploratory or developmental drilling for oil and gas and could severely limit opportunities to sell the Company’s products and services. Some environmental laws and regulations may impose strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on our financial condition.

If we are unable to adequately protect our intellectual property rights our business is likely to be adversely affected.

We rely on a combination of patents, trademarks, non-disclosure agreements and other security measures to establish and protect our intellectual property rights. Although we believe that those measures, together with our trade secrets and proprietary design, manufacturing and operational expertise, are reasonably adequate to protect our intellectual property and provide for the continued operation of our business, certain of our newly developed products, including our green chemicals, have patents pending, and it is uncertain that the measures we have taken or may take in the future will prevent misappropriation of our proprietary information or that others will not independently develop similar products or services, design around our proprietary or patented technology or duplicate our products or services.

We and our customers are subject to risks associated with doing business outside of the United States which may expose us to political, foreign exchange and other uncertainties.

During the years ended December 31, 2006, 2005 and 2004, approximately 7%, 16% and 14%, respectively, of our consolidated revenue was derived from the sale of products for use outside of the United States. Accordingly, we and our customers are subject to certain risks inherent in doing business outside of the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation or nationalization, currency devaluation, foreign exchange control and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation. Collections and recovery of rental tools from international customers and agents may also prove more difficult due to the uncertainties of foreign law and judicial procedure. We may therefore experience significant difficulty resulting from the political or judicial climate in countries in which we operate or in which our products are used. In addition, from time to time the United States has passed laws and imposed regulations prohibiting or restricting trade with certain nations.

Although most of our international revenue is derived from transactions denominated in United States dollars, we have conducted and likely will continue to conduct some business in currencies other than the United States dollar. We currently do not hedge against foreign currency fluctuations. Accordingly, our profitability could be affected by fluctuations in foreign exchange rates. We have no assurance that future laws and regulations will not materially adversely affect our international business.

Risks Related to Our Industry

Volatility or decline in oil and natural gas prices may result in reduced demand for our products and services which may adversely affect our business, financial condition and results of operation.

The markets for oil and natural gas have historically been extremely volatile. We anticipate that these markets will continue to be volatile in the future. Although oil and gas prices have increased significantly in recent years, there can be no guarantees that these prices will remain at current levels. Such volatility in oil and gas prices, or the perception by our customers of unpredictability in oil and natural gas prices, adversely affects the spending patterns in our industry. The demand for our products and services is, in large part, driven by current and anticipated oil and gas prices and the related general levels of production spending and drilling activity. In particular, volatility or a decline in oil and gas prices may cause a decline in exploration and drilling activities. This, in turn, could result in lower demand for our products and services and may cause lower prices for our products and services. As a result, volatility or a prolonged decline in oil or natural gas prices may adversely affect our business, financial condition and results of operations.

Competition from new and existing competitors within our industry could have an adverse effect on our results of operations.

The oil and gas industry is highly competitive and fragmented. Our principal competitors include numerous small companies capable of competing effectively in our markets on a local basis as well as a number of large companies that possess substantially greater financial and other resources than we do. Our larger competitors may be able to devote greater resources to developing, promoting and selling their products and services. We may also face increased competition due to the entry of new competitors including current suppliers that decide to sell their products and services directly to our customers. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which may have an adverse effect on our margins and results of operations.

Our industry has experienced a high rate of employee turnover. Any difficulty we experience attracting or retaining personnel could adversely affect our business.

We operate in a highly competitive industry for securing qualified personnel with the required technical skills and experience. Our services require skilled personnel who can perform physically demanding work. Due to industry volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wages that are competitive with ours. As a result, we may not be able to find enough labor to meet our needs, which could limit our growth. In addition, the cost of attracting and retaining qualified personnel has increased over the past several years due to competition, and we expect it will continue to increase in the future. In order to attract and retain qualified personnel we may be required to offer increased wages and benefits. If we are not able to increase the prices of our products and services to compensate for increases in compensation, or if we are unable to attract and retain qualified personnel, our operating results could be adversely affected.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Hurricanes, tropical storms, blizzards and cold weather and other weather hazards may cause the curtailment of services, damages to our equipment and facilities, interruptions in the transportation of our products and materials in accordance with contract schedules and loss of productivity. If our customers are unable to operate or are required to reduce their operations due to severe weather, and as a result curtail the purchases of our products and services, our business could be materially adversely affected.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. We may experience loss of business, delays or defaults in payments from payers, or disruptions of fuel supplies and markets if pipelines, production facilities, processing plants and refineries are direct targets or indirect casualties of an act of terror or war. In addition, such activities could reduce the overall demand for oil and natural gas which, in turn, could reduce the demand for our products and services. We have implemented certain security measures in response to the threat of terrorist activities. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to execute our business strategy.

Risks Related to the Common Stock

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has historically been subject to significant fluctuations. The following factors, among others, could cause the price of our common stock in the public market to fluctuate significantly:

•	variations in our quarterly results of operation;

•	changes in market valuations of companies in our industry;

•	fluctuation in stock market prices and volume;

•	fluctuation in oil and natural gas prices;

•	issuance of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of new business, acquisitions or joint ventures.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the prices of the common stock of many companies, including companies in our industry. The changes often occur without regard to specific operating performance. The price of our common stock could continue to fluctuate based upon factors that have little to do with our company, and these fluctuations could materially reduce our stock price. Class action lawsuits have frequently been brought against companies following periods of volatility in the market price of their common stock. If we become involved in this type of litigation it could be expensive and divert management’s attention and company resources, which could have a material adverse effect on our business, financial condition and results of operation.

An active market for our common stock may not continue to exist or may not continue to exist at current trading levels.

Our common stock was quoted on the American Stock Exchange until December 27, 2007 when it began trading on the New York Stock Exchange. While there is currently one specialist in our common stock, this specialist is not obligated to continue to make a market in our common stock. In the event it does not continue to make a market in our common stock, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes. Trading volume for our common stock has historically been low. We cannot assure you that an active trading market for our common stock will develop or be sustained. Sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

We have no plans to pay dividends on our common stock, and therefore, investors will have to look to stock appreciation for return on their investments.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Certain covenants of our senior credit facility restrict the payment of dividends without the prior written consent of the lender. Investors must rely on sales of their common stock after price appreciation, which may never occur, in order to realize a return on their investment.

Certain anti-takeover provisions of our charter documents and under Delaware law could discourage or prevent others from acquiring our company, which may adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws contain provisions that:

•

permit us to issue, without stockholder approval, up to 100,000 shares of preferred stock, in one or more series and, with respect to each series, to fix the designation, powers, preferences and rights of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	prohibit cumulative voting;

•	prohibit stockholders from amending or repealing the bylaws; and

•	require advance notice for stockholder proposals and nominations for election to the board of directors to be acted upon at meetings of stockholders.

In addition, Section 203 of the Delaware General Corporation Law limits business combinations with owners of more than 15% of our stock that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in our strategic interest. If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

The Company may in the future issue its previously authorized and unissued securities, resulting in the dilution of the ownership interests of its current stockholders. We are currently authorized to issue 40,000,000 shares of common stock, of which 19,083,158 were issued and outstanding as of January 31, 2008 and 988,963 were subject to future issuance. The potential issuance of such additional shares of common stock, whether directly or pursuant to any conversion right of Debt Securities or other convertible securities sold under this prospectus, may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We may issue shares of preferred stock or Debt Securities with greater rights than our common stock.

Subject to the rules of the New York Stock Exchange, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Currently, there are 100,000 preferred shares authorized but none issued. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than holders of our common stock. Holders of Debt Securities sold pursuant to this prospectus will be preferred in right of payment to the holders of our preferred and common stock.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

Holders of any Debt Securities sold pursuant to this prospectus may be effectively subordinated to all of our secured indebtedness.

Holders of our secured indebtedness, including the indebtedness under our senior credit facility, have claims with respect to all or virtually all of our assets constituting collateral for their indebtedness. These claims will be prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be sure as to the standards that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantees would not be voided or that a subsidiary guarantee would not be subordinated to the subsidiary guarantor’s other debt.

If a case were to occur, the subsidiary guarantees could also be subject to the claim that, since the subsidiary guarantees were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees or subordinate the subsidiary guarantees to the subsidiary guarantors’ other debt or take other action detrimental to holders of Debt Securities.

The subsidiary guarantees are subject to certain defenses that may limit the right of holders of our Debt Securities to receive payment on the Debt Securities.

Although the subsidiary guarantees provide holders of our Debt Securities with a direct claim against the assets of the subsidiary guarantors, enforcement of the subsidiary guarantees against any subsidiary guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the subsidiary guarantors in certain circumstances. To the extent that the subsidiary guarantees are not enforceable, you would not be able to assert a claim successfully against such subsidiary guarantors.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus to pursue our business strategy and for general corporate purposes, which may include the acquisition of complementary companies or assets of companies, expansion of our chemical facilities, research and development and increasing our working capital. We have not determined the amount of net proceeds from the sale of any of the securities that may be offered pursuant to this prospectus and any prospectus supplement that we will use for each of these purposes. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment grade, interest bearing securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Years Ended December 31,							Nine Months Ended September 30,
	2002		2003		2004	2005	2006	2006	2007
Ratio of earnings to fixed charges	(a	)	(b	)	4.43	12.33	18.84	16.79	9.75

(a)	Earnings for the year ended December 31, 2002 were inadequate to cover fixed charges. Coverage deficiency was $3,117,000.
(b)	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. Coverage deficiency was $5,681,000.

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). For this purpose, “fixed charges” means the sum of (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness. “Earnings” is the amount resulting from adding (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges, and (c) distributed income of equity investees. We have no preferred shares outstanding and have paid no preferred dividends; therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as our ratios of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and American Stock Transfer & Trust Company (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered, including whether any series is guaranteed, by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries, the rights of Flotek and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiaries’ creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures we will enter into below. The summary is not complete and is qualified in its entirety by reference to all the provisions of the Indentures and any supplemental indenture to a particular series of Debt Securities, and their guarantees, if any. The Indentures will be qualified under the Trust Indenture Act of 1939, as amended. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or with the prospectus supplement under which the Debt Securities are issued, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) the dates on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) the places where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (as it may be supplemented or amended from time to time).

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our subordinated debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution with respect to that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior Debt Securities provides that those senior Debt Securities will have the benefit of a guarantee by any or all of our subsidiaries, payment of the principal, premium, if any, and interest on those senior Debt Securities will be fully and unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior Debt Securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated Debt Securities provides that those subordinated Debt Securities will have the benefit of a guarantee by any or all of our subsidiaries, payment of the principal, premium, if any, and interest on those subordinated Debt Securities will be fully and unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated Debt Securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior Debt Securities, to the same extent and in the same manner as the subordinated Debt Securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “—Subordination of Subordinated Debt Securities.”

The obligations of our subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Conversion or Exchange Rights

The terms, if any, on which a series of Debt Securities may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of Holders, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by Holders of such series of Debt Securities would be subject to adjustment.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) we determine in our sole discretion that the Debt Securities of any series issued in the form of one or more Global Securities shall no longer be represented by a Global Security or Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or our respective agents will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we and our subsidiary guarantors may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our or our subsidiary guarantors’ assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us or our subsidiary guarantors, unless:

(1) the successor Person (if any) is a corporation, limited liability company or limited partnership organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations under the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

Events of Default

Unless otherwise specified in the prospectus supplement, it is anticipated that each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture; and

(6) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to Flotek Industries, Inc. described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Flotek Industries, Inc. described in clause (6) above with respect to the Debt

Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

We will be required to furnish to each Trustee annually, within 150 days after the end of each fiscal year, a certificate by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or time for payment of any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities;

(7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(9) release any guarantor from any of its obligations under its guarantee or the applicable Indenture, except in accordance with the terms of such Indenture (as supplemented by any supplemental indenture); or

(10) modify such provisions with respect to modification, amendment or waiver.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(3) certain Debt Securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder and the guarantees issued thereunder with respect to such Debt Securities, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we or the guarantors have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we or the guarantors have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have provisions of the Indentures relating to defeasance and discharge of indebtedness, which we call “legal defeasance”, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the provisions relating to legal defeasance applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any

Event of Default described in clause (6) under “—Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Trustees and any of our respective agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue guarantees of Debt Securities that we offer in any prospectus supplement. The prospectus supplement relating to a particular issue of Debt Securities will describe the terms of those guarantees, including the following:

•	the series of Debt Securities to which the guarantees apply;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated; and

•	any additional terms of the guarantees.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation which is incorporated in this prospectus by reference to our quarterly report on Form 10-Q for the quarter ended September 30, 2007, and by our bylaws which are incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2006, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a plurality of the shares of common stock represented at a duly called and held meeting can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “FTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

As of the date of this prospectus, we have 100,000 shares of authorized but unissued preferred stock, of which 2,089.075 shares are designated Series A Convertible Stock, and 97,910.925 are undesignated. No shares of Series A Convertible Stock are issued and outstanding.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders and Stockholder Meetings. Any action to be taken by our stockholders may be taken without a meeting, without prior notice, and without a vote, only by written consent of all of the outstanding stock entitled to vote on such action. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President or by a majority of the board of directors.

Advance Notice Procedure for Stockholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices at least 90 but no more than 150 days prior to the annual meeting of stockholders, and not later than the close of business on the 15th day following the day on which notice of a special meeting of stockholders was mailed to stockholders, and must contain specified information concerning the person to be nominated. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control.

Business Combinations. The authority to adopt and maintain a shareholders’ rights plan, and to establish the terms and conditions thereof, is reserved exclusively to the Board of Directors. In addition, Section 203 of the Delaware General Corporation Law limits business combinations with owners of more than 15% of our stock that have not been approved by the board of directors.

These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in our strategic interest. If the acquirer were discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than the shares of common stock listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the Debt Securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Our legal counsel, Doherty & Doherty LLP, Houston, Texas, will pass upon certain legal matters in connection with certain of the offered securities.

EXPERTS

The consolidated financial statements of Flotek Industries, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of UHY LLP, independent auditors, as experts in accounting and auditing.

The balance sheets of Teal Supply Company d/b/a Triumph Drilling Tools, Inc. as of September 30, 2006 and December 31, 2005, and the related statements of income, changes in stockholder’s equity, and cash flows for the nine months ended September 30, 2006 and the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Elms, Faris & Company, LLP, independent auditors, as experts in accounting and auditing.

The balance sheets of CAVO Drilling Motors, Ltd. Co. as of September 30, 2007, and the related statements of income, changes in stockholder’s equity, and cash flows for the nine months ended September 30, 2007 have been incorporated by reference herein and in the registration statement to our Current Report on Form 8-K filed on January 29, 2008 in reliance upon the report of UHY LLP, independent auditors, as experts in accounting and auditing.

$100,000,000

Flotek Industries, Inc.

    % Convertible Senior Notes Due 2028

PROSPECTUS SUPPLEMENT

FEBRUARY     , 2008

Bear, Stearns & Co. Inc.